Filed pursuant to Rule 424(b)(5)
Registration file no. 333-195680

PROSPECTUS SUPPLEMENT
(to Prospectus dated May 9, 2014)

Gilat Satellite Networks Ltd.

Subscription Rights to Purchase Up to 9,860,144 Ordinary Shares

We are distributing at no charge to the holders of our ordinary shares at 5:00 p.m., New York City time (midnight, Israel time) on February 29, 2016, which we refer to as the record date, subscription rights to purchase up to an aggregate of 9,860,144 of our ordinary shares. We will distribute to you one right for every nine ordinary shares that you own on the record date. Your rights will be rounded down to the nearest whole number and accordingly, no fractional rights will be issued in the rights offering. We understand that some members of the Tel Aviv Stock Exchange, which we refer to as the TASE, may record fractional securities for the accounts of their clients pursuant to their internal policies.

Each right entitles the holder to purchase, at the subscription price of $7.16, two ordinary shares with the terms described below (reflecting a price of $3.58 per share). The subscription price, the number of shares that must be owned to receive one right and the number of shares to be issued for each right exercised have been set by us.

Subscription rights holders who fully exercise their basic subscription rights will be entitled to subscribe for additional ordinary shares that remain unsubscribed as a result of any unexercised basic subscription rights, which we refer to as the over-subscription right. If an insufficient number of ordinary shares are available to satisfy fully the over-subscription requests, then the available ordinary shares will be distributed among subscription rights holders who exercised their over-subscription right, based on the procedures set forth herein.

Our controlling shareholders, certain limited partnerships managed by FIMI IV 2007 Ltd. and by FIMI FIVE 2012 Ltd., have informed us that they intend to exercise their subscription rights in full and may choose to  exercise the over-subscription rights set forth herein, all to such extent that the FIMI partnerships’ holdings do not equal or exceed 45% of our voting rights following the exercise of their subscription rights.

The rights will expire at 5:00 p.m., New York City time (midnight, Israel time), on March 21, 2016, which we refer to as the expiration date. We may not extend the expiration date of the rights offering. If you hold your rights through an Israeli brokerage company that holds the rights through the Tel Aviv Stock Exchange Clearing House Ltd., you must notify your Israeli brokerage company of your election to exercise your rights on or before March 21, 2016, at such time as determined by the applicable Israeli brokerage company. Any rights not exercised at or before that time will expire worthless without any payment to the holders of those unexercised rights.

The issuance of ordinary shares purchased in the rights offering will be made on or about March 27, 2016 but no later than April 3, 2016. American Stock Transfer & Trust Company, LLC will mail certificates representing ordinary shares purchased in the rights offering to record holders registered in our shareholders register maintained by it promptly after such date. Beneficial owners of our ordinary shares whose shares are held by a nominee, such as a broker, dealer or bank, rather than in their own name, will have any ordinary shares acquired in the rights offering credited to the account of such nominee on or about March 27, 2016, but no later than April 3, 2016.

There is no minimum subscription amount required for consummation of the rights offering.

We may terminate or cancel the rights offering in our sole discretion at any time prior to March 21, 2016, for any reason. If the rights offering is terminated, then we will return your subscription price payment, but without any payment of interest.

You should carefully consider whether to exercise your subscription rights before the expiration date. All exercises of subscription rights are irrevocable. Our Board of Directors is making no recommendation regarding your exercise of the subscription rights.

Our ordinary shares are listed on NASDAQ under the symbol “GILT” and on the TASE. The last sale price of our ordinary shares on NASDAQ on February 17, 2016 was $3.87 per share and the last sale price of our ordinary shares on the TASE on February 17, 2016 was NIS 14.82 per share. The ordinary shares issued in the rights offering will also be listed for trading on NASDAQ and on the TASE. In accordance with the rules of the TASE, the TASE will reduce the opening price of our ordinary shares at the opening of trading on the TASE Ex-day, which is the first day that our ordinary shares will be traded on the TASE without entitlement to receive the rights. If we cancel or terminate the rights offering, such adjustment made by the TASE will not be reversed. The subscription rights will not be tradable on any trading market.
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Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page S-9 of this prospectus supplement and under similar headings in the other documents that are incorporated by reference into this prospectus supplement.

Neither the Securities and Exchange Commission (the “SEC”), the Israeli Securities Authority (the “ISA”) nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 18, 2016

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a registration statement on Form F-3 that we filed with the Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process. This document is in two parts. The first part is this prospectus supplement, including the documents incorporated by reference, describes the specific terms of this offering. The second part, the accompanying prospectus, including the documents incorporated by reference, provides more general information. Generally, when we refer to this prospectus supplement, we are referring to both parts of this document combined. We urge you to carefully read this prospectus supplement and the accompanying prospectus, and the documents incorporated by reference herein and therein, before exercising the subscription rights and purchasing any of the ordinary shares being offered pursuant to this prospectus supplement. This prospectus supplement adds and updates information contained in the accompanying prospectus and the documents incorporated by reference therein. To the extent that any statement we make in this prospectus supplement is inconsistent with statements made in the accompanying prospectus or any documents incorporated by reference therein that were filed before the date of this prospectus supplement, the statements made in this prospectus supplement will be deemed to modify or supersede those made in the accompanying prospectus and such documents incorporated by reference therein.

You should rely only on the information contained in this prospectus supplement and the accompanying prospectus, or incorporated by reference herein. We have not authorized anyone to provide you with different information. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement and the accompanying prospectus. You should not rely on any unauthorized information or representation. This prospectus supplement is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus supplement and the accompanying prospectus is accurate only as of the date on the front of the applicable document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the date of delivery of this prospectus supplement or the accompanying prospectus, or the date of any sale of a security.

This prospectus supplement contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which the accompanying prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find More Information; Incorporation of Certain Information by Reference.”

In this prospectus supplement, “we”, “us”, “our”, the “Company” and “Gilat” refer to Gilat Satellite Networks Ltd., an Israeli company, and its subsidiaries.

All references to “dollars” or “$” in this prospectus supplement are to U.S. dollars, and all references to “NIS” are to New Israeli Shekels.

This prospectus summary, the accompanying prospectus and the registration statement on Form F-3 of which they form a part, have been prepared based on the requirements of the U.S. Securities Act of 1933, as amended, and the requirements of the SEC for Registration Statements on Form F-3.  Section 35-29 of the Israeli Securities Law, 5728-1968, authorizes the Israel Securities Authority, or the ISA, under certain circumstances, to grant an exemption to companies that are dually-listed on the TASE and certain foreign stock exchanges, including the NASDAQ Global Select Market, that offer their securities to the public in Israel, from any or all of the provisions relating to the information to be contained in a prospectus or to its structure and its form. We have received such an exemption in connection with this rights offering.

PROSPECTUS SUPPLEMENT SUMMARY

This summary is not complete and does not contain all of the information that you should consider before investing in the ordinary shares offered by this prospectus supplement. You should read this summary together with the entire prospectus supplement and the accompanying prospectus, including our financial statements, the notes to those financial statements and the other documents that are incorporated by reference in this prospectus supplement, before making an investment decision. See “Risk Factors” beginning on page S-9 of this prospectus supplement and under similar headings in the other documents that are incorporated by reference into this prospectus supplement for a discussion of the risks involved in investing in our ordinary shares.

Our Business

We are a leading global provider of end-to-end broadband satellite communication, or Satcom, network solutions and services. We design, manufacture and provide full network management and equipment for Satcom as well as professional services to satellite operators and service providers worldwide. The equipment consists of very small aperture terminals, or VSATs, solid-state power amplifiers, or SSPAs, block up converters, or BUCs, low-profile antennas and on-the-Move/on-the-Pause terminals. VSATs are earth-based terminals that transmit and receive broadband Internet, voice, data and video via satellite. VSAT networks have significant advantages over wireline and wireless networks, as VSATs can provide highly reliable, cost-effective, fast to deploy, end-to-end communications regardless of the number of sites or their geographic locations. In addition, we provide for the cellular market integrated small cell with our satellite backhaul.

In addition to developing Satcom equipment, we have proven experience in delivering complex projects and services worldwide. We offer complete turnkey integrated solutions including:

•	Fully managed Satcom services

•	Satellite capacity

•	Remote network operation

•	Call center support

•	Hub and field operations

•	Build Operate Transfer of Rural Communication Networks

We have a large installed base spanning 90 countries, having sold over 1.2 million terminals and currently have over 500 active networks.

We have 20 sales and support offices worldwide, four network operations centers, or NOCs, and five R&D centers. Our products are sold to communication service providers and operators which use VSATs to serve enterprise, government and residential users, to mobile network operators and to system integrators that use our technology. Our solutions and services are also sold to defense and homeland security organizations. In addition, we provide services directly to end-users in various market segments, including in certain countries in Latin America and also provide managed network services, such as in Australia, over a VSAT network owned by a third party.

Recent Developments

On February 17, 2016, we issued a press release with respect to our financial results for our fourth quarter and fiscal year ended on December 31, 2015. This press release was filed with the SEC in a Form 6-K and on the MAGNA system on on February 17, 2016. Our unaudited condensed financial statements included in the earnings press release have been incorporated by reference in this prospectus supplement. Our independent registered public accounting firm did not audit, review or perform other procedures with respect to these financial statements.

Our independent registered public accounting firm has begun the process of auditing our financial statements for the year ended December 31, 2015, but its audit is not yet complete. We currently expect that our audited financial statements for the fiscal year ended December 31, 2015, when completed, will be consistent with the unaudited condensed financial statements included in our earnings press release for the fiscal year ended December 31, 2015.

Our Corporate Information

We were incorporated in Israel in August 1987. We are registered with the Israeli registrar of companies and our registration number is 52-003893-6. Our corporate name is Gilat Satellite Networks Ltd.

Our corporate headquarters, executive offices and main research and development and engineering facilities, as well as facilities for some manufacturing and product assembly are located at Gilat House, 21 Yegia Kapayim Street, Kiryat Arye, Petah Tikva 4913020, Israel. Our address in the U.S. is c/o Wavestream Corporation at 545 W. Terrace Dr, San Dimas, CA 91773. Our telephone number is (972) 3-925-2000. Our web-site address is www.gilat.com. The information on our website is not incorporated by reference into this annual report.

The Rights Offering

Securities Offered
We are distributing at no charge to the holders of our ordinary shares at 5:00 p.m., New York City time (midnight, Israel time) on February 29, 2016, which we refer to as the record date, subscription rights to purchase up to an aggregate of 9,860,144 of our ordinary shares. We will distribute one right for every nine ordinary shares that are held by the holder of record on the record date. Based on 44,370,647 shares outstanding on the date hereof, we will issue approximately 4,930,072 rights in the rights offering. However, if the holders of  exercisable options and exercisable RSUs convert their securities prior to the record date, up to an additional 61,650 rights may be issued. The total subscription price for the subscription rights offered in the rights offering will be at maximum $35.3 million, assuming full participation in the rights offering (and full exercise of the over-subscription right, to the extent applicable), of which no assurance can be given.

Subscription Right
Each right, which we refer to as the subscription right, entitles the holder to purchase, for the subscription price of $7.16, two ordinary shares (reflecting a price of $3.58 per share). Rights will be rounded down to the nearest whole number and accordingly, no fractional rights will be issued in the rights offering. With respect to ordinary shares registered on our shareholder register maintained by our U.S. transfer agent, including those held in the name of DTC (other than those held for the account of the TASE Clearinghouse), such rounding will be made with respect to each record and beneficial shareholder. With respect to ordinary shares held for the account of the TASE Clearinghouse, such rounding will be made with respect to each nominee rather than each beneficial shareholder. We understand that some TASE members may record fractional securities for the accounts of their clients pursuant to their internal policies. Rights may only be exercised for whole numbers of ordinary shares; no fractional ordinary shares will be issued in the rights offering.

Over-Subscription Right
If you elect to purchase all of the ordinary shares available to you pursuant to your basic subscription right, you may also elect to subscribe for additional ordinary shares that remain unsubscribed as a result of any other shareholders not exercising their basic subscription rights. In honoring over-subscription rights, we will allocate the available shares proportionately by calculating the number of rights a subscriber properly exercised using their basic subscription rights, relative to the number of rights properly exercised using to the basic subscription rights by all subscribers who have over-subscribed. We will allocate to you an equivalent proportion of the shares available for over-subscription. We will seek to honor your over-subscription in full, subject to the limitations set forth herein. The exercise of your over-subscription privilege may be limited, however, if there are insufficient shares available, so you may be allocated fewer shares than you subscribed for using your over-subscription privilege. If the proportionate allocation results in you being allocated a greater number of shares than you subscribed for, then we will allocate to you only that number of shares for which you subscribed. We will allocate the remaining shares, on the basis described above, among all holders exercising the over-subscription privilege whose over-subscription was not satisfied in the first allocation. This allocation process will be repeated until all over-subscriptions have been satisfied. Fractional shares resulting from the exercise of the over-subscription privilege will be eliminated by rounding down to the nearest whole share. Payments in respect of over-subscription rights are due at the time payment is made for the basic subscription right. Any excess subscription price payments will be returned, without interest or deduction, promptly after the expiration of the rights offering.

TASE Ex-Rights Date	February 29, 2016
Record Date	5:00 p.m., New York City time (midnight, Israel time), on February 29, 2016.
Commencement Date of Subscription Period	March 1, 2016.

Expiration Date of Subscription Period
5:00 p.m., New York City time (midnight, Israel time), on March 21, 2016, unless we decide to terminate the rights offering prior to March 21, 2016. We or the U.S. subscription agent must actually receive all required documents and payments before that time and date. If you are a beneficial owner of our ordinary shares and hold them through a broker, dealer, bank or other nominee (including a participant of DTC or a member of the TASE), you should contact your nominee to exercise your subscription rights sufficiently in advance of the expiration date in order to ensure timely delivery of a subscription rights certificate reflecting your exercise. Each TASE member will determine its own deadline. Any rights not exercised at or before such time will have no value and expire without any payment to the holders of those unexercised rights.

Subscription Intentions of our Controlling Shareholders and Our '; Chairman
The FIMI partnerships, our controlling shareholders, have informed us that they intend to exercise their subscription rights in full and may choose to exercise the over-subscription rights set forth herein, all to such extent that the FIMI partnerships’ holdings do not equal or exceed 45% of our voting rights following the exercise of their subscription rights. As of the date of this prospectus supplement, the FIMI partnerships beneficially own 33.8% of our outstanding ordinary shares.

Mr. Dov Baharav, our Chairman, interim Chief Executive Officer and the holder of 849,182 Ordinary Shares, representing 1.9% of our outstanding ordinary shares, has informed us that he intends to exercise his subscription rights in full and may choose to exercise the over-subscription rights set forth herein.

Subscription Price	$7.16 per right (reflecting a price of $3.58 per share), payable in immediately available funds.
Use of Proceeds
The proceeds from the rights offering, less fees and expenses incurred in connection with the rights offering, will be used to provide additional funds for our operations and for general corporate purposes.

Taxation
For a discussion of material Israeli and U.S. federal income tax consequences of the receipt and exercise of the rights and the ownership and disposition of new ordinary shares, please refer to “Certain Israeli Tax Considerations” and “Material U.S. Federal Income Tax Considerations” in this prospectus supplement.

Transferability of Rights	The subscription rights are not transferable (except by operation of law), and will not be tradable on any trading market.
No Board Recommendation
Our Board of Directors is not making any recommendation to you about whether you should exercise any rights. You are urged to consult your own financial advisors in order to make an independent investment decision about whether to exercise your rights. Please see “Risk Factors” beginning on page S-9 of this prospectus supplement and under similar headings in the other documents that are incorporated by reference into this prospectus supplement for a discussion of the risks involved in investing in our ordinary shares.

No Minimum Subscription Requirement	There is no minimum subscription requirement. We will consummate the rights offering regardless of the amount raised from the exercise of rights by the expiration date.
No Revocation	If you exercise your rights, you will not be permitted to revoke or change the exercise or request a refund of monies paid.
Termination, Cancellation and Amendment
We may terminate or cancel the offering in our sole discretion at any time prior to March 21, 2016, for any reason. If the offering is terminated, all rights will expire without value and we will promptly arrange for the refund, without interest or deduction, of all funds received from holders of subscription rights. Any termination or cancellation of the rights offering will be followed as promptly as practicable by an announcement and in no event later than 9:00 a.m., New York City time (4:00 p.m., Israel time), on the next business day following the termination or cancellation. If we cancel or terminate the rights offering, the adjustment made by the TASE to the opening price of our ordinary shares at the opening of trading on the TASE Ex-day (which is the first day that our ordinary shares will trade on the TASE without entitlement to receive the rights) will not be reversed.

We may not amend or modify the terms of the rights offering, nor can we extend the expiration date of the rights offering, unless we publish an amended prospectus supplement or a revised prospectus supplement (subject to any applicable law).

Procedure for Exercising Rights
If you are the record holder of our ordinary shares registered on our shareholder register maintained by American Stock Transfer & Trust Company, LLC, our U.S. transfer agent, not including those ordinary shares held in the name of DTC, to exercise your rights you must complete the subscription rights certificate and deliver it to the U.S. subscription agent, American Stock Transfer & Trust Company, LLC, together with full payment for all the subscription rights you elect to exercise. The U.S. subscription agent must receive the proper forms and payments on or before the expiration date. You may deliver the documents and payments by mail or commercial courier. If regular mail is used for this purpose, we recommend using registered mail, properly insured, with return receipt requested.

If you are a beneficial owner of our ordinary shares and/or hold them through a broker, dealer, bank or other nominee (including a participant of DTC or a member of the TASE), you should instruct your broker, dealer, bank or other nominee in accordance with the procedures described in the section of this prospectus supplement entitled “Methods for Exercising Rights” and “Payment of Subscription Price”. If you hold your rights through an Israeli brokerage company that holds the rights through the Tel Aviv Stock Exchange Clearing House Ltd., you must notify your Israeli brokerage company of your election to exercise your rights on or before March 21, 2016, at such time as determined by the applicable Israeli brokerage company. The related payment will be collected from the clients of TASE members and will be transferred to us on April 3, 2016.

U.S. Subscription Agent	American Stock Transfer & Trust Company, LLC
Israeli Subscription Agent	The Nominee Company of Discount Bank Ltd.

Information Agent	D.F. King & Co. Inc.
Questions
If you have any questions or need further information about the rights offering, please call D.F. King & Co. Inc., toll free at : 877-283-0321, or, if you are located in Israel, you may also contact General Counsel at (972) 3-925-2000, during their respective normal business hours.

Shares Outstanding on the Date of this Prospectus Supplement
44,370,647 Ordinary shares. This amount excludes 546,748 ordinary shares issuable upon the exercise of outstanding options and 8,100 ordinary shares issuable upon the vesting of outstanding restricted share units (RSUs).

Shares Outstanding after Completion of the Rights Offering
Up to 54,230,791 of our ordinary shares will be outstanding, assuming exercise of all subscription rights issued in the rights offering. This amount excludes 546,748 ordinary shares issuable upon the exercise of outstanding options and 8,100 ordinary shares issuable upon the vesting of outstanding restricted share units (RSUs).

Issuance of our Ordinary Shares
The issuance of ordinary shares purchased in the rights offering will be made on or about March 27, 2016, but no later than April 3, 2016.

American Stock Transfer & Trust Company, LLC will mail certificates representing ordinary shares purchased to record holders registered on our shareholder register maintained by it promptly after such date. Beneficial owners of our ordinary shares whose shares are held by a nominee will have any ordinary shares acquired in the rights offering credited to the account of such nominee on or about March 27, 2016, but no later than April 3, 2016.

Risk Factors
Investing in our securities involves a high degree of risk. Shareholders considering making an investment in our securities should consider the risk factors described in the section of this prospectus supplement entitled “Risk Factors” and under similar headings in the other documents that are incorporated by reference into this prospectus supplement.

Fees and Expenses	We will bear the fees and expenses relating to the rights offering.
Trading
Our ordinary shares are listed on NASDAQ under the symbol “GILT” and on the TASE. The ordinary shares issued in the rights offering will also be listed for trading on NASDAQ and the TASE. The subscriptions rights will not be listed for trading on any stock exchange.

RISK FACTORS

This section describes some of the risks relating to the rights offering and an investment in our ordinary shares. You should read these risk factors in conjunction with the discussion of risk factors starting on page 3 of our annual report on Form 20-F and those identified in our future filings with the SEC, incorporated herein by reference. Additional risk factors not presently known to us or that we deem immaterial may also impair our business, financial condition and results of operations.

Risks Relating to Our Business

We have incurred major losses in past years and may not operate profitably in the future.

We recently reported on an unaudited basis an operating loss of $43.7 million and a net loss from continuing operations of $52.1 million in the year ended December 31, 2015 compared to an operating profit of $5.0 million and a net loss from continuing operations of $0.7 million in the year ended December 31, 2014. In the year ended December 31, 2013, we reported an operating loss of $4.1 million and a net loss from continuing operations of $9.6 million. Our operating loss in 2015 was mainly due to lower revenues and impairments of goodwill and long lived assets. We incurred major losses in prior years and as of December 31, 2015 have an accumulated deficit of $704.4 million. We cannot assure you that we can operate profitably in the future. If we do not achieve profitable operations, our share price will decline and the viability of our company will be in question.

Our available cash balance may decrease in the future if we cannot generate cash from operations.

Our cash and cash equivalents as of December 31, 2015 were $18.4 million compared to $27.7 million as of December 31, 2014. Our negative cash flow from operating activities was approximately $14.8 million in the year ended December 31, 2015 compared to negative cash flow from operating activities of $16.2 million in the year ended December 31, 2014. The decline in our cash flow from operating activities is mainly attributable to our investments in projects in Peru and Colombia. If we do not generate sufficient cash from operations in the future, including from our large-scale projects, our cash balance will decline and the unavailability of cash could have a material adverse effect on our business, operating results and financial condition.

The delivery of our large scale projects requires us to invest significant funds in order to obtain bank guarantees and may require us to incur significant expenses before we receive full payment from our customers. This applies to the FITEL Regional Projects awarded to our subsidiary, Gilat Networks Peru, or GNP, by the Peruvian government (through FITEL), which are expected to generate in the aggregate $393 million in revenues over approximately 11 years. We have used the advance payment received from FITEL as well as bank loans and internal cash resources in order to finance the FITEL Regional Projects. We have used surety bonds and our internal resources in order to provide the required bank guarantees for the FITEL Regional Projects. If we fail to obtain the necessary funding or if we fail to obtain such funds on favorable terms, we will not be able to meet our commitments and our cash flow and operational results may be adversely affected.

If the commercial satellite communications markets fail to grow, our business could be materially harmed.

A number of the commercial markets for our products and services in the satellite communications area, including high throughput satellite and commercial on the move, have emerged in recent years. Because these markets are relatively new, it is difficult to predict the rate at which these markets will grow, if at all. If the markets for commercial satellite communications products fail to grow, our business could be materially harmed. Conversely, growth in these markets could result in satellite capacity limitations which in turn could materially harm our business and impair the value of our shares. Specifically, we derive most of our revenues from sales of satellite based communications networks and related equipment and provision of services related to these networks and products. A significant decline in this market or the replacement of VSAT and other satellite based technologies by an alternative technology could materially harm our business and impair the value of our shares.

Because we compete for large-scale contracts in competitive bidding processes, losing a small number of bids or a decrease in the revenues generated from our large scale projects could have a significant adverse impact on our operating results.

A significant portion of our revenues is derived from large-scale contracts that we are awarded from time to time in competitive bidding processes. These large-scale contracts sometimes involve the installation of thousands of VSATs or massive fiber-optic transport and access networks. The number of major bids for these large-scale contracts for satellite-based networks and massive telecommunications infrastructure projects in any given year is limited and the competition is intense. Losing or defaulting on a relatively small number of bids each year could have a significant adverse impact on our operating results.

In March and December 2015, the Peruvian government awarded GNP the Regional FITEL Projects for the construction of networks, operation of the networks for a defined period and their transfer to the government, which are expected to generate revenues of $285 million and $108 million, respectively, each to be recognized over a period of approximately 11 years. In accordance with the bid conditions, we have established a Peruvian subsidiary to enter into written agreements with the Peruvian government for the four regional projects that were awarded.

In December 2013, Gilat Colombia was awarded a project, which is expected to generate revenues of 189 Billion Colombian Peso (approximately $58 million, based on the representative rate of exchange published as of January 31, 2016) over the project period, which is expected to end in the first quarter of 2018, as part of the Kioscos Digitales project initiated by the Colombian Ministry of Information Technologies and Communications. In December 2013, our subsidiary, Gilat to Home Peru, or GTH, won a $30 million contract from FITEL for construction of a network, its operation over 10 years and other related services, which contract was expanded by $6 million over approximately the same period. See Item 4.B. – “Information on the Company – Business Overview – Services Division – overview” of our Annual Report on Form 20-F for the year ended December 31, 2014 incorporated herein by reference.

If we default on any such large scale contract or bid requirements or if such contract is terminated, completed or reduced for any other reason, this could have an adverse impact on our operating results.

Many of our large scale contracts are with governments or large governmental agencies in Latin America and other parts of the world, so that any volatility in the political or economic situation or any unexpected unilateral termination or suspension of payments could have a significant adverse impact on our business.

In recent years, a significant portion of our revenues has been derived from large scale contracts with foreign governments and agencies, either directly or through contractors and system integrators, including those in Peru, Colombia, and Australia. Agreements with the governments in these countries typically include unilateral early termination clauses and involve other risks such as the imposition of new government regulations and taxation that could pose additional financial burdens on us. Changes in the political or economic situation in these countries can result in the early termination of our business there. Any termination of our business in any of the aforementioned countries could have a significant adverse impact on our business.

In March and December 2015, the Peruvian government (through FITEL) awarded GNP the Regional FITEL Projects with expected revenues of $285 million and $108 million, respectively, each over approximately 11 years for the construction of networks, operation of the networks for a defined period and their transfer to the government. In December 2013, Gilat Colombia was awarded a project initiated by the Colombian Ministry of Information Technologies and Communications valued at 189 billion Colombian Pesos (approximately $58 million, based on the representative rate of exchange published as of January 31, 2016) over the project period, which is expected to end in the first quarter of 2018. In December 2013, GTH Peru won a $30 million contract from the Peruvian government (through FITEL) for construction of a network, its operation over 10 years and other related services, which was expanded by $6 million over approximately the same period. See Item 4.B. – “Information on the Company – Business Overview – Services Division – overview” of our Annual Report on Form 20-F for the year ended December 31, 2014 incorporated herein by reference.

Our failure to deliver upon our large-scale projects in an economical manner or a delay in collection of payments due to us in connection with any such large-scale project, could have a significant adverse impact on our operating results.

We have been awarded a number of large-scale projects by foreign governments. The Peruvian FITEL Regional Projects that we were awarded in March and December 2015 are expected to generate revenues of $285 million and $108 million, respectively, each over approximately 11 years, for the construction of networks to be operated by us for a defined period, and then transferred to the Peruvian government. While we have experience in the successful implementation of large-scale network infrastructure projects in rural areas, the FITEL Regional Projects are complex and require cooperation of certain third parties. Additionally, the delivery of our large scale projects requires us to invest significant funds in order to obtain bank guarantees and may require us to incur significant expenses before we receive full payment from our customers. A failure to deliver upon our projects in an economical manner within the project’s budget could result in losses and significantly adversely impact our operating results. During the fourth quarter of 2015, we recorded impairment of long lived assets of $ 10.1 million related to our Kioscos Digitales project initiated by the Colombian Ministry of Information Technologies and Communications due to expected future losses from this project. Further, a failure to meet the projects’ schedule or fulfill our obligations in a timely manner could result in payment of fines and impact our ability to receive and recognize the expected revenues in part or in full in a timely manner, which could have a significant adverse impact on our operating results.

Actual results could differ from the estimates and assumptions that we use to prepare our financial statements.

In order to prepare our financial statements in conformity with accounting principles generally accepted in the United States (“U.S. GAAP”), our management is required to make estimates and assumptions, as of the date of the financial statements, which affect the reported values of assets and liabilities, revenues and expenses, and disclosures of contingent assets and liabilities. Areas that require significant estimates by our management include contract costs and profits, application of percentage-of-completion accounting, provisions for uncollectible receivables and customer claims, impairment of long-term assets, goodwill impairment, valuation of assets acquired and liabilities assumed in connection with business combinations, accruals for estimated liabilities, including litigation and insurance reserves, and stock-based compensation. Our actual results could differ from, and could require adjustments to, those estimates.

In particular, we recognize revenues generated from the Regional Fitel Projects using the percentage-of-completion method. Under this method, estimated revenue is recognized by applying the percentage of completion of the contract for the period (based on the ratio of costs incurred to total estimated costs of the contract) to the total estimated revenue for the contract. As a result, revisions made to the estimates of revenues and profits are recorded in the period in which the conditions that require such revisions become known and can be estimated. Although we believe that our profit margins are fairly stated and that adequate provisions for losses for fixed-price contracts are recorded in the financial statements, as required under U.S. GAAP, we cannot assure you that our contract profit margins will not decrease or its loss provisions will not increase materially in the future.

 We operate in the highly competitive network communications industry. We may be unsuccessful in competing effectively.

We operate in a highly competitive industry of network communications, both in the sales of our products and our services. As a result of the rapid technological changes that characterize our industry, we face intense worldwide competition to capitalize on new opportunities, to introduce new products and to obtain proprietary and standard technologies that are perceived by the market as being superior to those of our competitors. Some of our competitors have greater financial resources, providing them with greater research and development and marketing capabilities. Our competitors may also be more experienced in obtaining regulatory approvals for their products and services and in marketing them. Our relative position in the network communications industry may place us at a disadvantage in responding to our competitors’ pricing strategies, technological advances and other initiatives. Our principal competitors in the supply of VSAT networks are Hughes Network Systems, LLC, or HNS, ViaSat Inc. or Viasat, iDirect Technologies, or iDirect, and Newtec Cy N.V. Most of our competitors have developed or adopted different technology standards for their VSAT products.

Our low-profile in-motion antennas target a market that has not yet matured and we compete with products from competitors such as General Dynamics, Cobham, Orbit Communication Systems, Qest Quantum Electronic Systems GmbH, L-3 Communications Holdings, Inc., or L-3, Tecom Industries, Inc., or Tecom, and Thinkom Solutions. The competitors of our Wavestream corporation subsidiary, or Wavestream, include Comtech Xicom Technology, Inc., CPI Satcom (which acquired Codan Satcom in 2012), General Dynamics SATCOM Technologies, and Paradise Datacom.

In addition, ViaSat and HNS have launched their own satellites, which enable them to offer vertically integrated solutions to their customers, which may further change the competitive environment in which we operate and could have an adverse effect on our business.

In Peru and Colombia, where we primarily operate public rural telecom services (voice, data and Internet) and recently undertook construction of fiber-optic transport and access networks based on wireless, we typically encounter competition on government subsidized bids from various service providers, system integrators and consortiums. Some of these competitors offer solutions based on VSAT technology and some on terrestrial technologies (typically, fiber and wireless technologies). In addition, as competing technologies such as cellular telephones and fiber optics in Peru and Colombia become available in rural areas where not previously available, our business could be adversely affected.

Our lengthy sales cycles could harm our results of operations if forecasted sales are delayed or do not occur.

The length of time between the date of initial contact with a potential customer or sponsor and the execution of a contract with the potential customer or sponsor may be lengthy and vary significantly depending on the nature of the arrangement. During any given sales cycle, we may expend substantial funds and management resources and not obtain significant revenue, resulting in a negative impact on our operating results. In some cases, we have seen longer sales cycles in all of the regions in which we do business. In addition, we have seen projects delayed or even canceled, which would also have an adverse impact on our sales cycles. In our mobility and defense businesses, our HTS projects and large-scale projects, in particular, sales cycles may be longer and it may be difficult to accurately forecast sales due to the uncertainty around these projects and their award and starting periods.

We may need to make acquisitions or form strategic alliances or partnerships in order to remain competitive in our market, and such acquisitions, strategic alliances or partnerships could be difficult to integrate, disrupt our business and dilute shareholder value.

 We generally seek to acquire businesses that enhance our capabilities and add new technologies, products, services and customers to our existing businesses. We may not be able to continue to identify acquisition candidates on commercially reasonable terms or at all. If we make additional business acquisitions, we may not realize the benefits anticipated from these acquisitions, including sales growth, cost synergies and improving margins. Furthermore, we may not be able to obtain additional financing for business acquisitions, since such additional financing could be restricted or limited by the terms of our debt agreements or due to unfavorable capital market conditions.

Further, once integrated, acquisitions may not achieve comparable levels of revenues, profitability or productivity as our existing business or otherwise perform as expected. The occurrence of any of these events could harm our business, financial condition or results of operations.

In 2010, we completed the acquisition of RaySat Antenna Systems, or RAS, a leading provider of -on-the-move antenna solutions, of RaySat BG, a Bulgarian research and development center, and of Wavestream, a provider of SSPAs and BUCs, with high performance solutions designed for mobile and fixed satellite communication, or Satcom, systems worldwide. We may not be able to successfully integrate the businesses or exploit the solutions that we acquired or will acquire in the future. Further, we may not be able to achieve our growth targets for the acquired businesses, which could result in our incurring impairment charges. If our projection for growth in the airborne business does not materialize and we fail to obtain other business in our Mobility Division, we would likely record an impairment of goodwill. In 2015, we performed an analysis of implied carrying value of our Wavestream subsidiary in accordance with ASC 350 and recorded goodwill impairment losses of approximately $20.4 million.  In 2012, we recorded impairment charges to goodwill and other intangible assets related to our investment in Wavestream of $31.9 million.

The risks associated with acquisitions by us include the following, any of which could seriously harm our results of operations or the price of our shares:

•	issuance of equity securities as consideration for acquisitions that would dilute our current shareholders’ percentages of ownership;

•	significant acquisition costs;

•	decrease of our cash balance;

•	the incurrence of debt and contingent liabilities;

•	difficulties in the assimilation and integration of operations, personnel, technologies, products and information systems of the acquired companies;

•	diversion of management’s attention from other business concerns;

•	contractual disputes;

•	risks of entering geographic and business markets in which we have no or only limited prior experience;

•	potential loss of key employees of acquired organizations;

•	the possibility that business cultures will not be compatible;

•	the difficulty of incorporating acquired technology and rights into our products and services;

•	unanticipated expenses related to integration of the acquired companies; and

•	difficulties in implementing and maintaining uniform standards, controls and policies.

Any of these events would likely result in a material adverse effect on our financial position, results of operations and cash flows.

The continued decline in or a redirection of the U.S. defense budget could result in a material decrease in our sales, results of operations and cash flows.

Our contracts and sales with and to systems integrators in connection with government contracts in the U.S. are subject to the congressional budget authorization and appropriations process. Congress appropriates funds for a given program on a fiscal year basis, even though contract periods of performance may extend over many years. Consequently, at the beginning of a major program, the contract is partially funded, and additional monies are normally committed to the contract by the procuring agency only as appropriations are made by Congress in future fiscal years. Department of Defense, or DoD, budgets are a function of factors beyond our control, including, but not limited to, changes in U.S. procurement policies, budget considerations, current and future economic conditions, presidential administration priorities, changing national security and defense requirements, geopolitical developments and actual fiscal year congressional appropriations for defense budgets. Any of these factors could result in a significant decline in, or redirection of, current and future DoD budgets and impact our future results of operations.

The impact of a legislation process known as sequestration (or mandated reductions) remains a significant risk. Part I of the Budget Control Act of 2011 in the U.S. provided for a reduction in planned defense budgets by at least $487 billion over a ten year period. A two-year budget agreement set forth in the Bipartisan Budget Act of 2013 lessened the across-the-board cuts of sequestration; however, sequestration continues to be in effect, including for the DoD. Sequestration has already negatively affected some of the defense programs in which we participate and we may continue to be negatively impacted by the continuing effects of sequestration or other defense spending delays and cuts. It is possible that the U.S. government could reduce or further delay its spending on, or reprioritize its spending away from, other government programs and it remains difficult, if not impossible, to determine specific amounts that are or will be appropriated for many of the programs in which we participate. Future congressional appropriation and authorization of defense spending and the application of sequestration remain marked by significant debate and an uncertain schedule. The federal debt limit continues to be actively debated as plans for long-term national fiscal policy are discussed. The outcome of these debates could have a significant impact on defense spending broadly and programs we support in particular.

The failure of Congress to approve future budgets and/or increase the United States' debt ceiling on a timely basis could delay or result in the loss of contracts for the procurement of our products and services and we may be asked or required to continue to perform for some period of time on certain of our U.S. government contracts, even if the U.S. government is unable to make timely payments. Considerable uncertainty exists regarding how budget reductions will be applied and what challenges the reductions will present.

The continuing pressure on the DoD budget in the United States, along with delayed orders from other clients as well as other elements, were reflected in the reduction of Wavestream's revenues and operational results in 2015 compared to the budget and prior years’ results. In 2015, we performed an analysis of Wavestream’s implied carrying value in accordance with ASC 350 and recorded goodwill impairment losses of approximately $20.4 million.  In 2014, Wavestream’s revenues from sales of SSPAs to systems integrators for government contracts increased compared to 2013. In 2013 and 2014 we performed an impairment test and no impairment charges were identified. In 2012, Wavestream’s revenues from sales of SSPAs to systems integrators for government contracts decreased compared to our forecast and its revenues in the prior year, and we recorded impairment charges to goodwill and other intangible assets related to our investment in Wavestream of $31.9 million in 2012. See Item 5 – “Operating and Financial Review and Prospects– Operating Results” of our Annual Report on Form 20-F for the year ended December 31, 2014 incorporated herein by reference.

Concerns about increased deficit spending, along with continued economic challenges, continue to place pressure on the DoD budget and international customer budgets. These may result in reduced demand for our products, resulting in a reduction in our revenues, and an adverse effect on our business and results of operations, which could potentially trigger further goodwill impairment charges. Uncertainties in governmental spending may also adversely affect our efforts to further penetrate the defense market with our defense-related products. Any of these events would likely result in a material adverse effect on our financial position, results of operations and cash flows.

If we are unable to competitively operate within the network communications market and respond to new technologies, our business could be adversely affected.

The network communications market, which our products and services target, is characterized by rapid technological changes, new product introductions and evolving industry standards. If we fail to stay abreast of significant technological changes, our existing products and technology could be rendered obsolete. Historically, we have endeavored to enhance the applications of our existing products to meet the technological changes and industry standards. Our success is dependent upon our ability to continue to develop new innovative products, applications and services and meet developing market needs.

To remain competitive in the network communications market, we must continue to be able to anticipate changes in technology, market demands and industry standards and to develop and introduce new products, applications and services, as well as enhancements to our existing products, applications and services. Competitors in satellite ground equipment market and low-profile antenna market are introducing new and improved products and our ability to remain competitive in this field will depend in part on our ability to advance our own technology. New products and technologies for power amplifiers, such as Gallium Nitride, or GaN, may compete with our current Wavestream SSPA offerings and may reduce the market prices and success of Wavestream’s products. If we are unable to respond to technological advances on a cost-effective and timely basis, or if our new products or applications are not accepted by the market, our business, financial condition and operating results could be adversely affected.

A decrease in the selling prices of our products and services could materially harm our business.

The average selling prices of communications products historically decline over product life cycles. In particular, we expect the average selling prices of our products to decline as a result of competitive pricing pressures and customers who negotiate discounts based on large unit volumes. A decrease in the selling prices of our products and services could have a material adverse effect on our business.

If we are unable to competitively operate within the HTS satellite environment, our business could be adversely affected.

In the U.S. market, some of our competitors have launched Ka-band satellites. These actions may affect our competitiveness due to the relative lower cost of Ka-band space segment per user as well as the increased integration of the VSAT technology in the satellite solution. Due to the current nature of the HTS solution where the initial investment in ground segment gateway equipment is relatively high, ground segment equipment effectively becomes tightly coupled to the specific satellite technology. As such, there may be circumstances where it is difficult for competitors to compete with the incumbent VSAT vendor using the particular HTS satellite. If this occurs, the market dynamics may change to favor a VSAT vendor partnering with the satellite service provider, which may decrease the number of vendors who may be able to succeed. If we are unable to forge such a partnership our business could be adversely affected.

Although we have entered the HTS market with responsive HTS VSAT technology, we expect that our penetration into that market will be gradual and our success is not assured. In addition, our competitors, who are producing large numbers of HTS VSATs, may benefit from cost advantages. If we are unable to reduce our HTS VSAT costs sufficiently, we may not be competitive in the international market. We also expect that competition in this industry will continue to increase.

If we lose existing contracts or orders for our products are not renewed, our ability to generate revenues will be harmed.

A significant part of our business in previous years, including in 2015, was generated from recurring customers. Accordingly, the termination or non-renewal of our contracts could have a material adverse effect on our business, financial condition and operating results. Some of our existing contracts could be terminated due to any of the following reasons, among others:

•	dissatisfaction of our customers with our products and/or the services we provide or our inability to provide or install additional products or requested new applications on a timely basis;

•	customers’ default on payments due;

•	our failure to comply with financial covenants in our contracts;

•	the cancellation of the underlying project by the sponsoring government body; or

•	the loss of existing contracts or a decrease in the number of renewals of orders or a decrease in the number of new large orders.

If we are not able to retain our present customer base and gain new customers, our revenues will decline significantly. In addition, if our service businesses in Peru and Colombia do not win new government related contracts, this could materially adversely affect our financial position.

If we fail to penetrate new markets and expand our business in markets other than the defense market in the U.S., our business in the U.S. will remain dependent on the defense market, a reduction of which could have a material adverse effect on our overall business.

A substantial portion of our product revenues from North America are dependent on business from the defense market, being derived directly or indirectly through contractors and system integrators from sales to government agencies, mainly the DoD, pursuant to contracts awarded under defense-related programs. Government spending under such contracts may cease or may be reduced, which would cause a negative effect on our revenues, results of operations, cash flow and financial condition. We experienced a reduction in revenues from such customers in recent years and there is no assurance that there will not be a further reduction in the future. Although we have begun to move into the in-flight connectivity, or IFC, commercial markets, we may not be successful in our plans to penetrate these markets, which are relatively new and untried for our SSPA product line and will require additional expenditures for research and development and sales and marketing. In addition, the market of commercial IFC may fail to grow in accordance with our expectations. We may also not be able to develop new technologies for those markets on a timely basis. Barriers to entry into those markets or delays in our development programs could have a material adverse effect on our business and operating results.

Our failure to obtain or maintain authorizations under the U.S. export control and trade sanctions laws and regulations could have a material adverse effect on our business.

The export of some of our satellite communication products, related technical information and services is subject to U.S. State Department, Commerce Department and Treasury Department regulations, including International Traffic in Arms Regulations, or ITAR and Export Administration Regulations, or EAR. Under the ITAR, our non–U.S. employees, including employees of our headquarters in Israel are barred from accessing certain information of our U.S. subsidiaries, unless appropriate licenses are obtained. In addition to the U.S. export control laws and regulations applicable to us, some of our subcontractors and vendors may also be subject to U.S. export control laws and regulations. These subcontractors and vendors may be forced to flow down requirements and restrictions imposed on products and services we purchase from them. If we do not maintain our existing authorizations or obtain necessary future authorizations under the export control laws and regulations of the U.S., including by entering into technical assistance agreements to disclose technical data or provide services to foreign persons, we may be unable to export technical information or equipment to non-U.S. persons and companies, including to our own non-U.S. employees, as may be required to fulfill contracts we may enter into. We may also be subjected to ITAR compliance audits in the future that may uncover improper or illegal activities that would subject us to material remediation costs, civil and criminal fines, penalties or an injunction.

In addition, to participate in classified U.S. government programs, we would have to obtain security clearances from the DoD, for one or more of our subsidiaries that would want to participate. Such clearance may require that we enter into a proxy agreement or another similar arrangement with the U.S. government, which would limit our ability to control the operations of the subsidiary and which may impose on us substantial administrative requirements in order to comply. Further, if we materially violate the terms of any proxy agreement, the subsidiary holding the security clearances may be suspended or debarred from performing any government contracts, whether classified or unclassified. If we fail to maintain or obtain the necessary authorizations under the U.S. export control laws and regulations, we may not be able to realize our market focus and our business could be materially adversely affected.

We are dependent on contracts with governments around the world for a significant portion of our revenue. These contracts may expose us to additional business risks and compliance obligations.

We have focused on expanding our business to include contracts with or for various governments and governmental agencies around the world, including the Peruvian Government (through FITEL) and U.S. federal, state, and local government agencies through contractors or systems integrators. The FITEL Regional Projects awarded in March and December 2015 to our subsidiary, GNP, are expected to generate revenues of $285 million and $108 million, respectively, over a period of approximately 11 years. In December 2013, Gilat Colombia was awarded a project, which is expected to generate revenues of 189 billion Colombian Pesos (approximately $58 million, based on the representative rate of exchange published as of January 31, 2016) over the project period, which is expected to end in the first quarter of 2018. Our contracts with international governments generally contain unfavorable termination provisions. Our governmental customers generally may unilaterally suspend us from receiving new contracts pending resolution of alleged violations of procurement laws or regulations and terminate existing contracts and audit our contract-related costs. If a termination right is exercised by a governmental customer, it could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Additionally, our business generated from government contracts may be materially adversely affected if:

•	our reputation or relationship with government agencies is impaired;

•	we are suspended or otherwise prohibited from contracting with a domestic or foreign government or any significant law enforcement agency;

•	levels of government expenditures and authorizations for law enforcement and security related programs decrease or shift to program in areas where we do not provide products and services;

•
we are prevented from entering into new government contracts or extending existing government contracts based on violations or suspected violations of laws or regulations, including those related to procurement;

•	we are not granted security clearances that are required to sell our products to domestic or foreign governments or such security clearances are deactivated;

•	there is a change in government procurement procedures or conditions of remuneration; or

•	there is a change in the political climate that adversely affects our existing or prospective relationships.

We depend on our main facility in Israel and are susceptible to any event that could adversely affect its condition as well as the condition of our facilities elsewhere.

A material portion of our laboratory capacity, our principal offices and principal research and development facilities are concentrated in a single location in Israel. We also have significant facilities for research and development and manufacturing of components for our low profile antennas at a single location in Bulgaria as well as a research and development center in Moldova. Wavestream’s principal offices, research and development and engineering and manufacturing facilities are located at a single location in California and its additional research and development and engineering facility is located in Singapore. Fire, natural disaster or any other cause of material disruption in our operation in any of these locations could have a material adverse effect on our business, financial condition and operating results.

We are dependent upon a limited number of suppliers for key components that are incorporated in our products, including those used to build our hubs and VSATs, and may be significantly harmed if we are unable to obtain such components on favorable terms or on a timely basis. We are also dependent upon a limited number of suppliers of space segment, or transponder capacity, and may be significantly harmed if we are unable to obtain the space segment for the provision of services on favorable terms or on a timely basis.

Several of the components required to build our VSATs and hubs are manufactured by a limited number of suppliers. Although we have managed to solve the difficulties we had with our suppliers with respect to availability of components, we cannot assure you of the continued availability of key components or our ability to forecast our component requirements sufficiently in advance. Our research and development and operations groups are continuously working with our suppliers and subcontractors to obtain components for our products on favorable terms in order to reduce the overall price of our products. If we are unable to obtain the necessary volume of components at sufficiently favorable terms or prices, we may be unable to produce our products at competitive prices. As a result, sales of our products may be lower than expected, which could have a material adverse effect on our business, financial condition and operating results. In addition, our suppliers are not always able to meet our requested lead times. If we are unable to satisfy customers’ needs on time, we could lose their business.

In 2007, we entered into an outsourcing manufacturing agreement with a single source manufacturer for almost all of our VSAT indoor units. This agreement exposes us to certain risks related to our dependence on a single manufacturer which could include failure in meeting time tables and quantities, or material price increases which may affect our ability to provide competitive prices. We estimate that the replacement of the outsourcing manufacturer would, if necessary, take a period of between six to nine months.

There are only a limited number of suppliers of satellite transponder capacity and a limited amount of space segment available. We are dependent on these suppliers for our provision of services in Peru, and Colombia. While we do secure long term agreements with our satellite transponder providers, we cannot assure the continuous availability of space segment, the pricing upon renewals of space segment and the continuous availability and coverage in the regions where we supply services. If we are unable to secure contracts with satellite transponder providers with reliable service at competitive prices, our services business could be adversely affected.

We would be adversely affected if we are unable to attract and retain key personnel.

Our success depends in part on key management, sales, marketing and development personnel and our continuing ability to attract and retain highly qualified personnel, including with respect to our acquired companies. There is competition for the services of such personnel. The loss of the services of senior management and key personnel, and the failure to attract highly qualified personnel in the future, may have a negative impact on our business. Moreover, our competitors may hire and gain access to the expertise of our former employees or our former employees may compete with us. In 2015, several members of our management were replaced (including our Chief Executive Officer and Chief Financial Officer) and in 2014, three key employees of our Wavestream subsidiary, including Wavestream’s chief executive officer, resigned from Wavestream. While we have successfully found replacements for these employees and executives in a timely manner, there is no assurance that such former employees will not compete with us or that we will be able to find replacements for departing key employees in the future.

If demand for our Satcom-On-The-Move products, VSATs and other products declines or if we are unable to develop products to meet demand, our business could be adversely affected.

Our low-profile in-motion antenna systems and a portion of our SSPA product lines are intended for mobile Satcom-On-The-Move applications. If the demand for such products, our VSATs or other products declines, or if we are unable to develop products that are competitive in technology and pricing, we may not be able to realize our market focus and our Satcom-On-The-Move business and other businesses could be materially adversely affected.

We may be unable to adequately protect our proprietary rights, which may limit our ability to compete effectively.

Our business is based mainly on our proprietary technology and related products and services. We establish and protect proprietary rights and technology used in our products by the use of patents, trade secrets, copyrights and trademarks. We also utilize non-disclosure and intellectual property assignment agreements. Because of the rapid technological changes and innovation that characterize the network communications industry, our success will depend in large part on our ability to protect and defend our intellectual property rights. Our actions to protect our proprietary rights in our VSAT and SSPAs technology and other products may be insufficient to protect our intellectual property rights and prevent others from developing products similar to our products. In addition, the laws of many foreign countries do not protect our intellectual property rights to the same extent as the laws of the U.S. or we may have failed to enter into non-disclosure and intellectual property assignment agreements with certain persons. If we are unable to protect our intellectual property, our ability to operate our business and generate expected revenues may be harmed.

Breaches of network or information technology security, natural disasters or terrorist attacks could have an adverse effect on our business.

Breaches of network or information technology (IT) security, including unauthorized access or security breaches, inclement weather, natural or man-made disasters, earthquakes, explosions, terrorist attacks, acts of war, floods, fires, cyber-attacks, computer viruses, power loss, telecommunications or equipment failures, transportation interruptions, accidents or other disruptive events or attempts to harm our systems may cause equipment failures or disrupt our systems and operations. In particular, both unsuccessful and successful cyber-attacks on companies have increased in frequency, scope and potential harm in recent years. Any such event result in our inability to operate our facilities, which, even if the event is for a limited period of time, may result in significant expenses and/or loss of market share to other competitors in the market for telemanagement products and invoice management solutions. While we maintain insurance coverage for some of these events, which could offset some of the losses, the potential liabilities associated with these events could exceed the insurance coverage we maintain. A failure to protect the privacy of customer and employee confidential data against breaches of network or IT security could result in damage to our reputation. Any of these occurrences could result in a material adverse effect on our results of operations and financial condition.

We have been subject, and will likely continue to be subject, to attempts to breach the security of our networks and IT infrastructure through cyber-attack, malware, computer viruses and other means of unauthorized access. However, to date, we have not been subject to cyber-attacks or other cyber incidents which, individually or in the aggregate, resulted in a material impact to our operations or financial condition.

Trends and factors affecting the telecommunications industry are beyond our control and may result in reduced demand and pricing pressure on our products.

We operate in the telecommunication industry and are influenced by trends of that industry, which are beyond our control and may affect our operations. These trends include:

•
adverse changes in the public and private equity and debt markets and our ability, as well as the ability of our customers and suppliers, to obtain financing or to fund working capital and capital expenditures;

•	adverse changes in the credit ratings of our customers and suppliers;

•	adverse changes in the market conditions in our industry and the specific markets for our products;

•	access to, and the actual size and timing of, capital expenditures by our customers;

•	inventory practices, including the timing of product and service deployment, of our customers;

•	the amount of network capacity and the network capacity utilization rates of our customers, and the amount of sharing and/or acquisition of new and/or existing network capacity by our customers;

•	the overall trend toward industry consolidation and rationalization among our customers, competitors, and suppliers;

•
price reductions by our direct competitors and by competing technologies including, for example, the introduction of HTS satellite systems by our direct competitors which could significantly drive down market prices or limit the availability of satellite capacity for use with our VSAT systems;

•	conditions in the broader market for communications products, including data networking products and computerized information access equipment and services;

•	governmental regulation or intervention affecting communications or data networking;

•	monetary instability in the countries where we operate; and

•
the effects of war and acts of terrorism, such as disruptions in general global economic activity, changes in logistics and security arrangements, and reduced customer demand for our products and services.

These trends and factors may reduce the demand for our products and services or require us to increase our research and development expenses and may harm our financial results.

Unfavorable global economic conditions could have a material adverse effect on our business, operating results and financial condition

The financial and economic conditions in the countries in which we operate may cause revenues of our customers to decrease. This may result in reductions in sales of our products and services in some markets, longer sales cycles, slower adoption of new technologies and increased price competition. In addition, weakness in the end-user market could negatively affect the cash flow of our customers who could, in turn, delay paying their obligations to us or ask us for vendor financing. This could increase our credit risk exposure and cause delays in our recognition of revenues on future sales to these customers. Specific economic trends, such as declines in the demand for telecommunications products and services, the tightening of credit markets, or weakness in corporate spending, could have a direct impact on our business. Any of these events would likely harm our business, operating results and financial condition. If global economic and market conditions do not improve, or weaken further, it may have a material adverse effect on our business, operating results and financial condition.

Our international sales expose us to changes in foreign regulations and tariffs, tax exposures, political instability and other risks inherent to international business, any of which could adversely affect our operations.

We sell and distribute our products and provide our services internationally, particularly in the United States, Latin America, Asia, Asia Pacific, Africa and Europe. A component of our strategy is to continue and expand in international markets. Our operations can be limited or disrupted by various factors known to affect international trade. These factors include the following:

•	imposition of governmental controls, regulations and taxation which might include a government’s decision to raise import tariffs or license fees in countries in which we do business;

•	government regulations that may prevent us from choosing our business partners or restrict our activities;

•
the U.S. Foreign Corrupt Practices Act, or the FCPA, and applicable anti-corruption laws in other jurisdictions, which include anti-bribery provisions. Our policies mandate compliance with these laws. Nevertheless, we may not always be protected in cases of violation of the FCPA or other applicable anti-corruption laws by our employees or third-parties acting on our behalf. A violation of anti-corruption laws by our employees or third-parties during the performance of their obligations for us may have a material adverse effect on our reputation, operating results and financial condition;

•	tax exposures in various jurisdictions relating to our activities throughout the world;

•
political and/or economic instability in countries in which we do or desire to do business. Such unexpected changes could have an adverse effect on the gross margin of some of our projects. This includes similar risks from potential or current political and economic instability as well as volatility of foreign currencies in countries such as Colombia, Brazil, Venezuela and certain countries in East Asia;

•
difficulties in staffing and managing foreign operations that might mandate employing staff in various countries to manage foreign operations. This requirement could have an adverse effect on the profitability of certain projects;

•	longer payment cycles and difficulties in collecting accounts receivable;

•	foreign exchange risks due to fluctuations in local currencies relative to the dollar; and

•
relevant zoning ordinances that may restrict the installation of satellite antennas and might also reduce market demand for our service. Additionally, authorities may increase regulation regarding the potential radiation hazard posed by transmitting earth station satellite antennas’ emissions of radio frequency energy that may negatively impact our business plan and revenues.

Any decline in commercial business in any country may have an adverse effect on our business as these trends often lead to a decline in technology purchases or upgrades by private companies. We expect that in difficult economic periods, countries in which we do business will find it more difficult to raise financing from investors for the further development of the telecommunications industry and private companies will find it more difficult to finance the purchase or upgrade of our technology. Any such changes could adversely affect our business in these and other countries.

If we fail to meet our covenants to the banks, or otherwise breach the terms of our credit agreements, the banks may accelerate payment of outstanding loans and our business could be seriously harmed.

Our loan agreements with banks contain covenants regarding our maintenance of certain financial ratios. The covenants contained in our credit facilities restrict, among other things, our ability to pledge our assets, dispose of assets, or give guarantees. Our ability to continue to comply with these and other obligations depends in part on the future performance of our business. We cannot assure you that we shall be able to continue to comply with the covenants included in our agreements with the banks. If we fail to comply, we shall be required to renegotiate the terms of our credit facilities with the banks. We cannot assure you that we shall be able to reach an agreement with the banks or that such agreements will be on favorable terms to us. Our ability to restructure or refinance our credit facilities depends on the condition of the capital markets and our financial condition. Any refinancing of our existing credit facilities could be at higher interest rates and may require us to comply with different covenants, which could restrict our business operations.

We may face difficulties in obtaining regulatory approvals for our telecommunication services and products, which could adversely affect our operations.

Certain of our telecommunication operations require licenses and approvals by the Israeli Ministry of Communication, the Federal Communications Commission, or FCC, in the U.S. and by regulatory bodies in other countries. In Israel and the U.S., the operation of satellite earth station facilities and VSAT systems such as ours are prohibited except under licenses issued by the Israeli Ministry of Communication and the FCC in the U.S. Our airborne products require licenses and approvals by the Federal Aviation Agency, or FAA. We must also obtain approval of the regulatory authority in each country in which we propose to provide network services or operate VSATs. The approval process in Latin America and elsewhere can often take a substantial amount of time and require substantial resources.

In addition, any licenses and approvals that are granted may be subject to conditions that may restrict our activities or otherwise adversely affect our operations. Also, after obtaining the required licenses and approvals, the regulating agencies may, at any time, impose additional requirements on our operations. We cannot assure you that we will be able to comply with any new requirements or conditions imposed by such regulating agencies on a timely or economically efficient basis.

Our products are also subject to requirements to obtain certification of compliance with local regulatory standards. Delays in receiving such certification could adversely affect our operations.

Currency exchange rates and fluctuations of currency exchange rates may adversely affect our results of operations, liabilities and assets.

Since we operate in several countries, we are impacted by currency exchange rates and fluctuations of various currencies. Although partially mitigated by our hedging activities, we are impacted by currency exchange rates and fluctuations thereof in a number of ways, including the following:

•
A significant portion of our expenses, principally salaries and related personnel expenses, are incurred in NIS, and to a lesser extent, other non-U.S. dollar currencies, whereas the currency we use to report our financial results is the U.S. dollar and a significant portion of our revenue is generated in U.S. dollars. A significant strengthening of the NIS against the U.S. dollar can considerably increase the U.S. dollar value of our expenses in Israel and our results of operations may be adversely affected;

•
A portion of our international sales is denominated in currencies other than the U.S. dollar, including the Colombian Peso, Australian Dollar, Brazilian Real, Peruvian Sol, Russian Ruble and the Mexican Peso, therefore we are exposed to the risk of devaluation of such currencies relative to the dollar which could have a negative impact on our revenues;

•	We have assets and liabilities that are denominated in non-U.S. dollar currencies. Therefore, significant fluctuation in these other currencies could have significant effect on our results; and

•
A portion of our U.S. dollar revenues are derived from customers operating in local currencies which are different from the U.S. dollar. Therefore, devaluation in the local currencies of our customers relative to the U.S. dollar could cause our customers to cancel or decrease orders or delay payment.

We are also subject to other foreign currency risks including repatriation restrictions in certain countries, particularly in Latin America. During 2015, our financial expenses increased compared to the previous year, primarily as a result of exchange rate differences between local currency and the U.S. dollar in the countries where some of our subsidiaries are located.

As noted above, from time to time, we enter into hedging transactions to attempt to limit the impact of foreign currency fluctuations. However, the protection provided by such hedging transactions may be partial and leave certain exchange rate-related losses and risks uncovered. Therefore, our business and profitability may be harmed by such exchange rate fluctuations.

The transfer and use of some of our technology and its production is limited because of the research and development grants we received from the Israeli government to develop such technology.

Our research and development efforts associated with the development of certain of our products have been partially financed through grants from the Office of the Chief Scientist of the Israeli Ministry of Economy, or the OCS. We are subject to certain restrictions under the terms of the OCS grants. Specifically, any product incorporating technology developed with the funding provided by these grants may not be manufactured, nor may the technology which is embodied in our products be transferred outside of Israel without appropriate governmental approvals. Such approvals, if granted, may involve increased royalties payments to the OCS (for royalty-bearing programs). These restrictions do not apply to the sale or export from Israel of our products developed with this technology.

We may be subject to claims by third parties alleging that we infringe intellectual property owned by them. We may be required to commence litigation to protect our intellectual property rights. Any intellectual property litigation may continue for an extended period and may materially adversely affect our business, financial condition and operating results.

There are numerous patents, both pending and issued, in the network communications industry. We may unknowingly infringe on a patent. We may from time to time be notified of claims that we are infringing on patents, copyrights or other intellectual property rights owned by third parties. While we do not believe that we have infringed in the past or are infringing at present on any intellectual property rights of third parties, we cannot assure you that we will not be subject to such claims or that damages for any such claim will not be awarded against us by court.

In addition, we may be required to commence litigation to protect our intellectual property rights and trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against third-party claims of invalidity or infringement. An adverse result of any litigation could force us to pay substantial damages, stop designing, manufacturing, using or selling related products, spend significant resources to develop alternative technologies, discontinue using certain processes or obtain licenses. In addition, we may not be able to develop alternative technology, and we may not be able to find appropriate licenses on reasonably satisfactory terms. Any such litigation, could result in substantial costs and diversion of resources and could have a material adverse effect on our business, financial condition and operating results.

We are subject to new regulations related to “conflict minerals”, which could adversely impact our business.

In August 2012, based on the Dodd-Frank Wall Street Reform and Consumer Protection Act, the SEC adopted annual disclosure and reporting requirements for those companies who use certain minerals known as “conflict minerals” mined from the Democratic Republic of Congo and adjoining countries in their products. These new requirements became effective for calendar year 2013 and annually thereafter, with initial disclosure requirements beginning in May 2014. There have been and will continue to be costs associated with complying with these disclosure requirements, including for diligence to determine the sources of conflict minerals used in our products and potentially changes to products, processes or sources of supply as a consequence of such verification activities. The implementation of these rules could adversely affect the sourcing, supply and pricing of materials used in our products. As there may be only a limited number of suppliers offering “conflict free” minerals, we cannot be sure that we will be able to obtain the necessary minerals from such suppliers in sufficient quantities or at competitive prices. Also, we may face reputational challenges if we determine that certain of our products contain minerals not determined to be conflict free or if we are unable to sufficiently verify the origins for all conflict minerals used in our products through the procedures we may implement.

Potential product liability claims relating to our products could have a material adverse effect on our business.

We may be subject to product liability claims relating to the products we sell. Potential product liability claims could include, among other things, those for exposure to electromagnetic radiation from the antennas we provide. We endeavor to include in our agreements with our business customers provisions designed to limit our exposure to potential claims. We also maintain a product liability insurance policy. However, our contractual limitation of liability may be rejected or limited in certain jurisdiction and our insurance may not cover all relevant claims or may not provide sufficient coverage. To date, we have not experienced any material product liability claim. Our business, financial condition and operating results could be materially adversely affected if costs resulting from future claims are not covered by our insurance or exceed our coverage.

Our insurance coverage may not be sufficient for every aspect or risk related to our business.

Our business includes risks, only some of which are covered by our insurance. For example, in our satellite capacity agreements, we do not have a backup for satellite capacity, and we do not have indemnification or insurance in the event that our supplier’s satellite malfunctions or data is lost. Satellites utilize highly complex technology and operate in the harsh environment of space and therefore are subject to significant operational risks while in orbit. The risks include in-orbit equipment failures, malfunctions and other kinds of problems commonly referred to as anomalies. Satellite anomalies include, for example, circuit failures, transponder failures, solar array failures, telemetry transmitter failures, battery cell and other power system failures, satellite control system failures and propulsion system failures. Liabilities in connection with our products may be covered by insurance only to a limited extent or not covered at all. In addition, we are not covered by our insurance for acts of fraud or theft. Our business, financial condition and operating results could be materially adversely affected if we incur significant costs resulting from these exposures.

Environmental laws and regulations may subject us to significant liability.

Our operations are subject to various Israeli, U.S. federal, state and local as well as certain other foreign environmental laws and regulations within the countries in which we operate relating to the discharge, storage, treatment, handling, disposal and remediation of certain materials, substances and wastes used in our operations.

New laws and regulations, stricter enforcement of existing laws and regulations, the discovery of previously unknown contamination or the imposition of new clean-up requirements may require us to incur a significant amount of additional costs in the future and could decrease the amount of cash flow available to us for other purposes, including capital expenditures, research and development and other investments and could have a material adverse effect on our business, financial condition, results of operations, cash flows and future prospects. We may identify deficiencies in our compliance with local legislation within countries in which we operate. Failure to comply with such legislation could result in sanctions by regulatory authorities and could adversely affect our operating results.

Risks Related to Ownership of Our Ordinary Shares

Our share price has been highly volatile and may continue to be volatile and decline.

The trading price of our shares has fluctuated widely in the past and may continue to do so in the future as a result of a number of factors, many of which are outside our control. In addition, the stock market has experienced extreme price and volume fluctuations that have affected the market prices of many technology companies, particularly telecommunication and Internet-related companies, and that have often been unrelated or disproportionate to the operating performance of these companies. These broad market fluctuations could adversely affect the market price of our shares. In the past, following periods of volatility in the market price of a particular company’s securities, securities class action litigation has often been brought against that company. Securities class action litigation against us could result in substantial costs and a diversion of our management’s attention and resources.

Our operating results may vary significantly from quarter to quarter and these quarterly variations in operating results, as well as other factors, may contribute to the volatility of the market price of our shares.

Our operating results have and may continue to vary significantly from quarter to quarter. The causes of fluctuations include, among other things:

•	the timing, size and composition of requests for proposals or orders from customers;

•	the timing of introducing new products and product enhancements by us and the level of their market acceptance;

•	the mix of products and services we offer; and

•	the changes in the competitive environment in which we operate.

The quarterly variation of our operating results, may, in turn, create volatility in the market price for our shares. Other factors that may contribute to wide fluctuations in our market price, many of which are beyond our control, include, but are not limited to:

•	economic instability;

•	announcements of technological innovations;

•	customer orders or new products or contracts;

•	competitors’ positions in the market;

•	changes in financial estimates by securities analysts;

•	conditions and trends in the VSAT and other technology industries relevant to our businesses;

•	our earnings releases and the earnings releases of our competitors; and

•	the general state of the securities markets (with particular emphasis on the technology and Israeli sectors thereof).

In addition to the volatility of the market price of our shares, the stock market in general and the market for technology companies in particular have been highly volatile and at times thinly traded. Investors may not be able to resell their shares during and following periods of volatility.

We may in the future be classified as a passive foreign investment company, or PFIC, which will subject our U.S. investors to adverse tax rules.

U.S. Holders of our ordinary shares may face income tax risks. There is a risk that we will be treated as a “passive foreign investment company” or PFIC. Our treatment as a PFIC could result in a reduction in the after-tax return to the holders of our ordinary shares and would likely cause a reduction in the value of such shares. A foreign corporation will be treated as a PFIC for U.S. federal income tax purposes if either (1) at least 75% of its gross income for any taxable year consists of certain types of “passive income,” or (2) at least 50% of the average value of the corporation’s gross assets produce, or are held for the production of, such types of “passive income.” For purposes of these tests, “passive income” includes dividends, interest, gains from the sale or exchange of investment property and rents and royalties other than rents and royalties that are received from unrelated parties in connection with the active conduct of trade or business. For purposes of these tests, income derived from the performance of services does not constitute “passive income”. If we are treated as a PFIC, U.S. Holders of shares (or rights) would be subject to a special adverse U.S. federal income tax regime with respect to the income derived by us, the distributions they receive from us, and the gain, if any, they derive from the sale or other disposition of their ordinary shares (or rights). In particular, any dividends paid by us, if any, would not be treated as “qualified dividend income” eligible for preferential tax rates in the hands of non-corporate U.S. shareholders.  We believe that we were not a PFIC for the taxable year of 2015.  However, since PFIC status depends upon the composition of our income and the market value of our assets from time to time, there can be no assurance that we will not become a PFIC in any future taxable year. U.S. Holders should carefully read “Material U.S. Federal income Tax Considerations” and “Certain Israeli Tax Considerations” in this Prospectus Supplement and Item 10E. “Additional Information – Taxation” of our Annual Report on Form 20-F for the year ended December 31, 2015 incorporated herein by reference and for a more complete discussion of the U.S. federal income tax risks related to owning and disposing of our ordinary shares (or rights).

Future sales of our ordinary shares and the future exercise of options may cause the market price of our ordinary shares to decline and may result in a substantial dilution.

We cannot predict what effect, if any, future sales of our ordinary shares by FIMI and our other significant shareholders, or the availability for future sale of our ordinary shares, including shares issuable upon the exercise of our options, will have on the market price of our ordinary shares. Sales of substantial amounts of our ordinary shares in the public market by our company or our significant shareholders, or the perception that such sales could occur, could adversely affect the market price of our ordinary shares and may make it more difficult for you to sell your ordinary shares at a time and price you deem appropriate.

We have never paid cash dividends and have no intention to pay dividends in the foreseeable future.

We have never paid cash dividends on our shares and do not anticipate paying any cash dividends in the foreseeable future. We intend to continue retaining earnings for use in our business, in particular to fund our research and development, which are important to capitalize on technological changes and develop new products and applications. In addition, the terms of some of our financing arrangements restrict us from paying dividends to our shareholders. Any future dividend distributions are subject to the discretion of our Board of Directors and will depend on various factors, including our operating results, future earnings, capital requirements, financial condition, tax implications of dividend distributions on our income, future prospects and any other factors deemed relevant by our Board of Directors. The distribution of dividends is also limited by Israeli law, which permits the distribution of dividends by an Israeli corporation only out of its retained earnings as defined in Israel’s Companies Law, 5759-1999, or the Companies Law, provided that there is no reasonable concern that such payment will cause us to fail to meet our current and expected liabilities as they become due, or otherwise with the court’s permission. You should not invest in our company if you require dividend income from your investment.

Our ordinary shares are traded on more than one market and this may result in price variations.

Our ordinary shares are traded on the NASDAQ Global Select Market and on the TASE. Trading in our ordinary shares on these markets is made in different currencies (U.S. dollars on the NASDAQ Global Select Market, and NIS on the TASE), and at different times (resulting from different time zones, different trading days and different public holidays in the U.S. and Israel). Consequently, the trading prices of our ordinary shares on these two markets often differ. Any decrease in the trading price of our ordinary shares on one of these markets could cause a decrease in the trading price of our ordinary shares on the other market.

If we are unable to maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, the reliability of our financial statements may be questioned and our share price may suffer.

The Sarbanes-Oxley Act of 2002 imposes certain duties on us and on our executives and directors. To comply with this statute, we are required to document and test our internal control over financial reporting, and our independent registered public accounting firm must issue an attestation report on our internal control procedures, and our management is required to assess and issue a report concerning our internal control over financial reporting. Our efforts to comply with these requirements have resulted in increased general and administrative expenses and a diversion of management time and attention, and we expect these efforts to require the continued commitment of significant resources. We may identify material weaknesses or significant deficiencies in our assessments of our internal controls over financial reporting. Failure to maintain effective internal control over financial reporting could result in investigation or sanctions by regulatory authorities, and could adversely affect our operating results, investor confidence in our reported financial information and the market price of our ordinary shares.

Risks Related to Our Location in Israel

Political and economic conditions in Israel may limit our ability to produce and sell our products. This could have a material adverse effect on our operations and business condition, harm our results of operations and adversely affect our share price.

We are incorporated under the laws of the State of Israel, where we also maintain our headquarters, manufacturing facilities and most of our research and development facilities. As a result, political, economic and military conditions affecting Israel directly influence us. Any major hostilities involving Israel, a full or partial mobilization of the reserve forces of the Israeli army, the interruption or curtailment of trade between Israel and its trading partners, or a significant downturn in the economic or financial condition of Israel could adversely affect our business, financial condition and results of operations.

Since its establishment in 1948, Israel has been involved in a number of armed conflicts with its Arab neighbors and a state of hostility, varying from time to time in intensity and degree, has continued into 2015. In recent years, there was an escalation in violence among Israel, Hamas, the Palestinian Authority and other groups, as well as an escalation in terrorist attacks since October 2015 and extensive hostilities along Israel’s border with the Gaza Strip such as the missiles fired from the Gaza Strip into Israel during July-August 2014. Also, riots and uprisings in several countries in the Middle East and neighboring regions and armed conflicts, including by ISIS, have led to severe political instability in several neighboring states and to a decline in the regional security situation. Such instability may affect the local and global economy, could negatively affect business conditions and, therefore, could adversely affect our operations. In addition, Iran has threatened to attack Israel and is widely believed to be developing nuclear weapons. Iran is also believed to have a strong influence among extremist groups in areas that neighbor Israel, such as Hamas in Gaza and Hezbollah in Lebanon. To date, these matters have not had any material effect on our business and results of operations; however, the regional security situation and worldwide perceptions of it are outside our control and there can be no assurance that these matters will not negatively affect us in the future.

Furthermore, there are a number of countries, primarily in the Middle East, as well as Malaysia and Indonesia that restrict business with Israel or Israeli companies, and we are precluded from marketing our products to these countries directly from Israel. Restrictive laws or policies directed towards Israel or Israeli businesses may have an adverse impact on our operations, our financial results or the expansion of our business.

Your rights and responsibilities as a shareholder are governed by Israeli law and differ in some respects from those under Delaware law.

Because we are an Israeli company, the rights and responsibilities of our shareholders are governed by our Articles of Association and by Israeli law. These rights and responsibilities differ in some respects from the rights and responsibilities of shareholders in a Delaware corporation. In particular, a shareholder of an Israeli company has a duty to act in good faith towards the company and other shareholders and to refrain from abusing his, her or its power in the company, including, among other things, in voting at the general meeting of shareholders on certain matters. Israeli law provides that these duties are applicable to shareholder votes on, among other things, amendments to a company’s articles of association, increases in a company’s authorized share capital, mergers and interested party transactions requiring shareholder approval. In addition, a shareholder who knows that it possesses the power to determine the outcome of a shareholders’ vote or to appoint or prevent the appointment of a director or executive officer in the company has a duty of fairness towards the company. However, Israeli law does not define the substance of this duty of fairness. There is little case law available to assist in understanding the implications of these provisions that govern shareholder behavior.

As a foreign private issuer whose shares are listed on the NASDAQ Global Select Market, we follow certain home country corporate governance practices instead of certain NASDAQ requirements, which may not afford shareholders with the same protections that shareholders of domestic companies have.

As a foreign private issuer whose shares are listed on the NASDAQ Global Select Market, we are permitted to follow certain home country corporate governance practices instead of certain requirements of The NASDAQ Marketplace Rules. We follow Israeli law and practice instead of The NASDAQ Marketplace Rules with respect to the director nominations process and the requirement to obtain shareholder approval for the establishment or material amendment of certain equity-based compensation plans and arrangements. As a foreign private issuer listed on the NASDAQ Global Select Market, we may also follow home country practice with regard to, among other things, the requirement to obtain shareholder approval for certain dilutive events (such as for an issuance that will result in a change of control of the company, certain transactions other than a public offering involving issuances of a 20% or more interest in the company and certain acquisitions of the stock or assets of another company). A foreign private issuer that elects to follow a home country practice instead of NASDAQ requirements must submit to NASDAQ in advance a written statement from an independent counsel in such issuer’s home country certifying that the issuer’s practices are not prohibited by the home country’s laws. In addition, a foreign private issuer must disclose in its annual reports filed with the SEC each such requirement that it does not follow and describe the home country practice followed by the issuer instead of any such requirement. Accordingly, our shareholders may not be afforded the same protection as provided under NASDAQ’s corporate governance rules.

If we are unable to comply with Israel’s enhanced export control regulations our ability to export our products from Israel could be negatively impacted.

Our export of military products and related technical information is also subject to enhanced Israeli Ministry of Defense regulations regarding defense export controls and the export of “dual use” items (items that are typically sold in the commercial market but that may also be used in the defense market). Some of our products are exempted from Israeli Ministry of Defense export control. The Israeli Ministry of Defense may change the classification of our existing commercial products or may determine that new products we develop are not exempt from Israeli Ministry of Defense export control. This would place such products subject to the Israeli Ministry of Defense export control regulations as military products or “dual use” items, which would impose on our sales process stringent constraints in relation to each sale transaction and limit our markets. If we do not maintain our existing authorizations and exemption or obtain necessary future authorizations and exemptions under the export control laws and regulations of Israel, including export licenses for the sale of our equipment and the transfer of technical information, we may be unable to export technical information or equipment outside of Israel, we may not be able to realize our market focus and our business could be materially adversely affected.

Our results of operations may be negatively affected by the obligation of our personnel to perform military service.

A significant number of our employees in Israel are obligated to perform annual reserve duty in the Israeli Defense Forces and may be called for active duty under emergency circumstances at any time. If a military conflict or war arises, these individuals could be required to serve in the military for extended periods of time. Our operations could be disrupted by a significant absence of one or more of our key employees or a significant number of other employees due to military service. Any disruption in our operations could adversely affect our business.

You may not be able to enforce civil liabilities in the U.S. against our officers and directors.

We are incorporated in Israel. All of our directors and executive officers reside outside the U.S., and a significant portion of our assets and the personal assets of most of our directors and executive officers are located outside the U.S. Therefore, it may be difficult to effect service of process upon any of these persons within the U.S. In addition, a judgment obtained in the U.S. against us, or against such individuals, including but not limited to judgments based on the civil liability provisions of the U.S. federal securities laws, may not be collectible within the U.S.

Additionally, it may be difficult for an investor or any other person or entity, to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws on the ground that Israel is not the most appropriate forum in which to bring such a claim. Even if an Israeli court agrees to hear a claim, it may determine that Israeli law is applicable to the claim. Certain matters of procedures will also be governed by Israeli law.

Israeli law may delay, prevent or make difficult a merger with or an acquisition of us, which could prevent a change of control and therefore depress the price of our shares.

Provisions of Israeli law may delay, prevent or make undesirable a merger or an acquisition of all or a significant portion of our shares or assets. Israeli corporate law regulates acquisitions of shares through tender offers and mergers, requires special approvals for transactions involving significant shareholders and regulates other matters that may be relevant to these types of transactions. These provisions of Israeli law could have the effect of delaying or preventing a change in control and may make it more difficult for a third party to acquire us, even if doing so would be beneficial to our shareholders. These provisions may limit the price that investors may be willing to pay in the future for our ordinary shares. Furthermore, Israeli tax considerations may make potential transactions undesirable to us or to some of our shareholders.

Under current Israeli law and the laws of other jurisdictions, we may not be able to enforce covenants not to compete and therefore may be unable to prevent our competitors from benefiting from the expertise of some of our former employees.

We currently have non-competition clauses in the employment agreements of our employees in certain regions. The provisions of such clauses prohibit our employees, if they cease working for us, from directly competing with us or working for our competitors for a certain period of time. Israeli labor courts have required employers, seeking to enforce non-compete undertakings against former employees, to demonstrate that the competitive activities of the former employee will cause harm to one of a limited number of material interests of the employer recognized by the courts (for example, the confidentiality of certain commercial information or a company’s intellectual property). In the event that any of our employees chooses to leave and work for one of our competitors, we may be unable to prevent our competitors from benefiting from the expertise of our former employee obtained from us, if we cannot demonstrate to the court that our interests as defined by case law would be harmed. Non-competition clauses may be unenforceable or enforceable only to a limited extent in other jurisdictions as well.

Risks Relating to the Rights Offering

Because the market prices for our ordinary shares may decline below the share subscription price, you could be committed to buying ordinary shares at a price above the prevailing market price. In addition, we cannot assure you that the listing and admission to trading of the offered shares on the TASE and NASDAQ, and thus the offered shares becoming fungible with our existing ordinary shares, will occur when we expect.

Once you exercise your subscription rights, you may not revoke such exercise even if you later learn information that you consider to be unfavorable to the exercise of your rights. Should the public trading market prices of ordinary shares decline below the share subscription price after you exercise your rights, you will suffer an immediate unrealized loss as a result and you may not be able to sell ordinary shares purchased in the rights offering at a price equal to or greater than the subscription price.

 Until the offered shares are admitted to listing and trading on the TASE and NASDAQ, they will not be fungible with our existing ordinary shares currently traded on the TASE and NASDAQ. We cannot assure you that the listing and trading on the TASE and NASDAQ will take place when anticipated. See “The Rights Offering” for further information on the expected dates of these events.

Rights that are not exercised prior to the end of the share subscription period will expire valueless without any compensation.

The share subscription period is expected to commence on February 29, 2016 and is expected to expire at 5:00 p.m. (New York City time) on March 21, 2016. Any rights unexercised at the end of the applicable subscription period will expire valueless without any compensation.

Your interest may be diluted as a result of the rights offering.

Holders of ordinary shares who do not fully exercise their respective rights should expect that they will, at the completion of the rights offering, own a smaller proportional interest, or be entitled to own a smaller proportional interest, in our company than would otherwise be the case had they fully exercised their subscription rights.

Certain of our shareholders beneficially own a substantial percentage of our ordinary shares, which may increase if the offering is completed.

As of the date hereof, FIMI, our controlling shareholder, holds approximately 33.8% of our outstanding ordinary shares. The FIMI partnerships have informed us that they intend to exercise their subscription rights in full and may choose to exercise the over-subscription rights set forth herein, all to such extent that the FIMI partnerships’ holdings do not equal or exceed 45% of our voting rights following the exercise of their subscription rights. This concentration of ownership of our ordinary shares could delay or prevent mergers, tender offers, or other purchases of our ordinary shares that might otherwise give our shareholders the opportunity to realize a premium over the then-prevailing market price for our ordinary shares. This concentration could also accelerate these same transactions in lieu of others depriving shareholders of opportunities. This concentration of ownership may also cause a decrease in the volume of trading or otherwise adversely affect our share price.

If we terminate the rights offering for any reason, we will have no obligation other than to return subscription monies promptly.

We may decide, in our discretion and for any reason, to cancel or terminate the rights offering at any time prior to March 21, 2016. If the rights offering is terminated, we will have no obligation with respect to rights that have been exercised except to return promptly, without interest or deduction, the subscription monies deposited with the subscription agent or us. If we terminate the rights offering, all rights will expire worthless.

The subscription price determined for the rights offering is not an indication of the value of our ordinary shares.

The subscription price for the ordinary shares in the rights offering was set by our Board of Directors and does not necessarily bear any relationship to the book value of our assets, results of operations, cash flows, losses, financial condition or any other established criteria for value. You should not consider the subscription price as an indication of the value of our ordinary shares. After the date of this prospectus supplement, our ordinary shares may trade at prices above or below the subscription price.

We will have broad discretion in the use of the net proceeds from the rights offering and may not use the proceeds effectively.

As set forth in the section entitled “Use of Proceeds” of this prospectus supplement, we plan to use the proceeds of the rights offering to provide additional funds for our operations and for general corporate purposes and, accordingly, we will have broad discretion in determining how the proceeds of the rights offering will be used. While our Board of Directors believes the flexibility in application of the net proceeds is prudent, the broad discretion it affords entails increased risks to the investors in the rights offering. Investors in the rights offering have no current basis to evaluate the possible merits or risks of any application of the net proceeds of the rights offering. Our shareholders may not agree with the manner in which we choose to allocate and spend the net proceeds.

If you do not act on a timely basis and follow subscription instructions, your exercise of rights may be rejected.

Holders of record of our ordinary shares who desire to purchase our ordinary shares in the rights offering must act on a timely basis to ensure that all required forms and payments are actually received by the U.S. subscription agent or us prior to 5:00 p.m., New York City time, on the expiration date, unless extended. If you are a beneficial owner of ordinary shares and you wish to exercise your rights, you must act promptly to ensure that your broker, dealer, bank or other nominee acts for you and that all required forms and payments (to the extent payment is then required by your nominee) are actually received by your broker, dealer, bank or other nominee in sufficient time to exercise the rights granted in the rights offering that you beneficially own on the expiration date, as may be extended. We will not be responsible if your broker, dealer, bank, or other nominee fails to meet this deadline.

For the subscription procedures that apply to your exercise in the rights offering, see “The Rights Offering – Methods for Exercising Rights”. If you fail to follow these subscription procedures, we may, depending on the circumstances, reject your subscription or accept it only partially. Neither we, the U.S. subscription agent nor the TASE Clearinghouse undertakes to contact you concerning an incomplete or incorrect subscription form or payment, nor are we under any obligation to correct such forms or payment. We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.

If, as a result of the exercise of your subscription rights, you reach certain holding thresholds in our ordinary shares, you may be subject to certain regulatory requirements, including disclosure of your shareholdings, and you may require Israeli government approval and/or need to divest shares in our competitors in order to acquire the shares for which you subscribed.

You may be subject to certain regulatory requirements if, as a result of the exercise of your subscription rights, you reach certain holding thresholds of beneficial ownership of our ordinary shares. For example, if your exercise of subscription rights results in you beneficially owning more than 5% of our ordinary shares, you may be required to file a Schedule 13D or Schedule 13G with the SEC.

If we cancel or terminate the rights offering, the adjustment made by the TASE to the opening price of our ordinary shares on the TASE Ex-day will not be reversed.

In accordance with the rules of the TASE, the TASE will adjust the opening price of our ordinary shares at the opening of trading on the TASE Ex-day (which is the first day that our ordinary shares will trade on the TASE without entitlement to receive the rights). If we cancel or terminate the rights offering, such adjustment made by the TASE will not be reversed and as a result could cause the market price of our ordinary shares to decline.

You may not receive any or all of the amount of rights for which you over-subscribed.

Holders who fully exercise their basic subscription rights will be entitled to subscribe for additional rights that remain unsubscribed as a result of any unexercised basic subscription rights. We will allocate the available shares proportionately by calculating the number of rights you properly exercised using your basic subscription rights relative to the number of rights properly exercised using the basic subscription rights by all subscribers who have over-subscribed. If this allocation results in you being allocated a greater number of shares than you subscribed for, then you will be allocated only that number of shares for which you subscribed, and the remaining shares will be allocated among all other holders exercising the over-subscription privilege on the same basis described above. This allocation process will be repeated until all shares subscribed for have been allocated. As a result, you may not receive all of the shares for which you over-subscribed if there are insufficient shares available. If the prorated amount of rights allocated to you in connection with your over-subscription right is less than your over-subscription request, then the excess funds held by the U.S. subscription agent or us on your behalf will be returned to you promptly without interest or deduction and we will have no further obligations to you.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, including the documents incorporated by reference herein, contains forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue”, the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, our anticipated growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, including those factors discussed under the caption “Risk Factors” and under similar headings in the other documents that are incorporated by reference into this prospectus supplement.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. We are under no duty to update any of these forward-looking statements after the date of this prospectus supplement to conform our prior statements to actual results or revised expectations, except as otherwise required by law.

USE OF PROCEEDS

Assuming full participation in the rights offering, the total subscription price for the subscription rights offered in the rights offering will be at maximum $35.3 million, from which expenses related to the rights offering payable by us, estimated at $0.4 million, should be deducted.

We intend to use the net proceeds received from the exercise of the rights to provide additional funds for our operations and for general corporate purposes.

PRICE RANGE OF ORDINARY SHARES

Our ordinary shares are quoted on NASDAQ and the TASE under the symbol “GILT”. The following table sets forth, for each of the financial quarters in the years indicated, the range of high ask and low bid prices of our ordinary shares on NASDAQ and the TASE:

	NASDAQ		TASE
	High	Low	High	Low

2016
First quarter (through February 17, 2016)	$3.92	$3.28	$4.03	$3.22

2015
First quarter	$6.10	$4.42	$6.23	$4.39
Second quarter	$7.07	$5.23	$6.93	$5.21
Third quarter	$5.75	$3.36	$5.88	$3.31
Fourth quarter	$4.06	$3.11	$4.10	$3.09

2014
First quarter	$5.71	$4.60	$5.68	$4.55
Second quarter	$5.11	$4.50	$5.24	$4.45
Third quarter	$5.13	$4.51	$5.17	$4.51
Fourth quarter	$5.18	$4.65	$5.18	$4.57

2013
First quarter	$6.20	$5.01	$5.88	$5.20
Second quarter	$5.78	$5.17	$5.79	$5.16
Third quarter	$6.11	$4.50	$6.00	$4.61
Fourth quarter	$5.30	$4.09	$5.33	$4.05

The following table sets forth, for the most recent six months, the range of high ask and low bid prices of our ordinary shares on NASDAQ and the TASE:

	NASDAQ		TASE
	High	Low	High	Low
August 2015	$5.58	$4.15	$5.60	$4.13
September 2015	$4.22	$3.36	$4.27	$3.31
October 2015	$3.85	$3.41	$3.88	$3.41
November 2015	$4.06	$3.11	$4.10	$3.09
December 2015	$3.96	$3.30	$4.03	$3.26
January 2016	$3.60	$3.28	$3.70	$3.22
February 2016 (through February 17, 2016)	$3.92	$3.51	$4.03	$3.43

Share prices on the TASE are quoted in NIS. The share prices set forth above in U.S. dollars reflect the translation into U.S. dollars based on the rate of exchange published by the Bank of Israel on the dates in question.

The last sale price of our ordinary shares on NASDAQ on February 17, 2016 was $3.87 per ordinary share, and the last sale price of our ordinary shares on the TASE on February 17, 2016 was NIS 14.82 per ordinary share (approximately $3.79, based on the exchange rate reported by the Bank of Israel as of such date).

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our unaudited consolidated capitalization as of December 31, 2015 (i) on an actual basis and (ii) on an as adjusted basis to give effect to the issuance of 9,860,144 ordinary shares in this rights offering, assuming the exercise of all of the subscription rights at a subscription price of $7.16 (reflecting a price of $3.58 per share) with aggregate net proceeds of approximately $34.9 million after deducting our payment of estimated offering expenses, and the application of the net proceeds therefrom as described under the heading “Use of Proceeds”.

The following table should be read in conjunction with our financial statements and related notes, which are incorporated by reference into this prospectus supplement.

	Actual	As Adjusted
	(U.S. dollars in thousands)
	(unaudited)
Cash and cash equivalents	$18,435	$53,334
Restricted cash	100,958	100,958
Restricted cash held by trustees	8,524	8,524
Total cash, cash equivalents, restricted cash and restricted cash held by trustees	$127,917	$162,816

Liabilities:
Total current liabilities	159,774	159,774
Total long-term liabilities	32,977	32,997
Total liabilities	$192,751	$192,751

Shareholders’ equity:
Share capital:
Ordinary shares of NIS 0.2 par value:
90,000,000 shares authorized; 44,333,047 shares issued and outstanding; 54,193,191 shares issued and outstanding, as adjusted	2,048	2,553
Additional paid-in capital	884,126	918,520
Accumulated other comprehensive income	(3,727)	(3,727)
Accumulated deficit	(704,365)	(704,365)

Total shareholders’ equity	178,082	212,981

Total liabilities and shareholders’ equity	$370,833	$405,732

DILUTION

Purchasers of our ordinary shares in the rights offering will experience an immediate dilution of the net tangible book value per ordinary share. Our net tangible book value as of December 31, 2015 was approximately $117.5 million, or $2.65 per ordinary share (based upon 44,333,047 of our ordinary shares outstanding). Net tangible book value per share is equal to our total net tangible book value, which is our total tangible assets less our total liabilities, divided by the number of our ordinary shares outstanding. Dilution per share equals the difference between the amount per share paid by purchasers of ordinary shares in the rights offering and the net tangible book value per ordinary share immediately after the rights offering.

Based on the aggregate offering of a maximum of 9,860,144 ordinary shares and after deducting estimated offering expenses payable by us of $400,000, and the application of the estimated $34,899,315 of net proceeds from the rights offering, our pro forma net tangible book value as of December 31, 2015 would have been approximately $152.4 million, or $2.81 per share. This represents an immediate increase in pro forma net tangible book value to existing shareholders of $0.16 per ordinary share and an immediate dilution to purchasers in the rights offering of $0.77 per ordinary share.

The following table illustrates this per share dilution (assuming a fully subscribed rights offering of ordinary shares at the subscription price of $7.16, which reflects a share price of $3.58):

Subscription price		$7.16
Subscription price per share		$3.58
Net tangible book value per ordinary share prior to the rights offering	$2.65
Increase per ordinary share attributable to the rights offering	$0.16
Pro forma net tangible book value per ordinary share after the rights offering		$2.81
Dilution in net tangible book value per ordinary share to purchasers		$0.77

DESCRIPTION OF ORDINARY SHARES

The following description of our share capital and provisions of our Articles of Association are summaries and are qualified by reference to the Articles of Association, which have been filed with the SEC and incorporated by reference as an exhibit to our registration statement, of which this prospectus supplement forms a part.

Our authorized share capital consists of 90,000,000 ordinary shares, nominal value NIS 0.20 per share.  All outstanding ordinary shares are validly issued and fully paid. Certain rights attached to the ordinary shares are as described below.

Voting Rights.  Holders of ordinary shares have one vote for each ordinary share held on all matters submitted to a vote of shareholders. Shareholders may vote in person or by proxy. These voting rights may be affected by the grant of any special voting rights to the holders of a class of shares with preferential rights that may be authorized in the future by the shareholders.

Dividend and Liquidation Rights; Rights to Shares in our Company’s Profits.  Our ordinary shares are entitled to the full amount of any cash or share dividend declared, in proportion to the paid up nominal value of their respective holdings. In the event of liquidation, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of our ordinary shares in proportion to the paid up nominal value of their respective holdings. Such rights may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future by the shareholders.

Generally, pursuant to the Companies Law, the decision to distribute dividends and the amount to be distributed, whether interim or final, is made by the Board of Directors. Accordingly, under our Articles of Association, our Board of Directors has the authority to determine the amount and time for payment of interim dividends and final dividends.

Under the Companies Law, dividends may be paid only out of a company’s net profits for the two years preceding the distribution of the dividends, or from accumulated retained earnings, calculated in the manner prescribed in the Companies Law. Pursuant to the Companies Law, in any distribution of dividends, our Board of Directors is required to determine that there is no reasonable concern that the distribution of dividends will prevent our company from meeting our existing and foreseeable obligations as they become due. Our Articles of Association provide that no dividends shall be paid otherwise than out of our profits and that any such dividend shall carry no interest. In addition, upon the recommendation of our Board of Directors, approved by the shareholders, we may cause dividends to be paid in kind.

Our shareholders have the right to share in our profits distributed as a dividend and any other permitted distribution, if any.

Annual General Meetings and Special General Meetings.  Under the Companies Law, an annual meeting of the shareholders should be held once in every calendar year and not more than 15 months from the last annual meeting. The Companies Law provides that a special meeting of shareholders must be called by the Board of Directors upon the written request of (i) two directors, (ii) one-fourth of the serving directors, (iii) one or more shareholders who hold(s) at least five percent of the issued share capital and at least one percent of the voting power of the company, or (iv) one or more shareholders who have at least five percent of the voting power of the company. Within 21 days of receipt of such demand, the Board of Directors is required to convene the special meeting for a time not later than 35 days after notice has been given to the shareholders. Our Articles of Association provide that our Board of Directors may call a special meeting of the shareholders at any time and shall be obligated to call a special meeting as specified above.

Record Date for General Meeting.  Under the regulations promulgated under the Companies Law, for the purpose of a shareholder vote, the record date for companies traded outside of Israel, such as our company, can be set between four and 40 days before the date of the meeting.

Notice of General Meetings; Omission to Give Notice.  The Companies Law provides that a company whose shares are traded on an exchange must give notice of a general meeting to its shareholders of record at least 21 days, and in certain instances at least 35 days, prior to the meeting, unless the company’s articles of association provide that a notice need not be sent. Accordingly, our Articles of Association provide that not less than 21 days’ prior notice shall be given to shareholders of record of every general meeting of shareholders. It further provides that notice of a general meeting of shareholders shall be given in accordance with any law and otherwise as the Board of Directors may determine. In addition, our Articles of Association provide that no shareholder present, in person or by proxy, at the commencement of a general meeting of shareholders shall be entitled to seek the revocation of any proceedings or resolutions adopted at such general meeting of shareholders on grounds of any defect in the notice of such meeting relating to the time or the place thereof.

Quorum at General Meetings.  Under our Articles of Association, the required quorum for any general meeting of shareholders and for any class meeting is two or more shareholders present in person or by proxy and holding at least twenty five percent (25%) of the issued shares (or of the issued shares of such class in the event of a class meeting). The required quorum in a meeting that was adjourned because a quorum was not present, shall be two shareholders present in person or by proxy. Under our Articles of Association, if the original meeting was called as a special meeting, the quorum in the adjourned meeting shall be one or more shareholders, present in person or by proxy and holding the number of shares required to call such a meeting.

Adoption of Resolutions at General Meetings.  Our Articles of Association provide for voting by a written ballot only. In addition, in accordance with the Companies Law, our Articles of Association provide that the declaration of the chairman of the meeting as to the results of a vote is not considered to be conclusive, but rather prima facie evidence of the fact. Under our Articles of Association, unless a different majority is required by law, any resolution of the shareholders, except a resolution for a voluntary liquidation of the company and, in certain circumstances, a resolution to amend our Articles of Association, shall be deemed adopted if approved by the vote of the holders of a majority of the voting power represented at such meeting in person or by proxy.

Election and Removal of Directors.  Under our Articles of Association, the ordinary shares do not have cumulative voting rights in the election of directors. Under our Articles of Association, our Board of Directors shall consist of not less than five and not more than nine directors as shall be determined from time to time by a majority vote at the general meeting of our shareholders. Our shareholders have resolved that our Board of Directors should consist of a total of eight directors, including two external directors.

Our Articles of Association further provide that each beneficial owner of 14% or more of our issued and outstanding ordinary shares shall be entitled to appoint, at each annual general meeting of our shareholders, one member to our Board of Directors referred to as an “appointed director”, provided that a total of not more than four “appointed directors” are so appointed. In the event more than four such qualifying beneficial owners notify us that they desire to appoint an “appointed director”, only the four shareholders beneficially owning the greatest number of shares shall each be entitled to appoint an “appointed director”.

For the purposes of the preceding paragraph, a “beneficial owner” of ordinary shares means any person or entity who, directly or indirectly, has the power to vote, or to direct the voting of, such ordinary shares. All ordinary shares beneficially owned by a person or entity, regardless of the form which such beneficial ownership takes, shall be aggregated in calculating the number of ordinary shares beneficially owned by such person or entity. All persons and entities that are affiliates (as defined below) of each other shall be deemed to be one person or entity for the purposes of this definition. For the purposes of the preceding paragraph, an “affiliate” means, with respect to any person or entity, any other person or entity controlling, controlled by, or under common control with such person or entity. “Control” shall have the meaning ascribed to it in the Israeli Securities Law – 1968, i.e., the ability to direct the acts of a company. Any person holding one half or more of the voting power of a company of the right to appoint directors or to appoint the chief executive officer is presumed to have control of the company.

The Articles of Association further stipulate that as a condition to the appointment of an “appointed director”, any appointing shareholder that delivers to our company a letter of appointment shall, prior to such delivery, be required to file with the SEC a Schedule 13D, or an amendment to its Schedule 13D if there is any change in the facts set forth in its Schedule 13D already on file with the SEC which discloses any such change in its holdings of ordinary shares, regardless of whether any filing or amendment is required to be filed under the rules of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder. In addition, any appointing shareholder shall be obligated to notify us in writing of any sale, transfer, assignment or other disposition of any kind of ordinary shares by such appointing shareholder that results in the reduction of its beneficial ownership to below the percentage indicated above, immediately after the occurrence of such disposition of shares but in any event not later than the earliest of (i) ten (10) days thereafter, or (ii) the next annual general meeting. Without derogating from the foregoing, so long as an “appointed director” serves on the Board of Directors, the appointing shareholder which appointed such “appointed director” shall provide us, upon our written request at any time and from time to time, with reasonable evidence of its beneficial ownership in our company.

Under our Articles of Association, so long as our ordinary shares are listed for trading on NASDAQ, we may require that any “appointed director” qualify as an “independent director” as provided for in the NASDAQ rules then in effect. In addition, in no event may a person become an “appointed director” unless such person does not, at the time of appointment, and did not, within two years prior thereto, engage, directly or indirectly, in any activity which competes with us, whether as a director, officer, employee, contractor, consultant, partner or otherwise.

Under our Articles of Association, the annual general meeting of our shareholders, by the vote of the holders of a majority of the voting power represented at such meeting in person or by proxy, will elect the remaining members of the Board of Directors. At any annual general meeting at which “appointed directors” are appointed as set forth above, the calculation of the vote of any beneficial owner who appointed a director pursuant to the preceding paragraph shall not take into consideration, for the purpose of electing the remaining directors, ordinary shares constituting 14% of our issued and outstanding ordinary shares held by such appointing beneficial owner.

“Appointed director” service will expire upon the removal of the “appointed director” by the shareholder who appointed such “appointed director” or when the “appointed director” ceases to qualify as an “independent director” as set forth above.

Currently, no shareholder beneficially holding 14% or more of our issued and outstanding ordinary shares has exercised its right to appoint an “appointed director”.

Our Articles of Association further provide that the affirmative vote of a majority of the shares then represented at a general meeting of shareholders shall be entitled to remove director(s) other than “appointed directors” from office (unless pursuant to circumstances or events prescribed under the Companies Law), to elect directors instead of directors so removed or to fill any vacancy, however created, in the Board of Directors. Subject to the foregoing and to early resignation or ipso facto termination of office as provided in our Articles of Association, each director shall serve until the adjournment of the annual general meeting following the general meeting at which such director was elected.

Our directors may, at any time and from time to time, appoint a director to temporarily fill a vacancy on the Board of Directors or in their body (subject to the maximum number of directors in the Board of Directors as set forth above), except that if the number of directors then in office constitutes less than a majority of the number of directors set by the shareholders, as mentioned above, they may only act in an emergency, or to fill the vacancy up to the minimum number required to effect corporate action or in order to call a general meeting for the purpose of electing directors.

Qualification of Directors.  Our Articles of Association provide that no person shall be disqualified to serve as a director by reason of him not holding shares in our company or by reason of him having served as director in the past. Our directors are not subject under the Companies Law or our Articles of Association to an age limit requirement. Under the Companies Law, a person cannot serve as a director if such person has been convicted of certain offenses (generally, for 5 years after such conviction, unless specifically authorized by the court), if an administrative decision by the Israeli Securities Authority disqualified such director to be nominated to the board of a public company, or if the person has been declared bankrupt.

Borrowing Powers.  The Companies Law authorizes the Board of Directors of a company, among other things, to determine the credit limit of a company and to issue bonds. Our Articles of Association state that our Board of Directors may, from time to time, at its discretion, cause us to borrow or secure the payment of any sum or sums of money, and may secure or provide for the repayment of such sum or sums in such manner, at such times and upon such terms and conditions as it deems fit.

Foreign Ownership.  Neither our Articles of Association nor Israeli law restrict in any way the ownership of our ordinary shares by nonresidents of Israel, or restrict the voting or other rights of nonresidents of Israel. Notwithstanding, under Israeli law, nationals of certain countries that are, or have been, in a state of war with Israel may not be recognized as owners of ordinary shares, without a special government permit.

Change of Control Provisions under Israeli Law.  The Companies Law provides that an acquisition of shares in a public company, such as ours, must be made by means of a tender offer, if, as a result of the acquisition, the purchaser would become a holder of 25% or more of the voting rights in the company. This rule does not apply if there is already another holder of 25% percent of the voting rights. Similarly, the Companies Law provides that an acquisition of the shares must be made by means of a tender offer, if, as a result of the acquisition, a person would become a holder of 45% of the voting rights in the company, unless there is another person holding at that time more than 45% of the voting rights of the company.

The Companies Law provides for mergers between Israeli companies, if each party to the transaction obtains the appropriate approval of its Board of Directors and shareholders. A “merger” is defined in the Companies Law as a transfer of all assets and liabilities (including conditional, future, known and unknown liabilities) of a target company to another company, the consequence of which is the dissolution of the target company in accordance with the provisions of the Companies Law. For purposes of the shareholder vote of each merging entity, unless a court rules otherwise, the merger requires the approval of a majority of the shares of that entity that are not held by the other entity or are not held by any person who holds 25% or more of the shares or the right to appoint 25% or more of the directors of the other entity. Our Articles of Association provide that a merger requires the approval of the holders of a majority of the shares voting thereon.

If, however, the merger involves a merger with a company’s own controlling shareholder or if the controlling shareholder has a personal interest in the merger, then the merger is subject to the same special majority approval that governs all extraordinary transactions with controlling shareholders. In the event that the merger transaction has not been approved by either of the above-described special majorities (as applicable), the holders of at least 25% of the voting rights of the company may apply to a court for approval of the merger. The court may approve the merger if it is found that the merger is fair and reasonable, taking into account the valuation of the parties to the merger and the consideration offered to the shareholders.

Upon the request of a creditor of either party to the proposed merger, a court may delay or prevent the merger if it concludes that there exists a reasonable concern that as a result of the merger, the surviving company will be unable to satisfy the obligations of any of the parties of the merger to their creditors.

A merger may not be completed unless at least 50 days have passed from the date that a proposal of the merger was filed with the Israeli Registrar of Companies by each merging company and 30 days from the date that shareholder approval of both merging companies was obtained. The merger proposal may be filed once a shareholder meeting has been called to approve the merger.

Modification of Rights Attached to Shares.  The rights attached to any class of shares (unless otherwise provided by the terms of issue of such class), such as voting, dividends and the like, may be modified by the affirmative vote of a majority of the issued shares of the class at a general meeting of the holders of the shares of such class.

Transfer Agent and Registrar.  The transfer agent and registrar for our ordinary shares is American Stock Transfer & Trust Company, LLC.

NASDAQ Global Select Market and Tel Aviv Stock Exchange.  Our ordinary shares are listed on the TASE and on NASDAQ under the symbol “GILT”.

BENEFICIAL OWNERSHIP OF ORDINARY SHARES

The following table sets forth certain information regarding the beneficial ownership of our ordinary shares, as of February 17, 2016, by:

•	each person who we believe beneficially owns 5% or more of our outstanding ordinary shares, and

•	all of our directors and executive officers as a group.

Beneficial ownership of shares is determined under rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. The percentage ownership of each such person is based on the number of ordinary Shares outstanding as of February 17, 2016 and includes the number of ordinary shares underlying options and RSUs that are exercisable within sixty (60) days from the date of February 17, 2016.  Ordinary Shares subject to these options and RSUs are deemed to be outstanding for the purpose of computing the ownership percentage of the person holding these options and RSUs, but are not deemed to be outstanding for the purpose of computing the ownership percentage of any other person.  The information in the table below is based on 44,370,647 Ordinary Shares outstanding as of February 17, 2016.  Each of our outstanding ordinary shares has identical rights in all respects. The information in the table below with respect to the beneficial ownership of shareholders is based on the public filings of such shareholders with the SEC through February 17, 2016 and information provided to us by such shareholders.

Name	Number of Shares	Percent
FIMI Funds (1).	15,042,672	33.8%
Itshak Sharon (Tshuva) (2)	5,222,218	11.8%
Mivtah Shamir Holdings Ltd. (3)	4,398,256	9.9%
Meitav Dash Investments Ltd. (4)	2,365,786	5.3%
All directors and executive officers as a group (17 persons) (5)	1,322,521	3.0%
__________________________

(1)
Based on a Schedule 13D/A filed on December 4, 2014 with the SEC and information provided to the Company, FIMI Opportunity IV, L.P., FIMI Israel Opportunity IV, Limited Partnership (the “FIMI IV Funds”), FIMI Opportunity V, L.P., FIMI Israel Opportunity Five, Limited Partnership (the "FIMI V Funds" and together with the FIMI IV Funds, the "FIMI Funds"), FIMI IV 2007 Ltd., FIMI FIVE 2012 Ltd., Shira and Ishay Davidi Management Ltd. and Mr. Ishay Davidi share voting and dispositive power with respect to the 15,042,672 shares held by the FIMI Funds. FIMI IV 2007 Ltd. is the managing general partner of the FIMI IV Funds.  FIMI FIVE 2012 Ltd. is the managing general partner of the FIMI V Funds. Shira and Ishay Davidi Management Ltd. controls FIMI IV 2007 Ltd. and FIMI FIVE 2012 Ltd. Mr. Ishay Davidi controls Shira and Ishay Davidi Management Ltd. and is the Chief Executive Officer of all the entities listed above. These holdings include options to purchase 100,000 ordinary shares held by FIMI IV 2007 Ltd., which are currently exercisable or are exercisable within 60 days of the date hereof granted to it by our company in connection with the service of its executives, Ishay Davidi and Amiram Boehm, as members of our Board. The principal business address of each of the above entities and of Mr. Davidi is c/o FIMI IV 2007 Ltd., Electra Tower, 98 Yigal Alon St., Tel-Aviv 6789141, Israel.

(2)
Based on a Schedule 13G/A filed on June 2, 2015 with the SEC by Itshak Sharon (Tshuva), Delek Group Ltd. and The Phoenix Holding Ltd and other information provided to us by such shareholders. The ordinary shares are beneficially owned by various direct or indirect, majority or wholly-owned subsidiaries of the Phoenix Holding Ltd. (“the Subsidiaries”). The Subsidiaries manage their own funds and/or the funds of others, including for holders of exchange-traded notes or various insurance policies, members of pension or provident funds, unit holders of mutual funds, and portfolio management clients. Each of the Subsidiaries operates under independent management and makes its own independent voting and investment decisions. The Phoenix Holding Ltd. is a majority-owned subsidiary of Delek Group Ltd.  The majority of Delek Group Ltd.'s outstanding share capital and voting rights are owned, directly and indirectly, by Itshak Sharon (Tshuva) through private companies wholly-owned by him, and the remainder is held by the public. The principal business address of Itshak Sharon (Tshuva) and Delek Investments and Properties Ltd. is 7 Giborei Israel Street, P.O.B. 8464, Netanya, 4250407, Israel. The principal business address of the Phoenix Holding Ltd. is Derech Hashalom 53, Givataim, 5345433, Israel.

(3)	Based on a Schedule 13G/A filed on December 15, 2015 by Mivtah Shamir Holdings Ltd. The principal office of Mivtah Shamir Holdings Ltd. is 27 Habarzel Street, Tel-Aviv.

(4)
Based on a Schedule 13G filed on January 6, 2016, Meitav Dash Investments Ltd. (“Meitav”) is controlled by: (1) BRM Group Ltd. (“BRM Group”) which holds Meitav’s shares through BRM Finance Ltd., a wholly owned subsidiary of  BRM Group. The shareholders of BRM Group are Messrs. Eli Barkat, Nir Barkat (Messrs. Eli Barkat and Nir Barkat are brothers) and Yuval Rakavy, each holds 33.3% through his controlled companies; and (2) Mr. Zvi Stepak who holds Meitav’s shares through Maya Holdings (Ye'elim) Ltd. (“Maya holdings”) a company which he controls and Nili (Amir) Holdings Ltd. (a wholly owned subsidiary of Maya Holdings). Meitav holds 2,365,786  ordinary shares as follows: (i) 518,882 ordinary shares owned by Mutual Funds of Meitav Dash Investments LTD group; (ii) 1,228,438 ordinary shares owned by Provident Funds of Meitav Dash Investments LTD group; (iii) 570,271 ordinary shares owned by ETFs of Meitav Dash Investments LTD group, and (iv) 48,195 ordinary shares owned by the Portfolio Management of Meitav Dash Investments LTD group. The principal business address of Meitav is 30 Derekh Sheshet Ha-yamim, Bene-Beraq, Israel.

(5)	As of February 17, 2016 all directors and executive officers as a group (17 persons) held 470,832 options that are vested or that vest within 60 days of February 17, 2016.

THE RIGHTS OFFERING

Terms of the Offer

We will distribute, at no charge to the holders of our ordinary shares on February 29, 2016, which we refer to as the record date, subscription rights to purchase up to an aggregate of 9,860,144 of our ordinary shares. The total subscription price for the rights offered in the rights offering will be at maximum $35.3 million, assuming full exercise of all the subscription rights. See below for additional information regarding subscription by DTC and TASE Clearinghouse participants.

Each shareholder is being issued one right for every nine of our ordinary shares owned on the record date. Each right carries with it a basic subscription right and an over-subscription right.

Each right entitles the holder to purchase, at the subscription price of $7.16 (reflecting a price of $3.58 per share), two ordinary shares with the terms described below.

Subscription right holders who fully exercise their basic subscription rights will be entitled to subscribe for additional ordinary shares that remain unsubscribed as a result of any unexercised basic subscription rights. We refer to this as the over-subscription right. You must exercise your rights with respect to the basic subscription right and the over-subscription right at the same time. We will allocate the available shares proportionately by calculating the number of rights you properly exercised using your basic subscription rights relative to the number of rights properly exercised using the basic subscription rights by all subscribers who have over-subscribed. If this allocation results in you being allocated a greater number of shares than you subscribed for, then you will be allocated only that number of shares for which you subscribed, and the remaining shares will be allocated among all other holders exercising the over-subscription privilege on the same basis described above. This allocation process will be repeated until all shares subscribed for have been allocated. Your rights may only be exercised for whole numbers of ordinary shares; no fractional ordinary shares will be issued in the rights offering. See below “Fractional Securities.”

The subscription rights are not transferable (except by operation of law), and will not be tradable on any trading market.

You may be subject to certain regulatory requirements if, as a result of the exercise of your subscription rights, you reach certain holding thresholds of beneficial ownership of our ordinary shares. For example, if your exercise of subscription rights results in you beneficially owning more than 5% of our ordinary shares, you may be required to file a Schedule 13D or Schedule 13G with the SEC.

Rights may be exercised at any time during the subscription period, which commences on March 29, 2016 and ends at 5:00 p.m., New York City time (midnight, Israel time), on March 21, 2016, the expiration date, unless we decide to terminate the rights offering prior to March 21, 2016. If you are a beneficial owner of our ordinary shares and/or hold them through a broker, dealer, bank or other nominee (including a participant of DTC or a member of the TASE), rather than in your own name, and you wish to exercise your subscription rights, you should contact your nominee to exercise your subscription rights sufficiently in advance of the expiration date of the rights offering in order to ensure timely delivery of a subscription rights certificate reflecting your exercise. Your nominee will instruct you as to the proper time and form of payment of the subscription price. If you hold your rights through an Israeli brokerage company that holds the rights through the TASE Clearinghouse, you must notify your Israeli brokerage company of your election to exercise your rights on or before March 21, 2016, at such time as determined by the applicable Israeli brokerage company. The related payment will be collected from the clients of TASE members and will be transferred to us on March 21, 2016. Any rights not exercised at or before the applicable time will expire without any payment to the holders for those unexercised rights. See “Methods of Exercise of Rights” and “Payment of Subscription Price”.

The rights will be evidenced by subscription rights certificates which will be mailed to shareholders.

For purposes of determining the number of rights a holder may acquire in the rights offering, holders whose ordinary shares are held of record by Cede & Co. or the Nominee Company of Discount Bank Ltd. will be deemed to be the holders of the rights that are issued to Cede& Co. or the Nominee Company of Discount Bank Ltd., respectively.

There is no minimum subscription amount required for consummation of the rights offering.

Allocation and Exercise of Over-Subscription Rights

In order to properly exercise an over-subscription right, a rights holder must: (i) exercise its basic subscription right in full, (ii) indicate on its subscription rights certificate that it submits with respect to the exercise of the rights issued to it how many additional ordinary shares it is willing to acquire pursuant to its over-subscription right and (iii) concurrently deliver the subscription payment related to its over-subscription right at the time it makes payment for its basic subscription right in accordance with the procedures described in this prospectus supplement.

We will allocate the available whole shares proportionately by calculating the number of rights you properly exercised using your basic subscription rights relative to the number of rights properly exercised by all subscribers who have over-subscribed. We will seek to honor your over-subscription in full, subject to the limitations set forth herein. The exercise of your over-subscription privilege may be limited, however, if there are insufficient shares available, so you may receive fewer shares than you subscribed for pursuant to your over-subscription privilege. If this allocation results in you being allocated a greater number of shares than you subscribed for, then you will be allocated only that number of shares for which you subscribed, and the remaining shares will be allocated among all other holders exercising the over-subscription privilege on the same basis. This allocation process will be repeated until all shares subscribed for have been allocated. Fractional shares resulting from the exercise of the over-subscription privilege will be eliminated by rounding down to the nearest whole share.

Rights payments for basic subscriptions and over-subscriptions will be deposited upon receipt by the U.S. subscription agent or us and held in a segregated account with the U.S. subscription agent pending a final determination of the number of ordinary shares to be issued pursuant to the over-subscription right. If the prorated amount of rights allocated to you in connection with your over-subscription right is less than your over-subscription request, then the excess funds held by the U.S. subscription agent or us on your behalf will be returned to you promptly without interest or deduction.

Brokers, dealers, banks and other nominee holders of rights, including DTC members, will be required to certify to the U.S. subscription agent before any over-subscription right may be exercised with respect to any particular beneficial owner as to (i) the number of rights exercised pursuant to its basic subscription right and (ii) the number of rights subscribed for pursuant to the over-subscription right of such beneficial owner. TASE members will exercise subscription rights with respect to their respective beneficial owners on an aggregate basis, setting forth (i) the total number of rights exercised pursuant to the basic subscription rights of such beneficial owners and (ii) the total number of rights subscribed for pursuant to the over-subscription rights of such beneficial owners. TASE members and TASE Clearing House members are required to ensure that any client that elected to exercise its over-subscription right has exercised its basic subscription right in full.

We will not offer or sell in connection with the rights offering any ordinary shares that are not subscribed for pursuant to the basic subscription right or the over-subscription right.

Fractional Securities

We will issue only whole numbers of securities in the rights offering. Accordingly, if you are entitled to receive a fraction of a subscriptions right in the rights offering, we will round down to the nearest whole number. With respect to ordinary shares registered on our shareholder register maintained by the American Stock Transfer & Trust Company, LLC, including those held in the name of DTC (other than those held for the account of the TASE Clearinghouse), rounding will be made with respect to each record and beneficial shareholder. With respect to ordinary shares held for the account of the TASE Clearinghouse or in the name of the Nominee Company of Discount Bank Ltd., such rounding will be made with respect to each nominee rather than each beneficial shareholder.

Rights may only be exercised for whole numbers of ordinary shares; no fractional ordinary shares will be issued in the rights offering.

We understand that some TASE members may record fractional securities for the accounts of their clients pursuant to their internal policies.

Exercise of Rights by Our Controlling Shareholders and Chairman

Our controlling shareholders, the FIMI Opportunity Fund., or FIMI, have informed us that they intend to exercise their subscription rights in full and may choose to exercise the over-subscription rights set forth herein, all to such extent that the FIMI holdings do not equal or exceed 45% of our voting rights following the exercise of their subscription rights. As of the date of this prospectus supplement, FIMI beneficially owns 33.8% of our outstanding ordinary shares.

Mr. Dov Baharav, our Chairman, interim Chief Executive Officer and the holder of 849,182 Ordinary Shares, representing 1.9% of our outstanding ordinary shares, has informed us that he intends to exercise his subscription rights in full and may choose to exercise the over-subscription rights set forth herein.

Expiration of the Rights Offering

You may exercise your subscription rights at any time before 5:00 p.m., New York City time (midnight, Israel time) on March 21, 2016, the expiration date of the rights offering, unless we decide to terminate the rights offering prior to March 21, 2016. We may not extend the expiration date of the rights offering, other than as expressly set out herein.

If you are a beneficial owner of our ordinary shares and/or hold them through a broker, dealer, bank or other nominee (including a participant of DTC or a member of the TASE), rather than in your own name, and you wish to exercise your subscription rights, you should contact your nominee to exercise your subscription rights sufficiently in advance of the expiration date in order to ensure timely delivery of a subscription rights certificate reflecting your exercise. Your nominee will instruct you as to exercising your subscription and over-subscription rights and as to the proper time and form of payment of the subscription price. Each TASE member will determine its own deadline.

Any rights not exercised at or before the applicable time will have no value and expire without any payment to the holders of those unexercised rights. We will not be obligated to honor your exercise of subscription rights if the U.S. subscription agent or Gilat receives the documents relating to your exercise after the rights offering expires, regardless of when you transmitted the documents.

Revocation, Termination and Amendment of the Rights Offering

No Revocation. Once you send in your subscription rights certificate and payment, you cannot revoke the exercise of either your basic or over-subscription rights, even if the market price of our ordinary shares is below the price of $3.58 per share, which is reflected by the subscription price. You should not exercise your subscription rights unless you are certain that you wish to purchase additional ordinary shares at the proposed subscription price.

Termination; Cancellation. We may terminate or cancel the rights offering at any time prior to March 21, 2016, for any reason. If the offering is terminated, all rights will expire and we will promptly arrange for the refund, without interest or deduction, of any funds received from holders of subscription rights. Any termination or cancellation of the rights offering will be followed as promptly as practicable by an announcement thereof and in no event later than 9:00 a.m., New York City time, on the business day following the termination or cancellation. If the rights offering is terminated or cancelled, the adjustment made by the TASE to the opening price of our ordinary shares at the opening of trading on the TASE Ex-day (which is the first day that our ordinary shares will trade on the TASE without entitlement to receive the rights) will not be reversed.

No Amendments. We may not amend or modify the terms of the rights offering, nor can we extend the expiration date of the rights offering, unless we publish an amended prospectus supplement or a revised prospectus supplement (subject to any applicable law).

Reasons for the Rights Offering; Determination of the Offering Price

We are making the rights offering to strengthen our balance sheet, provide additional funds for our operations and for general corporate purposes. Although we believe that the rights offering will strengthen our financial condition, our Board of Directors is not making any recommendation as to whether you should exercise your subscription rights.

Our Board of Directors appointed a special committee to oversee the rights offering and make a recommendation to the Board of Directors with respect to the terms of the rights offering. The special committee is composed of three independent member of our Board of Directors, including our two external directors within the meaning of the Companies Law. The special committee recommended the subscription price to our Board of Directors, which in turn considered the terms of the rights offering.. In determining the pricing of the rights offering, the special committee and our Board of Directors considered, among other things, the need to offer the shares at a price that would be attractive to investors relative to the then current trading price for our ordinary shares, historical and current trading prices for our ordinary shares, the need for capital and alternatives available to us for raising capital, potential market conditions and the desire to provide an opportunity to our shareholders to participate in the rights offering on a pro rata basis.  In conjunction with its review of these factors, the special committee and our Board of Directors reviewed, with the assistance of management and a financial and legal advisors, our history and prospects, including our past and present earnings, our prospects for future earnings, and the outlook for our industry, our current financial condition and a range of subscription prices compared to market prices in various prior rights offerings. The subscription price does not necessarily bear any relationship to any other established criteria for value. You should not consider the subscription price as an indication of value of our company or our ordinary shares. You should not assume or expect that, after the rights offering, our ordinary shares will trade at or above the subscription price in any given time period. The market price of our ordinary shares may decline during or after the rights offering, and you may not be able to sell the shares of our ordinary shares purchased during the rights offering at a price equal to or greater than the subscription price. You should obtain a current quote for our ordinary shares before exercising your subscription rights and make your own assessment of our business and financial condition, our prospects for the future, and the terms of this rights offering.

U.S. Subscription Agent

American Stock Transfer& Trust Company, LLC will act as the U.S. subscription agent in connection with the rights offering with respect to holders of our ordinary shares that are registered on our shareholder register maintained at American Stock Transfer & Trust Company, LLC, the transfer agent of our ordinary shares, including shares registered in the name of Cede & Co. for the benefit of brokers, dealers, banks and other nominees (other than the TASE Clearinghouse). The U.S. subscription agent will receive for its administrative, processing, invoicing and other services a fee estimated to be approximately $40 thousand plus reimbursement for all reasonable out-of-pocket expenses related to the rights offering.

Completed subscription rights certificates of such holders must be sent together with full payment of the subscription price for all shares subscribed for through the exercise of the subscription right (including over-subscription rights) to the U.S. subscription agent by one of the methods described below:

By Hand, Mail or Overnight Courier:
American Stock Transfer & Trust Company, LLC
6201 15th Avenue, Brooklyn, NY 11219
Attn: Reorganization

Delivery to an address other than the address listed above will not constitute valid delivery and, accordingly, may be rejected by us.

If you use the mail, we recommend that you use insured, registered mail, return receipt requested. We will not be obligated to honor your exercise of subscription rights if the U.S. subscription agent receives the documents relating to your exercise after the rights offering expires, regardless of when you transmitted the documents. We will accept only properly completed and duly executed subscription rights certificates actually received at the address listed above, at or prior to 5:00 p.m., New York City time (midnight, Israel time), on March 21, 2016. See “–Payment of Subscription Price” below.

If you are a beneficial owner of our ordinary shares and/or hold them through a broker, dealer, bank or other nominee (including a participant of DTC), rather than in your own name and you wish to exercise your subscription rights, you should contact your nominee to exercise your subscription rights sufficiently in advance of the expiration date of the rights offering in order to ensure timely delivery of a subscription rights certificate reflecting your exercise. Your nominee will instruct you as to the proper time and form of payment of the subscription price.

Israeli Subscription Agent

The Nominee Company of Discount Bank Ltd. will act as the Israeli subscription agent in connection with the rights offering with respect to our ordinary shares that are held through an Israeli brokerage firm that holds the rights through the TASE Clearinghouse, as well as the ordinary shares held in the DTC account of the TASE Clearinghouse for the benefit of brokers, dealers, banks and other nominees that are TASE Clearinghouse members.

See also under “– Payment of Subscription Price – Record Holders whose ordinary shares are held through the TASE Clearinghouse”.

Information Agent

    If you have any questions or need further information about the rights offering, or for additional copies of this prospectus, please contact our Information Agent for the rights offering, D.F. King & Co., Inc., toll free at 877-283-0321.

Methods for Exercising Rights

Rights are evidenced by subscription rights certificates that will be mailed to record date shareholders registered on our shareholder register maintained at American Stock Transfer & Trust Company, LLC or, if a record date shareholder’s ordinary shares are held by a depository or nominee on his, her or its behalf, to such depository or nominee.

Record date shareholders registered on our shareholder register maintained by the U.S. subscription agent

Rights of record date shareholders registered on our shareholder register maintained at the U.S. subscription agent may be exercised by record holders or such depositories or nominees by completing and signing the subscription rights certificate that accompanies this prospectus supplement and mailing it in the envelope provided, or otherwise delivering the completed and duly executed subscription rights certificate to the U.S. subscription agent, together with payment in full (including for over-subscription rights) for the ordinary shares at the subscription price by the expiration date of the rights offering. Completed subscription rights certificates and related payments must be received by the U.S. subscription agent prior to 5:00 p.m., New York City time (midnight, Israel time), on or before March 21, 2016, at the offices of the U.S. subscription agent at the address set forth above.

Shareholders whose ordinary shares are held as of the record date by a nominee, such as a broker, dealer, bank or other nominee rather than in their own name, must contact that nominee to exercise their rights sufficiently in advance of the expiration date of the rights offering in order to ensure timely delivery of a subscription rights certificate reflecting their exercise. In that case, the nominee will complete the subscription rights certificate on behalf of the record date shareholder and arrange for proper payment by one of the methods set forth under “Payment of Subscription Price” below.

Beneficial owner whose ordinary shares are held through the TASE Clearinghouse

According to the TASE and the TASE Clearinghouse rules, a beneficial owner whose ordinary shares are held through the TASE Clearinghouse, rather than in their own name, should expect their TASE Clearinghouse member to notify them of this rights offering and the procedures for exercising or transferring their rights. If you are such a beneficial owner and you wish to exercise your subscription rights, according to the TASE and the TASE Clearinghouse rules, your TASE Clearinghouse member will instruct you as to the proper time and form of payment of the subscription price. In that case, the TASE Clearinghouse member will complete the subscription rights certificate on your behalf and arrange for proper payment.

According to the TASE and the TASE Clearinghouse rules, TASE members are required to send a written notice to their clients who are registered in their records as our shareholders on the record date notifying them and that they can choose among the following two alternatives: (i) to exercise their basic subscription rights and over-subscription right in full or in part; or (ii) not to exercise their rights at all. If the client has not given the TASE member an exercise notice as aforesaid, then his rights will not be exercised.

Nominee Holders

If you are a broker, a trustee or a depositary for securities that holds our ordinary shares for the account of others as a nominee holder, you should notify the respective beneficial owners of such shares as soon as possible of the issuance of the rights to find out such beneficial owners’ intentions. You should obtain instructions from the beneficial owner with respect to the rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate subscription certificates. A nominee holder that holds shares for the account(s) of more than one beneficial owner may exercise the number of rights to which all such beneficial owners in the aggregate otherwise would have been entitled if they had been direct record holders of our ordinary shares on the record date, so long as the nominee submits the appropriate subscription certificates and certifications and proper payment to us. If you are a member of the TASE, you must comply with the rules of the TASE with respect to providing notices to and receiving instructions from your clients.

General

All questions as to the timeliness, validity, form, eligibility (including times of receipt and matters pertaining to beneficial ownership) and the acceptance of subscription forms and the subscription price will be determined by us, which determinations will be final and binding. No alternative, conditional or contingent subscriptions will be accepted.

We reserve the right to reject any exercise if such exercise is not in accordance with the terms of the rights offering or not in proper form or if the acceptance thereof or the issuance of our ordinary shares thereto could be deemed unlawful. We reserve the right to waive any deficiency or irregularity with respect to any subscription rights certificate. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as we determine in our sole discretion. We will not be under any duty to give notification of any defect or irregularity in connection with the submission of subscription rights certificates or incur any liability for failure to give such notification.

Payment of Subscription Price

Record Holders registered on our shareholder register maintained by the U.S. subscription agent

If you are a holder of our ordinary shares that is registered on our shareholder register maintained at American Stock Transfer & Trust Company, LLC, you may send the subscription rights certificate together with payment for the rights exercised based on the subscription price of $7.16 (reflecting a price of $3.58 per share). To be accepted, the payment, together with a properly completed and executed subscription rights certificate, must be received by the U.S. subscription agent at the U.S. subscription agent’s office set forth above (see “–U.S. Subscription Agent”), at or prior to 5:00 p.m., New York City time (midnight, Israel time), on March 21, 2016.

All payments to the U.S. subscription agent must be in U.S. dollars by check made payable to American Stock Transfer and Trust Company, LLC or bank wire to:

JP Morgan Chase
ABA # 021000021
Account # 530-354616
Beneficiary: American Stock Transfer
Reference: AST as Subscription Agent for Gilat Sat FBO shareholders name
JP Morgan Chase swift code is:  CHASUS33

Payment also may be made by wire transfer to First International Bank of  Israel Ltd., Branch 012, Account No. 333271, IBAN IL43031012 0000000 333271, SWIFT Code: FIRBILIT, for the benefit of Gilat Satellite Networks Ltd., with reference to the rights holder’s name.

The U.S. subscription agent will deposit all funds received prior to the final payment date into a segregated account pending pro-ration and distribution of the ordinary shares.

The method of delivery of subscription rights certificates and payment of the subscription price to the U.S. subscription agent will be at the election and risk of the participating rights holders, but if sent by mail it is recommended that such certificates and payments be sent by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the U.S. subscription agent and clearance of payment prior to 5:00 p.m., New York City time (midnight, Israel time), on March 21, 2016. Because uncertified personal checks may take at least five business days to clear, you are strongly urged to pay, or arrange for payment, by means of certified or cashier’s check or money order.

 Whichever of the methods described above is used, issuance of the ordinary shares is subject to collection of checks and actual payment.

If a participating rights holder who subscribes for shares as part of the subscription right or the over-subscription right does not make payment of any amounts due by the expiration date, the U.S. subscription agent reserves the right to take any or all of the following actions: (i) reallocate the ordinary shares to other participating rights holders in accordance with the over-subscription right; (ii) apply any payment actually received by it from the participating rights holder toward the purchase of the greatest whole number of ordinary shares which could be acquired by such participating rights holder upon exercise of the basic subscription right and any over-subscription right; and/or (iii) exercise any and all other rights or remedies to which it may be entitled, including the right to set off against payments actually received by it with respect to such subscribed for ordinary shares.

Holders whose ordinary shares are held through the TASE Clearinghouse

The TASE Clearinghouse will credit the accounts of the respective TASE Clearinghouse members that hold our ordinary shares of record as of February 29, 2016 with one subscription right per each nine ordinary shares held in such accounts. According to the TASE and the TASE Clearinghouse rules, the TASE Clearinghouse members and members of TASE will notify their respective beneficial owners as soon as possible about the terms of the rights offering in order to ascertain their intentions and to obtain instructions with respect to the subscription rights, specifically if and how many basic subscription rights they elect to exercise, and in the event that they elect to exercise their basic subscription rights in full, if and how many rights they elect to subscribe for pursuant to the over-subscription right.

Beneficial owners who wish to exercise their subscription rights, in full or in part, must notify their respective TASE members no later than March 21, 2016, at the time determined by the applicable member, as to the number of basic subscription rights they elect to exercise, and, if they elect to exercise their basic subscription rights in full, the number of rights subscribed for pursuant to the over-subscription rights, if any.

TASE Clearinghouse members must deliver to the TASE Clearinghouse by 9:00 a.m. Israel time on March 21, 2016, a notice setting forth: (i) the total number of rights subscribed for through the exercise of the basic subscription rights of its respective clients and (ii) the total number of rights subscribed for pursuant to the over-subscription rights, if any, by such beneficial owners. TASE members and TASE Clearing House members are required to ensure that any client that elected to exercises its over-subscription right has exercised its basic subscription right in full. According to the TASE and the TASE Clearinghouse rules, TASE Clearinghouse members bear the sole responsibility and liability for the results of any mistake in such member’s exercise notice.

On or about the expiration date of the rights offering, the TASE Clearinghouse will debit the respective accounts of the applicable TASE members for the aggregate subscription price due from them in consideration of the exercise of the rights and will credit the account of our Israeli nominee company (the Nominee Company of Discount Bank Ltd.) with the total amount due in respect of the exercise of rights by the TASE members.

Our Israeli nominee company will credit the TASE Clearinghouse with the number of shares issuable upon the exercise of the rights. This number will be allocated among the TASE members, so that each member is credited by the TASE Clearinghouse in accordance with the number of rights exercised by it.

The payment date of the total subscription price to us by our Israeli nominee company will be on or about the expiration date of the offering. One trading day after the expiration date of the rights offering, and only after we have received such payment, we will issue a share certificate to our Israeli nominee company with the number of shares issuable upon the exercise of the rights.

The payment of the subscription price will be denominated in NIS, at the “known” representative rate, which is the representative rate of exchange published by the Bank of Israel on the date prior to the payment date.

Set forth below is a summary of the offering timeline for holders of shares through our Israeli nominee company:

February 29, 2016	Record date

February 29, 2016	TASE Ex-Rights date

March 21, 2016, at the time determined by the applicable TASE member
The last day for clients of TASE members to notify the applicable TASE member as to basic subscription rights they elect to exercise, and to the extent that such basic subscription rights are exercised in full, the number of rights subscribed for pursuant to the over-subscription rights, if any.

March 21, 2016, by 9:00 a.m. Israel time	TASE Clearinghouse members deliver to the TASE Clearinghouse notices of rights exercised pursuant to the basic and over-subscription rights.

No later than April 3, 2016
TASE Clearinghouse debits the TASE members for the aggregate subscription price due from them in consideration for the exercise of the rights and credits the account of our Israeli nominee company with the total amount due in respect of the exercise of rights by the TASE members.

No later than April 3, 2016	Payment date of the total subscription exercise amount to us

No later than April 3, 2016	We issue a share certificate to our Israeli nominee company.

On or about April 3, 2016
Our Israeli nominee company credits the TASE Clearinghouse with the total number of shares issued upon the exercise of the rights. The TASE Clearinghouse will then allocate such shares among the applicable TASE members.
Record date shareholders

Delivery of Share Certificates

Shareholders whose ordinary shares are held of record by Cede & Co. on their behalf or on behalf of their broker, dealer, bank or other nominee that is a DTC participant (other than the TASE Clearinghouse) will have any ordinary shares that they acquire in the rights offering issued in the name of Cede & Co.

 Shareholders whose ordinary shares are held of record by Cede & Co. for the DTC account of the TASE Clearinghouse on their behalf or on behalf of their broker, dealer, bank or other nominee that is a TASE Clearinghouse member will have any ordinary shares that they acquire in the rights offering issued in the name of Cede & Co. for the DTC account of the TASE Clearinghouse.

With respect to record shareholders, share certificates for ordinary shares will be mailed promptly after the expiration of the rights offering and payment of the subscription price by the individual holder has cleared.

 If You Have Questions

If you have any questions or need further information about the rights offering, or for additional copies of this prospectus supplement or subscription rights certificates, please call the information agent, D.F. King & Co., Inc., toll free at 877-283-0321, or, if you are located in Israel, you may also contact our General Counsel at (972) 3-925-2000, during their respective normal business hours.

PLAN OF DISTRIBUTION

Immediately following the effective date of this prospectus supplement, we will distribute, at no cost, the subscription rights certificates and copies of this prospectus supplement to all holders of record of our ordinary shares on February 29, 2016. If you wish to exercise your subscription rights and purchase our ordinary shares, you should complete the subscription rights certificate and return it, with payment of the subscription price, or follow the procedure for subscription by shareholders whose ordinary shares are held by a nominee, as set forth in “The Rights Offering – Methods for Exercising Rights”.

 MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following are the material U.S. federal income tax consequences to U.S. Holders of the receipt, exercise and disposition of rights, and of owning and disposing of ordinary shares issued upon the exercise of the rights (“new ordinary shares”), but it does not purport to be a comprehensive description of all tax considerations that may be relevant to a particular person’s investment decision. This discussion applies only to U.S. Holders that hold our existing ordinary shares and will hold the rights and the new ordinary shares as capital assets for U.S. federal income tax purposes. In addition, it does not describe all of the tax consequences that may be relevant in light of the U.S. Holder’s particular circumstances, including alternative minimum tax consequences, the potential application of the “Medicare contribution tax” on net investment income and tax consequences applicable to U.S. Holders subject to special rules, such as:

•	certain financial institutions;

•	dealers or traders in securities that use a mark-to-market method of accounting;

•	persons holding rights or new ordinary shares as part of a hedge, straddle, conversion transaction or integrated transaction;

•	persons whose “functional currency” for U.S. federal income tax purposes is not the U.S. dollar;

•	tax-exempt entities, “individual retirement accounts” or “Roth IRAs”;

•	entities classified as partnerships for U.S. federal income tax purposes;

•	persons who own or are deemed to own 10% or more of our voting shares; or

•	persons holding existing ordinary shares, rights or new ordinary shares in connection with a trade or business conducted outside the United States.

If a partnership holds the existing ordinary shares, rights or new ordinary shares the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. Partnerships holding existing ordinary shares, rights or new ordinary shares and partners in such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences to them of the receipt, exercise and disposition of the rights and of owning and disposing of new ordinary shares.

This summary is based upon the tax laws of the United States including the Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions, final, temporary and proposed Treasury regulations, and the income tax treaty between Israel and the United States (the “Treaty”), all as of the date hereof, and any of which could be subject to change, possibly with retroactive effect.

A “U.S. Holder” is a person that is eligible for the benefits of the Treaty and is, for U.S. federal income tax purposes, a beneficial owner of existing ordinary shares that is one of the following:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

U.S. Holders are urged to consult their tax advisors as to the U.S. federal, state, local and non-U.S. tax consequences of the receipt of rights, the exercise or disposition of rights and of owning and disposing of new ordinary shares in their particular circumstances.

Except as described below, this discussion assumes that we are not, and will not become, a PFIC for any taxable year.

Taxation of the Rights

Receipt of the Rights

The receipt of the rights by a U.S. Holder of existing ordinary shares pursuant to the rights offering will be treated as a non-taxable distribution with respect to the existing ordinary shares for U.S. federal income tax purposes.

If on the date of distribution, the fair market value of the rights is less than 15% of the fair market value of the existing ordinary shares with respect to which the rights were distributed, the rights will be allocated a zero basis for U.S. federal income tax purposes, unless the U.S. Holder affirmatively elects to allocate basis in proportion to the relative fair market values of its existing ordinary shares and the rights received (determined on the date of distribution). This irrevocable election must be made in the U.S. federal income tax return for the taxable year in which the rights are received, and will apply to all rights received by the U.S. Holder pursuant to the rights offering.

If on the date of distribution the fair market value of the rights is 15% or greater than the fair market value of the existing ordinary shares with respect to which the rights were distributed, the basis of the U.S. Holder’s ordinary shares must be allocated between its existing ordinary shares and the rights in proportion to their fair market values (determined on the date of distribution).

Exercise of the Rights

The exercise of a right by a U.S. Holder will not be a taxable transaction for U.S. federal income tax purposes. The U.S. Holder’s tax basis in new ordinary shares received upon exercise of the rights will equal the subscription price and the U.S. Holder’s tax basis, if any, in the exercised rights. The holding period for the new ordinary shares received will begin on the day the underlying rights are exercised.

Sale or Other Taxable Disposition of the Rights

For U.S. federal income tax purposes, gain or loss realized on a sale or other taxable disposition of rights by the U.S. Holder will be capital gain or loss, and will be long-term capital gain or loss if the holding period for the rights is more than one year. For these purposes, the holding period for the rights will include the holding period of the existing ordinary shares with respect to which the rights were distributed. The amount of the gain or loss will equal the difference between the tax basis in the rights disposed of and the amount realized on the disposition. Such gain or loss will generally be U.S. source gain or loss for foreign tax credit purposes.

Expiration of the Rights

If a U.S. Holder allows rights to expire without exercising them, the rights will be deemed to have a zero basis and, therefore, the U.S. Holder will not recognize any loss upon the expiration of the rights. Any tax basis from existing ordinary shares that was allocated to the lapsed rights will be reallocated back to such existing ordinary shares.

Taxation of the New Ordinary Shares

Taxation of Distributions

Distributions paid on the new ordinary shares, other than certain pro rata distributions of ordinary shares, will be treated as dividends to the extent paid out of current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Since we do not maintain calculations of our earnings and profits under U.S. federal income tax principles, U.S. Holders will generally be required to treat all distribution made with respect to new ordinary shares as taxable dividends and include them in income on the date of receipt. Subject to applicable limitations, dividends paid to certain non-corporate U.S. Holders will be taxable at favorable rates applicable to long-term capital gains. The dividend income will include any amounts withheld by us or our paying agent in respect of Israeli taxes. The dividend will be treated as foreign-source income and will not be eligible for the dividends-received deduction generally allowed to U.S. corporations under the Code.

Dividends paid in NIS will be included in a U.S. Holder’s income in a U.S. dollar amount calculated by reference to the exchange rate in effect on the date of receipt of the dividend, regardless of whether the payment is in fact converted into U.S. dollars. If the dividend is converted into U.S. dollars on the date of receipt, a U.S. Holder generally should not be required to recognize foreign currency gain or loss in respect of the dividend income.

Subject to applicable limitations that vary depending upon a U.S. Holder’s particular circumstances, Israeli taxes withheld from dividends at a rate not exceeding the applicable rate provided by the Treaty may be creditable against the U.S. Holder’s U.S. federal income tax liability. Israeli taxes withheld in excess of the applicable rate allowed by the Treaty will not be eligible for credit against a U.S. Holder’s federal income tax liability. The limitation on foreign tax credit is calculated separately with respect to specific classes of income. Instead of claiming a credit, a U.S. Holder may, at the U.S. Holder’s election, deduct the otherwise creditable foreign taxes in computing the taxable income for the year, subject to generally applicable limitations under U.S. law. An election to deduct foreign taxes instead of claiming foreign tax credits applies to all foreign taxes paid or accrued in the taxable year. The rules governing foreign tax credits are complex and U.S. Holders should consult their tax advisors regarding the availability of foreign tax credits and the deductibility of foreign taxes in their particular circumstances.

Sale and Other Disposition of the New Ordinary Shares

Gain or loss realized on the sale or other disposition of the new ordinary shares will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder held the new ordinary shares for more than one year. The amount of gain or loss will equal the difference between the U.S. Holder’s tax basis in the new ordinary shares disposed of and the amount realized on the disposition, in each case as determined in U.S. dollars. Such gain or loss will generally be U.S.-source gain or loss for foreign tax credit purposes. The deductibility of capital losses is subject to limitations.

Passive Foreign Investment Company Rules

We believe that we were not a PFIC for U.S. federal income tax purposes for the taxable year of 2015. However, since PFIC status depends upon the composition of our income and assets and the market value of our assets from time to time, there can be no assurance that we will not be considered a PFIC for any future taxable year. If we were a PFIC for any taxable year during which a U.S. Holder owned an ordinary share (and under proposed Treasury regulations, a right), certain adverse consequences could apply to the U.S. Holder. Specifically, gain recognized by a U.S. Holder on a sale or other disposition of such ordinary share (or right) would be allocated ratably over the U.S. Holder’s holding period for the ordinary share (or right). The amounts allocated to the taxable year of the sale or other disposition and to any year before we became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, for that taxable year, and an interest charge would be imposed on the resulting tax liability. Further, any distribution in excess of 125% of the average of the annual distributions received by the U.S. Holder on our ordinary shares during the preceding three years or the U.S. Holder’s holding period, whichever is shorter, would be subject to taxation as described immediately above. Certain elections (such as a mark-to-market election) may be available to U.S. Holders and may result in alternative tax treatment. In addition, if we were a PFIC for a taxable year in which we pay a dividend or the prior taxable year, the favorable dividend rates discussed above with respect to dividends paid to certain non-corporate U.S. Holders would not apply. If we were a PFIC for any taxable year in which a U.S. Holder owned our shares, the U.S. Holder would generally be required to file annual returns with the Internal Revenue Service, or the IRS, on IRS Form 8621.

Transfer Reporting Requirements

A U.S. Holder that subscribes for new ordinary shares may be required to file IRS Form 926 with the IRS if the aggregate subscription price paid by the U.S. Holder, when aggregated with all transfers of cash made by the U.S. Holder (or any related person) to us within the preceding twelve-month period, exceeds 100,000 U.S. dollars (or its foreign currency equivalent) and certain other conditions are met. U.S. Holders that are required to file Form 926, but fail to do so, could be subject to substantial penalties. U.S. Holders should consult their tax advisors to determine whether they are subject to any Form 926 filing requirements.

Information Reporting and Backup Withholding

Payment of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries may be subject to information reporting and backup withholding unless (i) the U.S. Holder is a corporation or other exempt recipient or (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that the U.S. Holder is not subject to backup withholding. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Certain U.S. Holders who are individuals (and under proposed Treasury regulations, certain entities controlled by individuals) may be required to report on IRS Form 8983 information relating to their holdings of our securities, subject to certain exceptions (including an exception for securities held in accounts maintained by U.S. financial institutions). U.S. Holders should consult their tax advisers regarding the application of these rules in the U.S. Holders’ particular circumstances.

CERTAIN ISRAELI TAX CONSIDERATIONS

The following are the material Israeli income tax consequences to the holders described below of the receipt and exercise and disposition of rights, and of owning and disposing of ordinary shares issued upon the exercise of the rights (“new ordinary shares”), but it does not purport to be a comprehensive description of all tax considerations that may be relevant to a particular person’s investment decision. This discussion applies only to holders that hold our existing ordinary shares and will hold the rights and the new ordinary shares as capital assets for Israeli income tax purposes. In addition, it does not describe all of the tax consequences that may be relevant in light of the holder’s particular circumstances. To the extent that the discussion is based on new tax legislation that has not been subject to judicial or administrative interpretation, we cannot assure you that the tax authorities will accept the views expressed in the discussion in question.

The Distribution and Exercise of the Subscription Rights

We do not believe that the receipt and exercise of your subscription rights will be taxable; however, no tax ruling from the Israeli Income Tax Authority will be sought for the rights offering.

Capital Gains Tax

Israeli law generally imposes a capital gains tax on the sale of any capital assets by residents of Israel, as defined for Israeli tax purposes, and on the sale of capital assets (or rights to capital assets) located in Israel, including shares of Israeli companies by non-residents of Israel and disposition of subscription rights, unless a specific exemption is available or unless a tax treaty between Israel and the shareholder’s country of residence provides otherwise. The law distinguishes between real gain and inflationary surplus. The inflationary surplus is a portion of the total capital gain that is equivalent to the increase of the relevant asset’s purchase price which is attributable to the increase in the Israeli consumer price index, or a foreign currency exchange rate, between the date of purchase and the date of sale. The real gain is the excess of the total capital gain over the inflationary surplus.

Israeli Residents

Generally, the tax rate applicable to capital gains derived from the sale or disposition of securities (including shares or subscription rights), whether listed on a stock market or not, is 25% for Israeli individuals, unless, among others, such shareholder claims a deduction for financing expenses in connection with such securities, in which case the gain will generally be taxed at a rate of 30%. Additionally, if such shareholder is considered a “Significant Shareholder” at any time during the 12-month period preceding such sale, i.e. such shareholder holds directly or indirectly, including with others, at least 10% of any means of control in the company, the tax rate shall be 30%. Israeli companies are subject to the corporate tax rate on capital gains derived from the sale of listed securities (currently 25%).

As of January 1, 2013, shareholders that are individuals who have taxable income that exceeds NIS 800,000 in a tax year (linked to the CPI each year), will be subject to an additional tax, referred to as High Income Tax, at the rate of 2% on their taxable income for such tax year which is in excess of NIS 800,000. For this purpose, taxable income will include taxable capital gains from the sale of our securities and taxable income from dividend distributions.

Section 94(D) of the Israeli Income Tax Ordinance (New Version), 1961, or the Tax Ordinance, defines “bonus shares” as “including the benefit component in rights issued or in shares originating in such rights.” Section 94(A) of the Tax Ordinance provides that at the time of disposition of bonus shares issued to an individual, company or association of individuals, or at the time of sale of shares in respect of which the bonus shares were issued, defined as the Principal Shares, the bonus shares will be deemed to have been purchased on the date the Principal Shares were purchased. In addition, the section provides that the original price (i.e., tax basis) of one bonus share or one Principal Share will be a sum whose proportion to the total original price of all bonus shares and Principal Shares will be the same as the proportion of the par value of one such share to the total par value of all the aforementioned shares. In accordance with Section 94(E) of the Tax Ordinance, the Minister of Finance of Israel may, subject to the approval of the finance committee of the Israeli Parliament, promulgate rules for calculating the amount of the benefit component. Such rules have not been published.

Non-Israeli Residents

Non-Israeli residents are generally exempt from Israeli capital gains tax on any gains derived from the sale of securities of Israeli companies publicly traded on the Tel Aviv Stock Exchange or on a recognized stock exchange outside of Israel, provided however that such shareholders did not acquire their securities prior to an initial public offering and that the gains did not derive from a permanent establishment of such shareholders in Israel. However, non-Israeli corporations will not be entitled to such exemption if Israeli residents (i) have a controlling interest of more than 25% in such non-Israeli corporation, or (ii) are the beneficiaries or are entitled to 25% or more of the revenues or profits of such non-Israeli corporation, whether directly or indirectly.

In certain instances where our shareholders may be liable for Israeli tax on the sale of their securities, the payment of the consideration may be subject to the withholding of Israeli tax at the source.

In addition, pursuant to the Convention between the Government of the United States of America and the Government of Israel with respect to Taxes on Income, as amended, or the U.S.-Israel Tax Treaty, the sale, exchange or disposition of ordinary shares by a person who qualifies as a resident of the United States within the meaning of the U.S.-Israel Tax Treaty and who is entitled to claim the benefits afforded to such person by the U.S.-Israel Tax Treaty generally will not be subject to Israeli capital gains tax unless such Treaty U.S. Resident holds, directly or indirectly, shares representing 10% or more of our voting power during any part of the 12-month period preceding such sale, exchange or disposition, subject to particular conditions, or unless capital gains from such sale, exchange or disposition can be allocated to a permanent establishment in Israel. In such case, the Treaty U.S. Resident would be subject to Israeli tax, to the extent applicable; however, under the U.S.-Israel Tax Treaty, such Treaty U.S. Resident may be permitted to claim a credit for such taxes against the U.S. federal income tax imposed with respect to such sale, exchange or disposition, subject to the limitations in U.S. laws applicable to foreign tax credits. The U.S.-Israel Tax Treaty does not relate to U.S. state or local taxes.

Taxation of Non-Residents on Dividend Distributions

Non-residents of Israel are subject to income tax on income accrued or derived from sources in Israel. Israeli source of income includes passive income such as dividends. On distributions of dividends other than bonus shares or stock rights distributions, income tax is generally withheld at source at the rate of 25% unless a different rate is provided in a treaty between Israel and the shareholder’s country of residence.

 Under the U.S.-Israel Tax Treaty, such tax rate may be reduced to 12.5% if the shareholder is a U.S. corporation and holds at least 10% of our issued voting power during the part of the tax year that precedes the date of payment of the dividend and during the whole of its prior tax year, and provided not more than 25% of our gross income consists of interest or dividends, other than dividends or interest received from subsidiary corporations or corporations 50% or more of the outstanding shares of the voting stock of which is owned by us.

LEGAL MATTERS

The validity of the securities offered hereby and other legal matters concerning the rights offering relating to Israeli law will be passed upon for us by Naschitz, Brandes, Amir & Co., Tel-Aviv, Israel. Certain legal matters relating to United States law will be passed upon for us by Carter Ledyard & Milburn LLP, New York, New York.

EXPERTS

Our consolidated financial statements as of December 31, 2014 and 2013 and for each of the three years ended December 31, 2014 included in our Annual Report on Form 20-F for the year ended December 31, 2014 and incorporated herein by reference, have been audited by Kost Forer Gabbay and Kasierer, a member of Ernst & Young Global, independent registered public accounting firm, as set forth in their report thereon dated April 1, 2015 incorporated by reference herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers and the Israeli experts named in this prospectus supplement, all of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets, all of our directors and officers and the Israeli experts named in this prospectus supplement are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

We have been informed by our legal counsel in Israel, Naschitz, Brandes, Amir & Co., that it may be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on an alleged violation of U.S. securities laws if they determine that Israel is not the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. There is little binding case law in Israel addressing these matters. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact, which can be a time-consuming and costly process. Certain matters of procedure will be governed by Israeli law.

Subject to specified time limitations and legal procedures, under the rules of private international law currently prevailing in Israel, Israeli courts may enforce a final U.S. judgment in a civil matter, including judgments based upon the civil liability provisions of the U.S. securities laws and including a monetary or compensatory judgment in a non-civil matter, provided that:

•	the judgment is enforceable in the state in which it was given;

•	the judgment was rendered by a court of competent jurisdiction under the rules of private international law prevailing in Israel;

•	the laws of the state in which the judgment was given provides for the enforcement of judgments of Israeli courts;

•	adequate service of process has been effected and the defendant has had a reasonable opportunity to present his arguments and evidence;

•	the judgment and the enforcement of the judgment are not contrary to the law, public policy, security or sovereignty of the State of Israel;

•	the judgment was not obtained by fraudulent means and does not conflict with any other valid judgment in the same matter between the same parties; and

•	an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court.

We have irrevocably appointed our U.S. subsidiary, Wavestream Corporation, as our agent to receive service of process in any action against us in any federal court or court of the State of Delaware arising out of offerings pursuant to this prospectus supplement.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rate fluctuations.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION OF CERTAIN INFORMATION
BY REFERENCE

We file annual and special reports and other information with the SEC (Commission File Number 000-21218). These filings contain important information that does not appear in this prospectus supplement or in the accompanying prospectus. For further information about us, you may read and copy these filings at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549-0102. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330, and may obtain copies of our filings from the public reference room by calling (202) 551-8090. Our SEC filings are also available on the SEC Internet site at http://www.sec.gov, which contains periodic reports and other information regarding issuers that file electronically.

Since we are also listed on the TASE, we submit copies of all our filings with the SEC to the ISA and TASE. Such copies can be retrieved electronically through the MAGNA distribution site of the ISA (www.magna.isa.gov.il) and through the TASE internet messaging system (www.maya.tase.co.il).

The SEC allows us to “incorporate by reference” information into this prospectus supplement, which means that we can disclose important information to you by referring you to other documents which are considered part of this prospectus supplement. Information that we file with the SEC in the future and incorporate by reference will automatically update and supersede the previously filed information. We incorporate by reference the documents listed below, all of which we have previously filed with the SEC and through the MAGNA distribution site of the ISA (www.magna.isa.gov.il):

•	our Annual Report on Form 20-F for the fiscal year ended December 31, 2014; and

•
our Reports on Form 6-K furnished to the SEC in 2015 on April 2, April 30, May 7, May 20, May 21, June 2, July 6, July 22, August 12, August 13, August 31, September 2, September 8, September 24, October 13, October 20, October 27, November 2, November 10, November 18, November 19, November 23, November 27, December 14, December 17, December 23, December 30, and on January 27, 2016, February 16, 2016 and February 17, 2016.

We also incorporate by reference in this prospectus supplement all subsequent annual reports filed with the SEC on Form 20-F under the Securities Exchange Act of 1934 and those of our reports submitted to the SEC on Form 6-K that we specifically identify in such form as being incorporated by reference in this prospectus supplement after the date hereof and prior to the completion of an offering of securities under this prospectus supplement.

As you read the above documents and this prospectus supplement, you may find inconsistencies in information from one document to another. If you find inconsistencies you should rely on the statements made in the most recent document. All information appearing in this prospectus supplement is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents we have incorporated by reference.

Upon written or oral request, we will provide to any person, at no cost to such person, including any beneficial owner to whom a copy of this prospectus supplement is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus supplement but not delivered with this prospectus supplement. You may make such a request by writing or telephoning us at the following address or telephone number:

Gilat Satellite Networks Ltd.
Attn: General Counsel
21 Yegia Kapayim Street
Kiryat Arye
Petah Tikva, 4913020 Israel
Telephone: (972) 3-9252908
Fax: (972) 3-9252945
e-mail: RanTA@gilat.com

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not offering the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

You should not assume that the information in this prospectus supplement or any document incorporated by reference is accurate or complete at any date other than the date mentioned on the cover page of those documents.

P R O S P E C T U S

GILAT SATELLITE NETWORKS LTD.

$50,000,000
Ordinary Shares
Warrants
Debt Securities
Subscription Rights
Units

We may offer to the public from time to time in one or more series or issuances:

•	ordinary shares;

•	warrants to purchase ordinary shares or debt securities;

•	debt securities (including convertible debt securities);

•	subscription rights;

or any combination of the above, separately or as units.

We refer to the ordinary shares, warrants, debt securities, subscription rights and units collectively as “securities” in this prospectus. Our ordinary shares are listed on the NASDAQ Global Select Market and on the Tel Aviv Stock Exchange under the symbol “GILT.”  On May 2, 2014, the last reported sale price of an ordinary share of our company on the NASDAQ Global Market was $ 4.74.

The securities will have a total public offering price not to exceed $50,000,000.  This prospectus provides a general description of the securities we may offer.  Each time we sell securities, we will provide specific terms of the securities offered in a supplement to this prospectus.  The prospectus supplement may also add, update, or change information contained in this prospectus.  This prospectus may not be used to consummate a sale of securities unless accompanied by the applicable prospectus supplement.  You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information” and the documents incorporated or deemed to be incorporated by reference carefully before you make your investment decision.

We will sell these securities directly to our shareholders or to purchasers or through agents on our behalf or through underwriters or dealers as designated from time to time.  If any agents or underwriters are involved in the sale of any of these securities, the applicable prospectus supplement will provide the names of the agents or underwriters and any applicable fees, commissions, or discounts.  The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering.  For general information about the distribution of securities offered, please see “Plan of Distribution” in this prospectus on page 22.

Investing in these securities involves certain risks.  Please carefully consider the “Risk Factors” in Item 3(D) of our most recent Annual Report on Form 20-F incorporated by reference in this prospectus, the “Risk Factors” beginning on page 2 of this prospectus, and in any applicable prospectus supplement, for a discussion of the factors you should consider carefully before deciding to purchase these securities.

None of the Securities and Exchange Commission, the Israeli Securities Authority or any state securities commission has approved or disapproved of the securities being offered by this prospectus, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 9, 2014

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.  We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operation and prospects may have changed since that date.

In this prospectus, the terms “we”, “us”, “Gilat” and “our” mean Gilat Satellite Networks Ltd. and its subsidiaries, unless otherwise indicated.

All references to “dollars” or “$” in this prospectus are to U.S. dollars, and all references to “shekels” or “NIS” are to New Israeli Shekels.

PROSPECTUS SUMMARY

We are a leading global provider of broadband satellite communication and networking products and services. We design, produce and market very small aperture terminals, or VSATs, solid-state power amplifiers, or SSPAs, block up converters, or BUCs, and low-profile antennas.  VSATs are earth-based terminals that transmit and receive broadband Internet, voice, data and video via satellite.  VSAT networks have significant advantages over wireline and wireless networks, as VSATs can provide highly reliable, cost-effective, end-to-end communications regardless of the number of sites or their geographic locations.

We have a large installed customer base and since 1989 we have shipped more than one million VSAT units to customers in approximately 90 countries on six continents. We have 21 sales and support offices worldwide, three network operations centers, or NOCs, and five R&D centers.  Our products are primarily sold to communication service providers and operators that use VSATs to serve enterprise, government and residential users or to system integrators that use our technology.  We also provide services directly to end-users in various market segments, including in certain countries in Latin America and also provide managed network services as well as installation services in Australia, over a VSAT network owned by a third party. We were organized as a limited liability company under the laws of the State of Israel in 1987.

Our corporate headquarters, executive offices and main research and development and engineering facilities, as well as facilities for some manufacturing and product assembly, facilities are located at Gilat House, 21 Yegia Kapayim Street, Kiryat Arye, Petah Tikva 49130, Israel. Our address in the United States is c/o Gilat North America, LLC at 1750 Old Meadow Road, McLean VA. Our telephone number is (972) 3-925-2000. Our web-site address is www.gilat.com. The information on our website is not incorporated by reference into this prospectus.

RISK FACTORS

An investment in our securities is speculative and involves a high degree of risk. You should carefully consider the following factors as well as the other information contained in this prospectus and in the other reports that we file with the SEC and that we incorporate by reference into this prospectus before deciding to invest in our securities. This prospectus and statements that we may make from time to time may contain forward-looking information. There can be no assurance that actual results will not differ materially from our expectations, statements or projections. Factors that could cause actual results to differ from our expectations, statements or projections include the risks and uncertainties relating to our business described below. The information in this prospectus is complete and accurate as of the date of this prospectus, but the information may change thereafter.

Risks Relating to Our Business

We have incurred major losses in past years and may not operate profitably in the future.

We reported an operating loss of $4.1 million and a net loss from continuing operations of approximately $9.6 million in the year ended December 31, 2013, compared to an operating loss of $22.1 million and a net loss of $20.9 million in 2012.  Our 2013 net loss is mainly attributable to the decrease in our revenues compared to 2012.  Our 2012 net loss is primarily attributable to $31.9 million of goodwill and other intangible assets impairment charges related to our 2010 acquisition of Wavestream, as well as to certain restructuring costs. We incurred major losses in prior years and currently have an accumulated deficit of $651 million. We cannot assure you that we can operate profitably in the future. If we do not achieve profitable operations, the viability of our company will be in question and our share price will decline.

Our available cash balance may decrease in the future if we cannot generate cash from operations.

Our cash and cash equivalents as of December 31, 2013 was $58.4 million compared to $67 million as of December 31, 2012. Our positive cash flow from continuing operating activities was approximately $16.4 million and $20 million in years ended December 31, 2013 and 2012, respectively.  If we do not generate sufficient cash from operations in the future, our cash balance will decline and the unavailability of cash could have a material adverse effect on our business, operating results and financial condition.

If the commercial satellite communications markets fail to grow, our business could be materially harmed.

A number of the commercial markets for our products and services in the satellite communications area, including our broadband products, have emerged in recent years. Because these markets are relatively new, it is difficult to predict the rate at which these markets will grow, if at all. If the markets for commercial satellite communications products fail to grow, our business could be materially harmed. Conversely, growth in these markets could result in satellite capacity limitations which in turn could materially harm our business and impair the value of our shares. Specifically, we derive virtually all of our revenues from sales of satellite based communications networks and related equipment and provision of services related to these networks and products. A significant decline in this market or the replacement of VSAT and other satellite based technologies by an alternative technology could materially harm our business and impair the value of our shares.

Because we compete for large-scale contracts in competitive bidding processes, losing a small number of bids or a decrease in the revenues generated from our large scale projects could have a significant adverse impact on our operating results.

A significant portion of our revenues is derived from acting as the supplier of networks based on VSATs and other satellite-based communication equipment, under large scale contracts that we are awarded from time to time in competitive bidding processes. These large-scale contracts sometimes involve the installation of thousands of VSATs. The number of major bids for these large-scale contracts for satellite-based networks in any given year is limited and the competition is intense. Losing or defaulting on a relatively small number of bids each year could have a significant adverse impact on our operating results.

In 2013 and in 2012, revenues generated from one Commercial Division customer accounted for 21% and 17% of our revenues, respectively. In December 2013, Gilat Colombia has been awarded a project valued at $99 million over approximately three and a half years as part of the Kioscos Digitales project initiated by the Colombian Ministry of Information Technologies and Communications.  In December 2013, Gilat Peru won a $30 million contract from the Peruvian government (through FITEL) for construction of a network, operation over 10 years and other related services.    If we default on any such large scale contract or if such contract is terminated, completed or reduced for any other reason, this could have an adverse impact on our operating results.

We operate in the highly competitive network communications industry. We may be unsuccessful in competing effectively against competitors who have substantially greater financial resources.

We operate in a highly competitive industry of network communications, both in the sales of our products and our services. As a result of the rapid technological changes that characterize our industry, we face intense worldwide competition to capitalize on new opportunities, to introduce new products and to obtain proprietary and standard technologies that are perceived by the market as being superior to those of our competitors. Some of our competitors have greater financial resources, providing them with greater research and development and marketing capabilities. Our competitors may also be more experienced in obtaining regulatory approvals for their products and services and in marketing them. Our relative position in the network communications industry may place us at a disadvantage in responding to our competitors' pricing strategies, technological advances and other initiatives. Our principal competitors in the supply of VSAT networks are Hughes Network Systems, LLC, or HNS, ViaSat Inc. or Viasat, and iDirect Technologies, or iDirect. Most of our competitors have developed or adopted different technology standards for their VSAT products.

Our low-profile in-motion antennas target a market that has not yet matured and we compete with products from competitors such as General Dynamics, Cobham, Orbit Communication Systems and Thinkom Solutions. Wavestream’s competitors include Comtech Xicom Technology, Inc., CPI Satcom (which acquired Codan Satcom in 2012), General Dynamics SATCOM Technologies, and Paradise Datacom.

In addition, the launch of the Wild Blue 1 and ViaSat-1 satellites by ViaSat and of the SPACEWAY-3 and EchoStar XVII  by HNS, enable ViaSat and HNS to offer vertically integrated solutions to their customers, which may further change the competitive environment in which we operate and could have an adverse effect on our business.

In Peru and Colombia, where we primarily operate public rural telecom services (voice, data and Internet), we typically encounter competition on government subsidized bids from various service providers, system integrators and consortiums. Some of these competitors offer solutions based on VSAT technology and some on terrestrial technologies (typically, fiber, DSL, wireless local loop and worldwide interoperability for microwave access, or WiMAX). In addition, as competing technologies such as cellular telephones in Peru and fiber optics in Colombia become available in rural areas where not previously available, our business can be adversely affected.

Our lengthy sales cycles could harm our results of operations if forecasted sales are delayed or do not occur.

The length of time between the date of initial contact with a potential customer or sponsor and the execution of a contract with the potential customer or sponsor may be lengthy and vary significantly depending on the nature of the arrangement. During any given sales cycle, we may expend substantial funds and management resources and not obtain significant revenue, resulting in a negative impact on our operating results. In the past, we have seen longer sales cycles in all of the regions in which we do business. In addition, we have seen projects delayed or even canceled, which would also have an adverse impact on our sales cycles. In our defense business, in particular, sales cycles may be longer and it may be difficult to accurately forecast sales due to the uncertainty around defense projects and their award and starting periods.

We may enter into acquisitions that could harm our business, results of operations and financial condition, and dilute our shareholders' equity.

We generally seek to acquire businesses that enhance our capabilities and add new technologies, products, services and customers to our existing businesses. We may not be able to continue to identify acquisition candidates on commercially reasonable terms or at all. If we make additional business acquisitions, we may not realize the benefits anticipated from these acquisitions, including sales growth, cost synergies and improving margins. Furthermore, we may not be able to obtain additional financing for business acquisitions, since such additional financing could be restricted or limited by the terms of our debt agreements or due to unfavorable capital market conditions.

Further, once integrated, acquisitions may not achieve comparable levels of revenues, profitability or productivity as our existing business or otherwise perform as expected. The occurrence of any of these events could harm our business, financial condition or results of operations.

In 2010, we completed the acquisition of RaySat Antenna Systems, or RAS, a leading provider of satcom-on-the-move antenna solutions, of RaySat BG, a Bulgarian research and development center, and of Wavestream, a provider of SSPAs and  BUCs, with high performance solutions designed for mobile and fixed satellite communication, or Satcom, systems worldwide.   We may not be able to successfully integrate the businesses or exploit the solutions that we acquired or will acquire in the future. Future acquisitions may require substantial capital resources, which may not be available to us or may require us to seek additional debt or equity financing.

The risks associated with acquisitions by us include the following, any of which could seriously harm our results of operations or the price of our shares:

•	issuance of equity securities as consideration for acquisitions that would dilute our current shareholders' percentages of ownership;

•	significant acquisition costs;

•	decrease of our cash balance;

•	the incurrence of debt and contingent liabilities;

•	difficulties in the assimilation and integration of operations, personnel, technologies, products and information systems of the acquired companies;

•	diversion of management's attention from other business concerns;

•	contractual disputes;

•	risks of entering geographic and business markets in which we have no or only limited prior experience;

•	potential loss of key employees of acquired organizations.

•	the possibility that business cultures will not be compatible;

•	the difficulty of incorporating acquired technology and rights into our products and services;

•	unanticipated expenses related to integration of the acquired companies;

•	difficulties in implementing and maintaining uniform standards, controls and policies;

•	the impairment of relationships with employees and customers as a result of integration of new personnel;

•	potential inability to retain, integrate and motivate key management, marketing, technical sales and customer support personnel;

•	loss of significant customers or markets;

•	potential unknown liabilities associated with acquired businesses; and

•	impairment of goodwill and other assets acquired.

In 2012 and in 2011, we recorded impairment of goodwill and intangible assets charges of $31.9 million and $17.8 million, respectively, in connection with our 2010 acquisition of Wavestream.

The continued decline in or a redirection of the U.S. defense budget could result in a material decrease in our sales, results of operations and cash flows.

Our contracts and sales with and to systems integrators in connection with government contracts in the U.S. are subject to the congressional budget authorization and appropriations process. Congress appropriates funds for a given program on a fiscal year basis, even though contract periods of performance may extend over many years. Consequently, at the beginning of a major program, the contract is partially funded, and additional monies are normally committed to the contract by the procuring agency only as appropriations are made by Congress in future fiscal years. Department of Defense, or DoD, budgets are a function of factors beyond our control, including, but not limited to, changes in U.S. procurement policies, budget considerations, current and future economic conditions, presidential administration priorities, changing national security and defense requirements, geopolitical developments and actual fiscal year congressional appropriations for defense budgets. Any of these factors could result in a significant decline in, or redirection of, current and future DoD budgets and impact our future results of operations.

Concerns about increased deficit spending, along with continued economic challenges, continue to place pressure on the DoD budget and international customer budgets. The cuts in the DOD budget from the sequestration that was in effect in 2013 and subsequent cuts in the DoD budget for 2014, have had and may continue to result in reduced demand for our products, resulting in a reduction in our revenues, and an adverse effect on our business and results of operations. Additional cuts were proposed for the DoD budget for 2015. If the cuts in the DoD budget affect projects that include our products or if the DoD budget for 2015 is reduced, we expect that such cuts will negatively impact our results of operations and cash flows, and could potentially trigger further goodwill impairment charges.

In 2013, 2012 and 2011, Wavestream’s revenues from the sales of SSPAs to systems integrators for government contracts decreased compared to our forecast and its revenues in the prior year. Subsequently, we recorded impairment charges to goodwill and other intangible assets related to our investment in Wavestream of $31.9 million in 2012 and $17.8 million in 2011.  In 2013, we performed an impairment test and no impairment charges were identified.

Uncertainties in governmental spending may also adversely affect our efforts to further penetrate the defense market with our defense-related products. We expect that RAS will become increasingly dependent on DoD spending for related contracts with system integrators. If such business is not realized and we fail to obtain other business, we would likely record an impairment of goodwill associated with RAS. Any of these events would likely result in a material adverse effect on our financial position, results of operations and cash flows.

Many of our large scale contracts are with governments or large governmental agencies in Latin America and other parts of the world, so that any volatility in the political or economic situation or any unexpected unilateral termination or suspension of payments could have a significant adverse impact on our business.

In recent years, a significant portion of our revenues has been derived from large scale contracts with foreign governments and agencies, either directly or through contractors and system integrators, including those in Peru, Colombia, and Australia. Agreements with the governments in these countries typically include unilateral early termination clauses and involve other risks such as the imposition of new government regulations and taxation that could pose additional financial burdens on us. Changes in the political or economic situation in these countries can result in the early termination of our business there. Any termination of our business in any of the aforementioned countries could have a significant adverse impact on our business.

In December 2013, Gilat Colombia has been awarded a project valued at $99 million over approximately three and a half years as part of the Kioscos Digitales project initiated by the Colombian Ministry of Information Technologies and Communications.  In December 2013, Gilat Peru won a $30 million contract from the Peruvian government (through FITEL) for construction of a network, operation over 10 years and other related services.

If we are unable to competitively operate within the network communications market and respond to new technologies, our business could be adversely affected.

The network communications market, which our products and services target, is characterized by rapid technological changes, new product introductions and evolving industry standards. If we fail to stay abreast of significant technological changes, our existing products and technology could be rendered obsolete. Historically, we have endeavored to enhance the applications of our existing products to meet the technological changes and industry standards. Our success is dependent upon our ability to continue to develop new innovative products, applications and services and meet developing market needs.

To remain competitive in the network communications market, we must continue to be able to anticipate changes in technology, market demands and industry standards and to develop and introduce new products, applications and services, as well as enhancements to our existing products, applications and services. Competitors in satellite ground equipment market and low-profile antenna market are introducing new and improved products and our ability to remain competitive in this field will depend in part on our ability to advance our own technology. New products and technologies for power amplifiers, such as Gallium Nitride, or GaN, may compete with our current Wavestream SSPA offerings and may reduce the market prices and success of Wavestream’s products. If we are unable to respond to technological advances on a cost-effective and timely basis, or if our new products or applications are not accepted by the market, our business, financial condition and operating results could be adversely affected.

A decrease in the selling prices of our products and services could materially harm our business.

The average selling prices of wireless communications products historically decline over product life cycles. In particular, we expect the average selling prices of our products to decline as a result of competitive pricing pressures and customers who negotiate discounts based on large unit volumes.  A decrease in the selling prices of our products and services could have a material adverse effect on our business.

If we are unable to competitively operate within the HTS satellite environment, our business could be adversely affected.

In the U.S. market, some of our competitors have launched Ka-band satellites. These actions may affect our competitiveness due to the relative lower cost of Ka-band space segment per user as well as the increased integration of the VSAT technology in the satellite solution. Due to the current nature of the HTS solution where the initial investment in ground segment gateway equipment is relatively high, ground segment equipment effectively becomes tightly coupled to the specific satellite technology.  As such, there may be circumstances where it is difficult for competitors to compete with the incumbent VSAT vendor using the particular HTS satellite. If this occurs, the market dynamics may change to favor a VSAT vendor partnering with the satellite service provider, which may decrease the number of vendors who may be able to succeed. If we are unable to forge such a partnership our business could be adversely affected.

Although we have entered the HTS market with responsive HTS VSAT technology, we expect that our penetration into that market will be gradual and our success is not assured.  In addition, our competitors, who are producing large numbers of HTS VSATs, may benefit from cost advantages.  If we are unable to reduce our HTS VSAT costs sufficiently, we may not be competitive in the international market. We also expect that competition in this industry will continue to increase.

If we lose existing contracts or orders for our products are not renewed, our ability to generate revenues will be harmed.

A significant part of our business in previous years, including in 2013, was generated from recurring customers. Accordingly, the termination or non-renewal of our contracts could have a material adverse effect on our business, financial condition and operating results.  Some of our existing contracts could be terminated due to any of the following reasons, among others:

•	dissatisfaction of our customers with our products and/or the services we provide or our inability to provide or install additional products or requested new applications on a timely basis;

•	customers' default on payments due;

•	our failure to comply with financial covenants in our contracts;

•	the cancellation of the underlying project by the sponsoring government body; or

•	the loss of existing contracts or a decrease in the number of renewals of orders or a decrease in the number of new large orders.

If we are not able to retain our present customer base and gain new customers, our revenues will decline significantly.

If we fail to penetrate new markets and expand our business in markets other than the defense market in the U.S., our business in the U.S. will remain dependent on the defense market, a reduction of which could have a material adverse effect on our overall business.

A substantial portion of our product revenues from North America are dependent on business from the defense market, being derived directly or indirectly through contractors and system integrators from sales to government agencies, mainly the DoD, pursuant to contracts awarded under defense-related programs. Government spending under such contracts may cease or may be reduced, which would cause a negative effect on our revenues, results of operations, cash flow and financial condition. We experienced a reduction in revenues from such customers in recent years and there is no assurance that there will not be a further reduction in the future. Although we have begun to move into the avionics and international markets, we may not be successful in our plans to penetrate these markets, which are relatively new and untried for our SSPA product line and will require additional expenditures for research and development and sales and marketing.  We may also not be able to develop new technologies for those markets on a timely basis. Barriers to entry into those markets or delays in our development programs could have a material adverse effect on our business and operating results.

Our failure to obtain or maintain authorizations under the U.S. export control and trade sanctions laws and regulations could have a material adverse effect on our business.

The export of some of our satellite communication products, related technical information and services is subject to U.S. State Department, Commerce Department and Treasury Department regulations, including International Traffic in Arms Regulations, or ITAR. Under ITAR, our non US employees, including employees of our headquarters in Israel are barred from accessing certain information of our U.S. subsidiaries, unless appropriate licenses are obtained.  In addition to the U.S. export control laws and regulations applicable to us, some of our subcontractors and vendors may also be subject to U.S. export control laws and regulations. These subcontractors and vendors may be forced to flow down requirements and restrictions imposed on products and services we purchase from them. If we do not maintain our existing authorizations or obtain necessary future authorizations under the export control laws and regulations of the U.S., including by entering into technical assistance agreements to disclose technical data or provide services to foreign persons, we may be unable to export technical information or equipment to non-U.S. persons and companies, including to our own non-U.S. employees, as may be required to fulfill contracts we may enter into.

In addition, to participate in classified U.S. government programs, we would have to obtain security clearances from the DoD, for one or more of our subsidiaries that would want to participate.  Such clearance may require that we enter into a proxy agreement or another similar arrangement with the U.S. government, which would limit our ability to control the operations of the subsidiary and which may impose on us substantial administrative burdens in order to comply.  Further, if we materially violate the terms of any proxy agreement, the subsidiary holding the security clearances may be suspended or debarred from performing any government contracts, whether classified or unclassified.  If we fail to maintain or obtain the necessary authorizations under the U.S. export control laws and regulations, we may not be able to realize our market focus and our business could be materially adversely affected.

If we are unable to comply with Israel’s enhanced export control regulations our ability to export our products from Israel could be negatively impacted.

Our export of military products and related technical information is also subject to enhanced Israeli Ministry of Defense regulations regarding defense export controls and the export of “dual use” items (items that are typically sold in the commercial market but that may also be used in the defense market).  Some of our products are exempted from Israeli Ministry of Defense export control. The Israeli Ministry of Defense may change the classification of our existing commercial products or may determine that new products we develop are not exempt from Israeli Ministry of Defense export control. This would place such products subject to the Israeli Ministry of Defense export control regulations as military products or “dual use” items, which would impose on our sales process stringent constraints in relation to each sale transaction and limit our markets. If we do not maintain our existing authorizations and exemption or obtain necessary future authorizations and exemptions under the export control laws and regulations of Israel, including export licenses for the sale of our equipment and the transfer of technical information, we may be unable to export technical information or equipment outside of Israel, we may not be able to realize our market focus and our business could be materially adversely affected.

We are dependent on contracts with governments around the world for a significant portion of our revenue. These contracts may expose us to additional business risks and compliance obligations.

We have focused on expanding our business to include contracts with or for various governments and governmental agencies around the world, including U.S. federal, state, and local government agencies through contractors or systems integrators. Our contracts with international governments generally contain unfavorable termination provisions. Our governmental customers generally may unilaterally suspend us from receiving new contracts pending resolution of alleged violations of procurement laws or regulations and terminate existing contracts and audit our contract-related costs. If a termination right is exercised by a governmental customer, it could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Additionally, our business generated from government contracts may be materially adversely affected if:

•	our reputation or relationship with government agencies is impaired;

•	we are suspended or otherwise prohibited from contracting with a domestic or foreign government or any significant law enforcement agency;

•	levels of government expenditures and authorizations for law enforcement and security related programs decrease or shift to programs in areas where we do not provide products and services;

•
we are prevented from entering into new government contracts or extending existing government contracts based on violations or suspected violations of laws or regulations, including those related to procurement;

•	we are not granted security clearances that are required to sell our products to domestic or foreign governments or such security clearances are deactivated;

•	there is a change in government procurement procedures or conditions of remuneration; or

•	there is a change in the political climate that adversely affects our existing or prospective relationships.

We would be adversely affected if we are unable to attract and retain key personnel

Our success depends in part on key management, sales, marketing and development personnel and our continuing ability to attract and retain highly qualified personnel, especially with respect to our acquired companies. There is competition for the services of such personnel.  Recently, three key personnel of our Wavestream subsidiary, including Wavestream’s chief executive officer, have resigned from Wavestream. While we are seeking to replace them, there is no assurance that we will be successful in doing so in a timely manner. The loss of the services of key personnel, and the failure to attract highly qualified personnel in the future, may have a negative impact on our business. Moreover, our competitors may hire and gain access to the expertise of our former employees or our former employees may compete with us.

If demand for our Satcom-On-The-Move products declines or if we are unable to develop products to meet demand, our business could be adversely affected.

Our low-profile in-motion antenna systems and a portion of our SSPA product lines are intended for mobile Satcom-On-The-Move applications.  If the demand for such products declines, or if we are unable to develop products that are competitive in technology and pricing, we may not be able to realize our market focus and our Satcom-On-The-Move business could be materially adversely affected.

We depend on our main facility in Israel and are susceptible to any event that could adversely affect its condition as well as the condition of our facilities elsewhere.

Our principal offices, certain of our manufacturing facilities and most of our research and development facilities are concentrated in a single location in Israel.  We also have significant facilities for research and development and manufacturing of components for our low profile antennas at a single location in Bulgaria as well as a research and development center in Moldova. Wavestream’s principal offices, research and development and engineering and manufacturing facilities are located at a single location in California and its additional research and development and engineering facility is located in Singapore. Fire, natural disaster or any other cause of material disruption in our operation in any of these locations could have a material adverse effect on our business, financial condition and operating results.

We are dependent upon a limited number of suppliers for key components that are incorporated in our products, including those used to build our hubs and VSATs, and may be significantly harmed if we are unable to obtain such components on favorable terms or on a timely basis.  We are also dependent upon a limited number of suppliers of space segment, or transponder capacity, and may be significantly harmed if we are unable to obtain the space segment for the provision of services on favorable terms or on a timely basis.

Several of the components required to build our VSATs and hubs are manufactured by a limited number of suppliers. We have not experienced any difficulties with our suppliers with respect to availability of components. However, we cannot assure you of the continuous availability of key components or our ability to forecast our component requirements sufficiently in advance. Our research and development and operations groups are continuously working with our suppliers and subcontractors to obtain components for our products on favorable terms in order to reduce the overall price of our products. If we are unable to obtain the necessary volume of components at sufficiently favorable terms or prices, we may be unable to produce our products at competitive prices. As a result, sales of our products may be lower than expected, which could have a material adverse effect on our business, financial condition and operating results. In addition, our suppliers are not always able to meet our requested lead times. If we are unable to satisfy customers' needs on time, we could lose their business.

In 2007, we entered into an outsourcing manufacturing agreement with a single source manufacturer for almost all of our VSAT indoor units. This agreement exposes us to certain risks related to our dependence on a single manufacturer which could include failure in meeting time tables and quantities, or material price increases which may affect our ability to provide competitive prices. We estimate that the replacement of the outsourcing manufacturer would, if necessary, take a period of between six to nine months.

There are only a limited number of suppliers of satellite transponder capacity and a limited amount of space segment available. We are dependent on these suppliers for our provision of services in Peru, Colombia and the U.S. While we do secure long term agreements with our satellite transponder providers, we cannot assure the continuous availability of space segment, the pricing upon renewals of space segment and the continuous availability and coverage in the regions where we supply services. If we are unable to secure contracts with satellite transponder providers with reliable service at competitive prices, our services business could be adversely affected.

We may be unable to adequately protect our proprietary rights, which may limit our ability to compete effectively.

Our business is based mainly on our proprietary technology and related products and services. We establish and protect proprietary rights and technology used in our products by the use of patents, trade secrets, copyrights and trademarks. We also utilize non-disclosure and intellectual property assignment agreements. Because of the rapid technological changes and innovation that characterize the network communications industry, our success will depend in large part on our ability to protect and defend our intellectual property rights. Our actions to protect our proprietary rights in our VSAT and SSPAs technology and other products may be insufficient to protect our intellectual property rights and prevent others from developing products similar to our products. In addition, the laws of many foreign countries do not protect our intellectual property rights to the same extent as the laws of the U.S. or we may have failed to enter into non-disclosure and intellectual property assignment agreements with certain persons.  If we are unable to protect our intellectual property, our ability to operate our business and generate expected revenues may be harmed.

Breaches of network or information technology security, natural disasters or terrorist attacks could have an adverse effect on our business.

Breaches of network or information technology (IT) security, including unauthorized access or security breaches, inclement weather, natural or man-made disasters, earthquakes, explosions, terrorist attacks, acts of war, floods, fires, cyber attacks, computer viruses, power loss, telecommunications or equipment failures, transportation interruptions, accidents or other disruptive events or attempts to harm our systems  may cause equipment failures or disrupt our systems and operations.  In particular, both unsuccessful and successful cyber attacks on companies have increased in frequency, scope and potential harm in recent years.  Any such event result in our inability to operate our facilities, which, even if the event is for a limited period of time, may result in significant expenses and/or loss of market share to other competitors in the market for telemanagement products and invoice management solutions. While we maintain insurance coverage for some of these events, which could offset some of the losses, the potential liabilities associated with these events could exceed the insurance coverage we maintain.  A failure to protect the privacy of customer and employee confidential data against breaches of network or IT security could result in damage to our reputation. Any of these occurrences could result in a material adverse effect on our results of operations and financial condition.

We have been subject, and will likely continue to be subject, to attempts to breach the security of our networks and IT infrastructure through cyber attack, malware, computer viruses and other means of unauthorized access. However, to date, we have not been subject to cyber attacks or other cyber incidents which, individually or in the aggregate, resulted in a material impact to our operations or financial condition.

Trends and factors affecting the telecommunications industry are beyond our control and may result in reduced demand and pricing pressure on our products.

We operate in the telecommunication industry and are influenced by trends of that industry, which are beyond our control and may affect our operations. These trends include:

•
adverse changes in the public and private equity and debt markets and our ability, as well as the ability of our customers and suppliers, to obtain financing or to fund working capital and capital expenditures;

•	adverse changes in the credit ratings of our customers and suppliers;

•	adverse changes in the market conditions in our industry and the specific markets for our products;

•	access to, and the actual size and timing of, capital expenditures by our customers;

•	inventory practices, including the timing of product and service deployment, of our customers;

•	the amount of network capacity and the network capacity utilization rates of our customers, and the amount of sharing and/or acquisition of new and/or existing network capacity by our customers;

•	the overall trend toward industry consolidation and rationalization among our customers, competitors, and suppliers;

•
price reductions by our direct competitors and by competing technologies including, for example, the introduction of HTS satellite systems by our direct competitors which could significantly drive down market prices or limit the availability of satellite capacity for use with our VSAT systems;

•	conditions in the broader market for communications products, including data networking products and computerized information access equipment and services;

•	governmental regulation or intervention affecting communications or data networking;

•	monetary instability in the countries where we operate; and

•
the effects of war and acts of terrorism, such as disruptions in general global economic activity, changes in logistics and security arrangements, and reduced customer demand for our products and services.

These trends and factors may reduce the demand for our products and services or require us to increase our research and development expenses and may harm our financial results.

Unfavorable global economic conditions could have a material adverse effect on our business, operating results and financial condition

The financial and economic conditions in the countries in which we operate may cause revenues of our customers to decrease.  This may result in reductions in sales of our products and services in some markets, longer sales cycles, slower adoption of new technologies and increased price competition. In addition, weakness in the end-user market could negatively affect the cash flow of our customers who could, in turn, delay paying their obligations to us or ask us for vendor financing. This could increase our credit risk exposure and cause delays in our recognition of revenues on future sales to these customers. Specific economic trends, such as declines in the demand for telecommunications products and services, the tightening of credit markets, or weakness in corporate spending, could have a direct impact on our business. Any of these events would likely harm our business, operating results and financial condition. If global economic and market conditions do not improve, or weaken further, it may have a material adverse effect on our business, operating results and financial condition.

Our international sales expose us to changes in foreign regulations and tariffs, tax exposures, political instability and other risks inherent to international business, any of which could adversely affect our operations.

We sell and distribute our products and provide our services internationally, particularly in the U.S., Latin America, Asia, Asia Pacific, Africa and Europe. A component of our strategy is to continue and expand in international markets. Our operations can be limited or disrupted by various factors known to affect international trade. These factors include the following:

•	imposition of governmental controls, regulations and taxation which might include a government's decision to raise import tariffs or license fees in countries in which we do business;

•	government regulations that may prevent us from choosing our business partners or restrict our activities;

•
the U.S. Foreign Corrupt Practices Act, or the FCPA, and similar anti-corruption laws in other jurisdictions, which include anti-bribery provisions. We have adopted internal policies mandating compliance with these laws. Nevertheless, we may not always be protected in cases of violation of the FCPA or other anti-corruption laws by our employees or third-parties acting on our behalf. A violation of anti-corruption laws by our employees or third-parties during the performance of their obligations for us may have a material adverse effect on our reputation operating results and financial condition;

•	tax exposures in various jurisdictions relating to our activities throughout the world;

•
political and/or economic instability in countries in which we do or desire to do business. Such unexpected changes have had an adverse effect on the gross margin of some of our projects. We also face similar risks from potential or current political and economic instability as well as volatility of foreign currencies in countries such as Colombia, Brazil, Venezuela and certain countries in East Asia;

•
difficulties in staffing and managing foreign operations that might mandate employing staff in various countries to manage foreign operations. This requirement could have an adverse effect on the profitability of certain projects;

•	longer payment cycles and difficulties in collecting accounts receivable;

•	foreign exchange risks due to fluctuations in local currencies relative to the dollar; and

•
relevant zoning ordinances that may restrict the installation of satellite antennas and might also reduce market demand for our service. Additionally, authorities may increase regulation regarding the potential radiation hazard posed by transmitting earth station satellite antennas' emissions of radio frequency energy that may negatively impact our business plan and revenues.

Any decline in commercial business in any country may have an adverse effect on our business as these trends often lead to a decline in technology purchases or upgrades by private companies. We expect that in difficult economic periods, countries in which we do business will find it more difficult to raise financing from investors for the further development of the telecommunications industry and private companies will find it more difficult to finance the purchase or upgrade of our technology. Any such changes could adversely affect our business in these and other countries.

We may face difficulties in obtaining regulatory approvals for our telecommunication services and products, which could adversely affect our operations.

Certain of our telecommunication operations require licenses and approvals by the Israeli Ministry of Communication and the Federal Communications Commission, or FCC, in the U.S. and by regulatory bodies in other countries. In Israel and the U.S., the operation of satellite earth station facilities and VSAT systems such as ours are prohibited except under licenses issued by the Israeli Ministry of Communication and the FCC in the U.S. Our airborne products require licenses and approvals by the Federal Aviation Agency, or FAA. We must also obtain approval of the regulatory authority in each country in which we propose to provide network services or operate VSATs. The approval process in Latin America and elsewhere can often take a substantial amount of time and require substantial resources.

In addition, any licenses and approvals that are granted may be subject to conditions that may restrict our activities or otherwise adversely affect our operations. Also, after obtaining the required licenses and approvals, the regulating agencies may, at any time, impose additional requirements on our operations. We cannot assure you that we will be able to comply with any new requirements or conditions imposed by such regulating agencies on a timely or economically efficient basis.

Our products are also subject to certain homologation requirements – certification of compliance with local regulatory standards. Delays in receiving such certification could adversely affect our operations.

Inflation, devaluation, and fluctuation of various currencies may adversely affect our results of operations, liabilities, and assets.

Since we operate in several countries, we are impacted by inflation, devaluation and fluctuation of various currencies. We enter into transactions with customers and suppliers in local currencies, whereas the reporting currency of our consolidated financial statements and most of the functional currency of our business is the U.S. dollar. Fluctuations in foreign currency exchange rates in countries where we operate can adversely affect the reflection of these activities in our consolidated financial statements. In addition, fluctuations in the value of our non-dollar revenues, costs, and expenses measured in dollars could materially affect our results of operations, and our balance sheet reflects non-dollar denominated assets and liabilities, which can be adversely affected by fluctuations in the currency exchange rates.

Consequently, we are exposed to risks related to changes in currency exchange rates and fluctuations of exchange rates, any of which could result in a material adverse effect on our business, financial condition and results of operations.

The transfer and use of some of our technology and its production is limited because of the research and development grants we received from the Israeli government to develop such technology.

Our research and development efforts associated with the development of certain of our products have been partially financed through grants from the Office of the Chief Scientist of the Israeli Ministry of Economy, or the OCS. We are subject to certain restrictions under the terms of the OCS grants. Specifically, any product incorporating technology developed with the funding provided by these grants may not be manufactured, nor may the technology which is embodied in our products be transferred outside of Israel without appropriate governmental approvals. Such approvals, if granted, may involve increased royalties payments to the OCS (for royalty-bearing programs). These restrictions do not apply to the sale or export from Israel of our products developed with this technology.

We may be subject to claims by third parties alleging that we infringe intellectual property owned by them. We may be required to commence litigation to protect our intellectual property rights. Any intellectual property litigation may continue for an extended period and may materially adversely affect our business, financial condition and operating results.

There are numerous patents, both pending and issued, in the network communications industry. We may unknowingly infringe on a patent. We may from time to time be notified of claims that we are infringing on patents, copyrights or other intellectual property rights owned by third parties. While we do not believe that we have infringed in the past or are infringing at present on any intellectual property rights of third parties, we cannot assure you that we will not be subject to such claims or that damages for any such claim will not be awarded against us by court.

In addition, we may be required to commence litigation to protect our intellectual property rights and trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against third-party claims of invalidity or infringement. An adverse result in the pending litigation or any litigation could force us to pay substantial damages, stop designing, manufacturing, using or selling related products, spend significant resources to develop alternative technologies, discontinue using certain processes or obtain licenses. In addition, we may not be able to develop alternative technology, and we may not be able to find appropriate licenses on reasonably satisfactory terms. Any such litigation, including the pending litigation in which we are currently involved, could result in substantial costs and diversion of resources and could have a material adverse effect on our business, financial condition and operating results.

We are subject to new regulations related to “conflict minerals”, which could adversely impact our business.

In August 2012, based on the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Securities and Exchange Commission adopted annual disclosure and reporting requirements for those companies who use certain minerals known as “conflict minerals” mined from the Democratic Republic of Congo and adjoining countries in their products. These new requirements became effective for calendar year 2013 and annually thereafter, with initial disclosure requirements beginning in May 2014. There have been and will continue to be costs associated with complying with these disclosure requirements, including for diligence to determine the sources of conflict minerals used in our products and potentially changes to products, processes or sources of supply as a consequence of such verification activities. The implementation of these rules could adversely affect the sourcing, supply and pricing of materials used in our products. As there may be only a limited number of suppliers offering “conflict free" minerals, we cannot be sure that we will be able to obtain necessary conflict minerals from such suppliers in sufficient quantities or at competitive prices. Also, we may face reputational challenges if we determine that certain of our products contain minerals not determined to be conflict free or if we are unable to sufficiently verify the origins for all conflict minerals used in our products through the procedures we may implement.

Potential product liability claims relating to our products could have a material adverse effect on our business.

We may be subject to product liability claims relating to the products we sell. Potential product liability claims could include, among other things, those for exposure to electromagnetic radiation from the antennas we provide. We endeavor to include in our agreements with our business customers provisions designed to limit our exposure to potential claims. We also maintain a product liability insurance policy. However, our contractual limitation of liability may be rejected or limited in certain jurisdiction and our insurance may not cover all relevant claims or may not provide sufficient coverage. To date, we have not experienced any material product liability claim. Our business, financial condition and operating results could be materially adversely affected if costs resulting from future claims are not covered by our insurance or exceed our coverage.

Our insurance coverage may not be sufficient for every aspect or risk related to our business.

Our business includes risks, only some of which are covered by our insurance. For example, in many of our satellite capacity agreements, we do not have a backup for satellite capacity, and we do not have indemnification or insurance in the event that our supplier's satellite malfunctions or data is lost. Satellites utilize highly complex technology and operate in the harsh environment of space and therefore are subject to significant operational risks while in orbit. The risks include in-orbit equipment failures, malfunctions and other kinds of problems commonly referred to as anomalies. Satellite anomalies include, for example, circuit failures, transponder failures, solar array failures, telemetry transmitter failures, battery cell and other power system failures, satellite control system failures and propulsion system failures. Liabilities in connection with our products may be covered by insurance only to a limited extent or not covered at all. In addition, we are not covered by our insurance for acts of fraud or theft. Our business, financial condition and operating results could be materially adversely affected if we incur significant costs resulting from these exposures.

Environmental laws and regulations may subject us to significant liability.

Our operations are subject to various Israeli, U.S. federal, state and local as well as certain other foreign environmental laws and regulations within the countries in which we operate relating to the discharge, storage, treatment, handling, disposal and remediation of certain materials, substances and wastes used in our operations.

New laws and regulations, stricter enforcement of existing laws and regulations, the discovery of previously unknown contamination or the imposition of new clean-up requirements may require us to incur a significant amount of additional costs in the future and could decrease the amount of cash flow available to us for other purposes, including capital expenditures, research and development and other investments and could have a material adverse effect on our business, financial condition, results of operations, cash flows and future prospects.

Risks Related to Ownership of Our Ordinary Shares

Our share price has been highly volatile and may continue to be volatile and decline.

The trading price of our shares has fluctuated widely in the past and may continue to do so in the future as a result of a number of factors, many of which are outside our control. In addition, the stock market has experienced extreme price and volume fluctuations that have affected the market prices of many technology companies, particularly telecommunication and Internet-related companies, and that have often been unrelated or disproportionate to the operating performance of these companies. These broad market fluctuations could adversely affect the market price of our shares. In the past, following periods of volatility in the market price of a particular company's securities, securities class action litigation has often been brought against that company. Securities class action litigation against us could result in substantial costs and a diversion of our management's attention and resources.

Our operating results may vary significantly from quarter to quarter and these quarterly variations in operating results, as well as other factors, may contribute to the volatility of the market price of our shares.

Our operating results have and may continue to vary significantly from quarter to quarter. The causes of fluctuations include, among other things:

•	the timing, size and composition of orders from customers;

•	the timing of introducing new products and product enhancements by us and the level of their market acceptance;

•	the mix of products and services we offer; and

•	the changes in the competitive environment in which we operate.

The quarterly variation of our operating results, may, in turn, create volatility in the market price for our shares. Other factors that may contribute to wide fluctuations in our market price, many of which are beyond our control, include, but are not limited to:

•	economic instability;

•	announcements of technological innovations;

•	customer orders or new products or contracts;

•	competitors' positions in the market;

•	changes in financial estimates by securities analysts;

•	conditions and trends in the VSAT and other technology industries relevant to our businesses;

•	our earnings releases and the earnings releases of our competitors; and

•	the general state of the securities markets (with particular emphasis on the technology and Israeli sectors thereof).

In addition to the volatility of the market price of our shares, the stock market in general and the market for technology companies in particular have been highly volatile and at times thinly traded. Investors may not be able to resell their shares during and following periods of volatility.

We may in the future be classified as a passive foreign investment company, or PFIC, which will subject our U.S. investors to adverse tax rules.

Holders of our ordinary shares who are U.S. residents may face income tax risks. There is a risk that we will be treated as a “passive foreign investment company” or PFIC.  Our treatment as a PFIC could result in a reduction in the after-tax return to the holders of our ordinary shares and would likely cause a reduction in the value of such shares. A foreign corporation will be treated as a PFIC for U.S. federal income tax purposes if either (1) at least 75% of its gross income for any taxable year consists of certain types of “passive income,” or (2) at least 50% of the average value of the corporation’s gross assets produce, or are held for the production of, such types of “passive income.” For purposes of these tests, “passive income” includes dividends, interest, gains from the sale or exchange of investment property and rents and royalties other than rents and royalties that are received from unrelated parties in connection with the active conduct of trade or business. For purposes of these tests, income derived from the performance of services does not constitute “passive income”. Those holders of shares in a PFIC who are citizens or residents of the U.S. or domestic entities would alternatively be subject to a special adverse U.S. federal income tax regime with respect to the income derived by the PFIC, the distributions they receive from the PFIC and the gain, if any, they derive from the sale or other disposition of their shares in the PFIC. In particular, any dividends paid by us, if any, would not be treated as “qualified dividend income” eligible for preferential tax rates in the hands of non-corporate U.S. shareholders.

The concentration of our ordinary share ownership may limit our shareholders’ ability to influence corporate matters.

As of May 5, 2014, FIMI Opportunity IV, L.P., FIMI Israel Opportunity IV, Limited Partnership, FIMI Opportunity V, L.P. and FIMI Israel Opportunity Five, Limited Partnership, or the FIMI Funds, and entities affiliated with the FIMI Funds beneficially own approximately 23.2% of our outstanding ordinary shares, York Capital Management, or York, and entities affiliated with York beneficially own approximately 14.2% of our outstanding ordinary shares and Itshak Sharon (Tshuva), Delek Group Ltd. and The Phoenix Holding Ltd. beneficially own approximately 6% of our outstanding ordinary shares. As a result, these shareholders may have a substantial influence over all matters that require approval by our shareholders, including the election of directors and approval of significant corporate transactions. This concentration of ownership might also have the effect of delaying or preventing a change of control of our company that other shareholders may view as beneficial.

Future sales of our ordinary shares and the future exercise of options may cause the market price of our ordinary shares to decline and may result in a substantial dilution.

We cannot predict what effect, if any, future sales of our ordinary shares by the FIMI Funds, York and our other significant shareholders, or the availability for future sale of our ordinary shares, including shares issuable upon the exercise of our options, will have on the market price of our ordinary shares. Pursuant to a registration rights agreement with York, we filed a registration statement with the Securities and Exchange Commission originally allowing for the disposition of 8,121,651 shares by York from time to time.  In addition, in May 2011we filed a shelf registration statement with the Securities and Exchange Commission allowing for our issuance and sale of up to $50 million in ordinary shares, warrants to purchase ordinary shares or debt securities, or debt securities consisting of debentures, notes or other evidences of indebtedness. The shelf registration statement will expire in May 2014  and is planned to be replaced with this registration statement. Sales of substantial amounts of our ordinary shares in the public market by our company or our significant shareholders, or the perception that such sales could occur, could adversely affect the market price of our ordinary shares and may make it more difficult for you to sell your ordinary shares at a time and price you deem appropriate.

We have never paid cash dividends and have no intention to pay dividends in the foreseeable future.

We have never paid cash dividends on our shares and do not anticipate paying any cash dividends in the foreseeable future. We intend to continue retaining earnings for use in our business, in particular to fund our research and development, which are important to capitalize on technological changes and develop new products and applications. In addition, the terms of some of our financing arrangements restrict us from paying dividends to our shareholders.  Any future dividend distributions are subject to the discretion of our board of directors and will depend on various factors, including our operating results, future earnings, capital requirements, financial condition, tax implications of dividend distributions on our income, future prospects and any other factors deemed relevant by our board of directors.  The distribution of dividends is also limited by Israeli law, which permits the distribution of dividends only out of retained earnings or otherwise upon the permission of the court.  You should not rely on an investment in our company if you require dividend income from your investment.

Our ordinary shares are traded on more than one market and this may result in price variations.

Our ordinary shares are traded on the NASDAQ Global Select Market and on the TASE. Trading in our ordinary shares on these markets is made in different currencies (U.S. dollars on the NASDAQ Global Select Market, and NIS on the TASE), and at different times (resulting from different time zones, different trading days and different public holidays in the U.S. and Israel). Consequently, the trading prices of our ordinary shares on these two markets often differ. Any decrease in the trading price of our ordinary shares on one of these markets could cause a decrease in the trading price of our ordinary shares on the other market.

If we are unable to maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, the reliability of our financial statements may be questioned and our share price may suffer.

The Sarbanes-Oxley Act of 2002 imposes certain duties on us and on our executives and directors. To comply with this statute, we are required to document and test our internal control over financial reporting, and our independent registered public accounting firm must issue an attestation report on our internal control procedures, and our management is required to assess and issue a report concerning our internal control over financial reporting. Our efforts to comply with these requirements have resulted in increased general and administrative expenses and a diversion of management time and attention, and we expect these efforts to require the continued commitment of significant resources. We may identify material weaknesses or significant deficiencies in our assessments of our internal controls over financial reporting. Failure to maintain effective internal control over financial reporting could result in investigation or sanctions by regulatory authorities, and could adversely affect our operating results, investor confidence in our reported financial information and the market price of our ordinary shares.

Risks Related to Our Location in Israel

Political and economic conditions in Israel may limit our ability to produce and sell our products. This could have a material adverse effect on our operations and business condition, harm our results of operations and adversely affect our share price.

We are incorporated under the laws of the State of Israel, where we also maintain our headquarters, manufacturing facilities and most of our research and development facilities. As a result, political, economic and military conditions affecting Israel directly influence us.  Any major hostilities involving Israel, a full or partial mobilization of the reserve forces of the Israeli army, the interruption or curtailment of trade between Israel and its present trading partners, or a significant downturn in the economic or financial condition of Israel could adversely affect our business, financial condition and results of operations.

Since its establishment in 1948, Israel has been involved in a number of armed conflicts with its Arab neighbors and a state of hostility, varying from time to time in intensity and degree, has continued into 2014. In recent years, there was an escalation in violence among Israel, Hamas, the Palestinian Authority and other groups. Also, since 2011, riots and uprisings in several countries in the Middle East and neighboring regions have led to severe political instability in several neighboring states and to a decline in the regional security situation. Such instability may affect the local and global economy, could negatively affect business conditions and, therefore, could adversely affect our operations. In addition, Iran has threatened to attack Israel and is widely believed to be developing nuclear weapons. Iran is also believed to have a strong influence among extremist groups in areas that neighbor Israel, such as Hamas in Gaza and Hezbollah in Lebanon. To date, these matters have not had any material effect on our business and results of operations; however, the regional security situation and worldwide perceptions of it are outside our control and there can be no assurance that these matters will not negatively affect us in the future.

Furthermore, there are a number of countries, primarily in the Middle East, as well as Malaysia and Indonesia, that restrict business with Israel or Israeli companies, and we are precluded from marketing our products to these countries directly from Israel. Restrictive laws or policies directed towards Israel or Israeli businesses may have an adverse impact on our operations, our financial results or the expansion of our business.

Your rights and responsibilities as a shareholder are governed by Israeli law and differ in some respects from those under Delaware law.

Because we are an Israeli company, the rights and responsibilities of our shareholders are governed by our articles of association and by Israeli law. These rights and responsibilities differ in some respects from the rights and responsibilities of shareholders in a Delaware corporation. In particular, a shareholder of an Israeli company has a duty to act in good faith towards the company and other shareholders and to refrain from abusing his, her or its power in the company, including, among other things, in voting at the general meeting of shareholders on certain matters. Israeli law provides that these duties are applicable to shareholder votes on, among other things, amendments to a company’s articles of association, increases in a company’s authorized share capital, mergers and interested party transactions requiring shareholder approval. In addition, a shareholder who knows that it possesses the power to determine the outcome of a shareholders’ vote or to appoint or prevent the appointment of a director or executive officer in the company has a duty of fairness towards the company. However, Israeli law does not define the substance of this duty of fairness. Because Israeli corporate law has undergone extensive revisions in recent years, there is little case law available to assist in understanding the implications of these provisions that govern shareholder behavior.

As a foreign private issuer whose shares are listed on the NASDAQ Global Select Market, we may follow certain home country corporate governance practices instead of certain NASDAQ requirements, which may not afford shareholders with the same protections that shareholders of domestic companies have. We follow Israeli law and practice instead of NASDAQ rules regarding the director nominations process and the requirement to obtain shareholder approval for the establishment or amendment of certain equity-based compensation plans and arrangements.

As a foreign private issuer whose shares are listed on the NASDAQ Global Select Market, we are permitted to follow certain home country corporate governance practices instead of certain requirements of The NASDAQ Marketplace Rules.  We follow Israeli law and practice instead of The NASDAQ Marketplace Rules with respect to the director nominations process, the compensation of executive officers and the requirement to obtain shareholder approval for the establishment or material amendment of certain equity-based compensation plans and arrangements.  As a foreign private issuer listed on the NASDAQ Global Select Market, we may also follow home country practice with regard to, among other things, the requirement to obtain shareholder approval for certain dilutive events (such as for an issuance that will result in a change of control of the company, certain transactions other than a public offering involving issuances of a 20% or more interest in the company and certain acquisitions of the stock or assets of another company). A foreign private issuer that elects to follow a home country practice instead of NASDAQ requirements must submit to NASDAQ in advance a written statement from an independent counsel in such issuer’s home country certifying that the issuer’s practices are not prohibited by the home country’s laws. In addition, a foreign private issuer must disclose in its annual reports filed with the Securities and Exchange Commission each such requirement that it does not follow and describe the home country practice followed by the issuer instead of any such requirement. Accordingly, our shareholders may not be afforded the same protection as provided under NASDAQ’s corporate governance rules.

Our results of operations may be negatively affected by the obligation of our personnel to perform military service.

A significant number of our employees in Israel are obligated to perform annual reserve duty in the Israeli Defense Forces and may be called for active duty under emergency circumstances at any time.  If a military conflict or war arises, these individuals could be required to serve in the military for extended periods of time.  Our operations could be disrupted by a significant absence of one or more of our key employees or a significant number of other employees due to military service.  Any disruption in our operations could adversely affect our business.

Because most of our revenues are generated in U.S. dollars or are linked to the U.S. dollar while a portion of our expenses are incurred in NIS and various other currencies, our results of operations would be adversely affected if inflation in Israel and other relevant countries is not offset on a timely basis by a devaluation of the local currency against the dollar.

Most of our revenues are in dollars or are linked to the U.S. dollar, while a portion of our expenses, principally salaries and related personnel expenses, are in NIS and various other currencies, including currencies in Australia, Peru, Colombia, Brazil, Russia and Mexico. Therefore, our non-dollar costs, as expressed in U.S. dollars, are influenced by the exchange rate between the U.S. dollar and the respective currency.  We are also exposed to the risk that the rate of inflation in the countries in which we operate will exceed the rate of devaluation of the local currency in relation to the U.S. dollar or that the timing of this devaluation will lag behind inflation in such country.  This would have the effect of increasing the dollar cost of our operations.  We cannot predict any future trends in the rate of inflation in the countries in which we operate or the rate of devaluation or appreciation of the local currency in such countries against the U.S. dollar.  If the dollar cost of our operations in such countries increases, our dollar-measured results of operations will be adversely affected.

You may not be able to enforce civil liabilities in the U.S. against our officers and directors.

Almost all of our executive officers and Israeli experts  reside outside the U.S., and a significant portion of our assets and the personal assets of most of our directors and executive officers are located outside the U.S. Therefore, it may be difficult to effect service of process upon any of these persons within the U.S. In addition, a judgment obtained in the U.S. against us, or against such individuals, including but not limited to judgments based on the civil liability provisions of the U.S. federal securities laws, may not be collectible within the U.S.

It may also be difficult to bring an original action in an Israeli court to enforce judgments based upon the U.S. federal securities laws against us and most of our directors and executive officers. Subject to particular time limitations, executory judgments of a U.S. court for liquidated damages in civil matters may be enforced by an Israeli court, provided that:

•
the judgment was obtained after due process before a court of competent jurisdiction, that recognizes and enforces similar judgments of Israeli courts, and according to the rules of private international law prevailing in Israel;

•	adequate service of process was effected and the defendant had a reasonable opportunity to be heard;

•	the judgment and its enforcement are not contrary to the law, public policy, security or sovereignty of the State of Israel;

•	the judgment was not obtained by fraud and does not conflict with any other valid judgment on the same matter between the same parties;

•	the judgment is no longer appealable; and

•	an action between the same parties in the same matter was not pending in any Israeli court at the time the lawsuit was instituted in the foreign court.

If a foreign judgment is enforced by an Israeli court, it will be payable in Israeli currency.

Additionally, it may be difficult for an investor or any other person or entity, to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws on the ground that Israel is not the most appropriate forum in which to bring such a claim. Even if an Israeli court agrees to hear a claim, it may determine that Israeli law is applicable to the claim. Certain matters of procedures will also be governed by Israeli law.

Israeli law may delay, prevent or make difficult a merger with or an acquisition of us, which could prevent a change of control and therefore depress the price of our shares.

Provisions of Israeli law may delay, prevent or make undesirable a merger or an acquisition of all or a significant portion of our shares or assets. Israeli corporate law regulates acquisitions of shares through tender offers and mergers, requires special approvals for transactions involving significant shareholders and regulates other matters that may be relevant to these types of transactions. These provisions of Israeli law could have the effect of delaying or preventing a change in control and may make it more difficult for a third party to acquire us, even if doing so would be beneficial to our shareholders. These provisions may limit the price that investors may be willing to pay in the future for our ordinary shares. Furthermore, Israeli tax considerations may make potential transactions undesirable to us or to some of our shareholders.

Under current Israeli law and the laws of other jurisdictions, we may not be able to enforce covenants not to compete and therefore may be unable to prevent our competitors from benefiting from the expertise of some of our former employees.

We currently have non-competition clauses in the employment agreements of substantially all of our employees. The provisions of such clauses prohibit our employees, if they cease working for us, from directly competing with us or working for our competitors for a certain period of time. Israeli labor courts have required employers, seeking to enforce non-compete undertakings against former employees, to demonstrate that the competitive activities of the former employee will cause harm to one of a limited number of material interests of the employer recognized by the courts (for example, the confidentiality of certain commercial information or a company's intellectual property). In the event that any of our employees chooses to leave and work for one of our competitors, we may be unable to prevent our competitors from benefiting from the expertise of our former employee obtained from us, if we cannot demonstrate to the court that our interests as defined by case law would be harmed. Non-competition clauses may be unenforceable or enforceable only to a limited extent in other jurisdictions as well.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated in it by reference contain forward-looking statements which involve known and unknown risks and uncertainties.  We include this notice for the express purpose of permitting us to obtain the protections of the safe harbor provided by the Private Securities Litigation Reform Act of 1995 with respect to all such forward-looking statements.  Examples of forward-looking statements include: projections of capital expenditures, competitive pressures, revenues, growth prospects, product development, financial resources and other financial matters.  You can identify these and other forward-looking statements by the use of words such as “may,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “potential” or the negative of such terms, or other comparable terminology.

Our ability to predict the results of our operations or the effects of various events on our operating results is inherently uncertain.  Therefore, we caution you to consider carefully the matters described under the caption “Risk Factors” and certain other matters discussed in this prospectus, the documents incorporated by reference in this prospectus, and other publicly available sources.  Such factors and many other factors beyond the control of our management could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements that may be expressed or implied by the forward-looking statements.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table shows our ratio of earnings to fixed charges:

	Year Ended December 31,
	2009	2010	2011	2012	2013
Ratio of earnings to fixed charges*	3.29	15.12	0.23	(6.59)	(3.39)

*    The data in this table excludes the results of our former subsidiary, Spacenet Inc., which was sold by us in 2013 and which results are accounted in our financials as discontinued operations.

CAPITALIZATION AND INDEBTEDNESS

The table below sets forth our capitalization as of December 31, 2013.

As of December 31, 2013
(U.S. dollars in thousands)
Short-term debt (including current maturities of long term loans and debt)	4,665
Long-term loans	31,251
Total shareholders' equity	226,033
Total liabilities and shareholders' equity	368,768

MARKET FOR OUR ORDINARY SHARES

Our ordinary shares are quoted on the NASDAQ Global Select Market under the symbol “GILT” and are listed on the Tel Aviv Stock Exchange. On May 2, 2014, the last reported sale price of our ordinary shares on the NASDAQ Global Market was $ 4.74 and the last reported sale price of our ordinary shares on the Tel Aviv Stock Exchange was $ 4.82.

Annual Share Price Information

The following table sets forth, each of the years indicated, the high and low market prices of our ordinary shares on the NASDAQ Global Market and the TASE. In January 2011, our ordinary shares started trading on the NASDAQ Global Select Market.

	NASDAQ		TASE
Year	High	Low	High	Low

2009	$4.98	$2.69	$5.20	$2.75
2010	$6.25	$3.96	$6.25	$3.99
2011	$5.85	$3.11	$5.85	$3.18
2012	$5.57	$2.35	$5.56	$2.43
2013	$6.04	$4.17	$5.96	$4.11

Quarterly Share Price Information

The following table sets forth, for each of the full financial quarters in the years indicated the high and low market prices of our ordinary shares on the NASDAQ Global Market on the Global Select Market and the TASE:

	NASDAQ		TASE
	High	Low	High	Low

2012
First quarter	$4.21	$3.77	$4.20	$3.72
Second quarter	$4.15	$3.07	$4.18	$3.12
Third quarter	$4.08	$2.35	$4.03	$2.43
Fourth quarter	$5.57	$4.02	$5.56	$4.02

2013
First quarter	$5.88	$5.26	$5.79	$5.25
Second quarter	$5.72	$5.20	$5.78	$5.26
Third quarter	$6.04	$4.60	$5.96	$4.64
Fourth quarter	$5.24	$4.17	$5.28	$4.11

2014
First quarter	$5.59	$4.63	$5.57	$4.64
Second quarter (as of May 2, 2014)	$5.03	$4.67	$5.08	$4.80

Monthly Share Price Information

The following table sets forth, for the most recent six months, the high and low market prices of our ordinary shares on the NASDAQ Global Select Market and the TASE:

	NASDAQ		Tel Aviv Stock Exchange
	High	Low	High	Low
November 2013	$5.24	$4.44	$5.28	$4.43
December 2013	$4.74	$4.17	$4.76	$4.11
January 2014	$4.95	$4.66	$4.96	$4.65
February 2014	$5.41	$4.63	$5.38	$4.64
March 2014	$5.59	$4.94	$5.57	$5.01
April 2014	$5.03	$4.75	$5.08	$4.80

USE OF PROCEEDS

Except as otherwise provided in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities covered by this prospectus for general corporate purposes, which may include working capital expenditures, acquisitions and investments.  Additional information on the use of net proceeds from the sale of securities covered by this prospectus may be set forth in the prospectus supplement relating to the specific offering.

PLAN OF DISTRIBUTION

We may sell the securities being offered hereby in any one or more of the following methods from time to time:

•	to or through one or more underwriters on a firm commitment or best efforts basis;

•
to or through dealers, who may act as agents or principals, including a block trade (which may involve crosses) in which a broker or dealer so engaged will attempt to sell as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through agents;

•	through privately negotiated transactions;

•	directly to purchasers, including our affiliates;

•	purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this prospectus;

•	exchange distributions and/or secondary distributions;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	to one or more underwriters for resale to the public or to investors;

•	in “at the market offerings,” to or through a market maker or into an existing trading market, on an exchange or otherwise;

•	transactions not involving market makers or established trading markets, including direct sales or privately negotiated transactions;

•	transactions in options, swaps or other derivatives that may or may not be listed on an exchange or

•	in any combination of these methods of sale.

The prospectus supplement with respect to any offering of our securities will set forth the terms of the offering, which may include:

•	the name or names and addresses of any underwriters, dealers or agents;

•	the purchase price of the securities and the proceeds to us from the sale;

•	any underwriting discounts and commissions or agency fees and other items constituting underwriters' or agents' compensation;

•	the public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers;

•	any securities exchanges or markets on which such securities may be listed. and

•	any delayed delivery arrangements.

The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices, or in a combination of any of the above noted pricing methods.

If securities are sold by means of an underwritten offering, we will execute an underwriting agreement with an underwriter or underwriters, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, if any, will be set forth in the prospectus supplement which will be used by the underwriters to sell the securities. If underwriters are utilized in the sale of the securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale. Maximum compensation to any underwriters, dealers or agents will not exceed any applicable Financial Industry Regulatory Authority, or FINRA, limitations. In particular, in compliance with the guidelines of FINRA, the aggregate maximum fees or other items of value to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this registration statement.

Our securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by the managing underwriters. If any underwriter or underwriters are utilized in the sale of the securities, unless otherwise indicated in the prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to conditions precedent and that the underwriters with respect to a sale of securities will be obligated to purchase all of those securities if they purchase any of those securities.

We may grant to the underwriters options to purchase additional securities to cover over-allotments, if any, at the public offering price with additional underwriting discounts or commissions. If we grant any over-allotment option, the terms of any over-allotment option will be set forth in the prospectus supplement relating to those securities.

If a dealer is utilized in the sales of securities in respect of which this prospectus is delivered, we will sell those securities to the dealer as principal. The dealer may then resell those securities to the public at varying prices to be determined by the dealer at the time of resale. Any reselling dealer may be deemed to be an underwriter, as the term is defined in the Securities Act of the securities so offered and sold. The name of the dealer and the terms of the transaction will be set forth in the related prospectus supplement.

Offers to purchase securities may be solicited by agents designated by us from time to time. Any agent involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to the agent will be set forth, in the applicable prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a reasonable best efforts basis for the period of its appointment. Any agent may be deemed to be an underwriter, as that term is defined in the Securities Act of the securities so offered and sold.

Offers to purchase securities may be solicited directly by us and the sale of those securities may be made by us directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of those securities. The terms of any sales of this type will be described in the related prospectus supplement.

We also may sell directly to investors through subscription rights distributed to our shareholders on a pro rata basis. In connection with any distribution of subscription rights to shareholders, if all of the underlying securities are not subscribed for, we may sell the unsubscribed securities directly to third parties or may engage the services of one or more underwriters, dealers or agents, including standby underwriters, to sell the unsubscribed securities to third parties.

Underwriters, dealers, agents and remarketing firms may be entitled under relevant agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”), that may arise from any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission to state a material fact in this prospectus, any supplement or amendment hereto, or in the registration statement of which this prospectus forms a part, or to contribution with respect to payments which the agents, underwriters or dealers may be required to make.  We may use underwriters, dealers, agents and remarketing firms with whom we have a material relationship.  We will describe in the prospectus supplement, naming the underwriter, dealers, agents and/or remarketing firm and the nature of any such relationship.

If so indicated in the prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by institutions to purchase securities from us pursuant to contracts providing for payments and delivery on a future date. Institutions with which contracts of this type may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases those institutions must be approved by us. The obligations of any purchaser under any contract of this type will be subject to the condition that the purchase of the securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which the purchaser is subject. The underwriters and other persons acting as our agents will not have any responsibility in respect of the validity or performance of those contracts.

One or more firms, referred to as "remarketing firms," may also offer or sell the securities, if the prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as agents for the Company or any of its subsidiaries. These remarketing firms will offer or sell the securities in accordance with a redemption or repayment pursuant to the terms of the securities.

The prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with the Company or any of its subsidiaries and will describe the remarketing firm's compensation.  Remarketing firms may be deemed to be underwriters in connection with the securities they remarket.  Remarketing firms may be entitled under agreements that may be entered into with the Company or any of its subsidiaries to indemnification by the Company or any of its subsidiaries against certain civil liabilities, including liabilities under the Securities Act, and may engage in transactions with or perform services for the Company or any of its subsidiaries in the ordinary course of business.

Disclosure in the prospectus supplement of our use of delayed delivery contracts will include the commission that underwriters and agents soliciting purchases of the securities under delayed contracts will be entitled to receive in addition to the date when we will demand payment and delivery of the securities under the delayed delivery contracts.  These delayed delivery contracts will be subject only to the conditions that we describe in the prospectus supplement.

In connection with the offering of securities, persons participating in the offering, such as any underwriters, may purchase and sell securities in the open market.  These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering.  Stabilizing transactions consist of bids or purchases for the purpose of preventing or retarding a decline in the market price of the securities, and syndicate short positions involve the sale by underwriters of a greater number of securities than they are required to purchase from any issuer in the offering.  Underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers in respect of the securities sold in the offering for their account may be reclaimed by the syndicate if the securities are repurchased by the syndicate in stabilizing or covering transactions.  These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might prevail in the open market, and these activities, if commenced, may be discontinued at any time.

An underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriter to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. These activities may cause the price of our securities to be higher than it would otherwise be on the open market. The underwriter may discontinue any of these activities at any time.

All securities we offer, other than ordinary shares, will be new issues of securities, with no established trading market. Underwriters may make a market in these securities, but will not be obligated to do so and may discontinue market making at any time without notice. We cannot guarantee the liquidity of the trading markets for any securities.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the ordinary shares for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution.

DESCRIPTION OF ORDINARY SHARES

Our authorized share capital consists of 90,000,000 ordinary shares, nominal value NIS 0.20 per share.  All outstanding ordinary shares are validly issued and fully paid.  Certain rights attached to the ordinary shares are as described below.

Voting Rights. Holders of ordinary shares have one vote for each ordinary share held on all matters submitted to a vote of shareholders. Shareholders may vote in person or by proxy.  These voting rights may be affected by the grant of any special voting rights to the holders of a class of shares with preferential rights that may be authorized in the future by the shareholders.

Dividend and Liquidation Rights; Rights to Shares in our Company’s Profits.  Our ordinary shares are entitled to the full amount of any cash or share dividend declared, in proportion to the paid up nominal value of their respective holdings.  In the event of liquidation, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of our ordinary shares in proportion to the paid up nominal value of their respective holdings. Such rights may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future by the shareholders.

Generally, pursuant to the Israeli Companies Law, the decision to distribute dividends and the amount to be distributed, whether interim or final, is made by the board of directors.  Accordingly, under Article 52 of our Articles of Association, our Board of Directors has the authority to determine the amount and time for payment of interim dividends and final dividends.

Under the Israeli Companies Law, dividends may be paid only out of a company’s net profits for the two years preceding the distribution of the dividends, or from accumulated retained earnings, calculated in the manner prescribed in the Israeli Companies Law.  Pursuant to the Israeli Companies Law, in any distribution of dividends, our Board of Directors is required to determine that there is no reasonable concern that the distribution of dividends will prevent our company from meeting our existing and foreseeable obligations as they become due.  Our Articles of Association provide that no dividends shall be paid otherwise than out of our profits and that any such dividend shall carry no interest.  In addition, upon the recommendation of our Board of Directors, approved by the shareholders, we may cause dividends to be paid in kind.

Our shareholders have the right to share in our profits distributed as a dividend and any other permitted distribution, if any.

Annual and Special General Meetings

Record Date for General Meeting. Under the regulations promulgated under the Israeli Companies Law, for the purpose of a shareholder vote, the record date for companies traded outside of Israel, such as our company, can be set between four and 40 days before the date of the meeting.

Notice of General Meetings; Omission to Give Notice. The Companies Law provides that a company whose shares are traded on an exchange must give notice of a general meeting to its shareholders of record at least 21 days, and in certain instances at least 35 days, prior to the meeting, unless the company’s articles provide that a notice need not be sent. Accordingly, Article 25(a) of our Articles of Association provides that not less than 21 days’ prior notice shall be given to shareholders of record of every general meeting of shareholders. It further provides that notice of a general meeting of shareholders shall be given in accordance with any law and otherwise as the Board of Directors may determine. In addition, Article 25(c) of our Articles of Association provides that no shareholder present, in person or by proxy, at the commencement of a general meeting of shareholders shall be entitled to seek the revocation of any proceedings or resolutions adopted at such general meeting of shareholders on grounds of any defect in the notice of such meeting relating to the time or the place thereof.

Annual General Meetings and Special General Meetings. Under the Israeli Companies Law, an annual meeting of the shareholders should be held once in every calendar year and not more than 15 months from the last annual meeting. The Israeli Companies Law provides that a special meeting of shareholders must be called by the board of directors upon the written request of (i) two directors, (ii) one-fourth of the serving directors, (iii) one or more shareholders who hold(s) at least five percent of the issued share capital and at least one percent of the voting power of the company, or (iv) one or more shareholders who have at least five percent of the voting power of the company. Within 21 days of receipt of such demand, the board of directors is required to convene the special meeting for a time not later than 35 days after notice has been given to the shareholders. Article 24 of our Articles of Association provides that our Board of Directors may call a special meeting of the shareholders at any time and shall be obligated to call a special meeting as specified above.

Quorum at General Meetings. Under Article 26(b) of our Articles of Association, the required quorum for any general meeting of shareholders and for any class meeting is two or more shareholders present in person or by proxy and holding at least twenty five percent (25%) of the issued shares (or of the issued shares of such class in the event of a class meeting). The required quorum in a meeting that was adjourned because a quorum was not present, shall be two shareholders present in person or by proxy. Under Article 26(c) of our Articles of Association, if the original meeting was called as a special meeting, the quorum in the adjourned meeting shall be one or more shareholders, present in person or by proxy and holding the number of shares required to call such a meeting.

Adoption of Resolutions at General Meetings. Article 28(b) of our Articles of Association provides for voting by a written ballot only. In addition, Article 28(c), in accordance with the Companies Law, provides that the declaration of the Chairman of the Meeting as to the results of a vote is not considered to be conclusive, but rather prima facie evidence of the fact. Under our Articles of Association, unless a different majority is required by law, any resolution of the shareholders, except a resolution for a voluntary liquidation of the company and, in certain circumstances, a resolution to amend our Articles of Association, shall be deemed adopted if approved by the vote of the holders of a majority of the voting power represented at such meeting in person or by proxy.

Modification of Rights Attached to Shares. The rights attached to any class of shares (unless otherwise provided by the terms of issue of such class), such as voting, dividends and the like, may be modified by the affirmative vote of a majority of the issued shares of the class at a general meeting of the holders of the shares of such class.

Transfer Agent and Registrar. The transfer agent and registrar for the ordinary shares is American Stock Transfer & Trust Company, 6201 15th Avenue, Brooklyn, NY 11219

Board of Directors

Under our Articles of Association, our Board of Directors shall consist of not less than five and not more than nine directors as shall be determined from time to time by a majority vote at the general meeting of our shareholders.  Our shareholders have resolved that our Board of Directors should consist of a total of eight directors, including two external directors.   Each director is elected to serve until the next annual general meeting of shareholders and until his or her successor has been elected, except with respect to external directors as defined under the Israeli Companies Law.  Under the Israeli Companies Law, companies registered under the laws of Israel the shares of which have been offered to the public in or outside of Israel are required to appoint no less than two external directors.  The initial term of an external director is three years and may be extended for additional terms of three years.  Currently, the Company has two external directors. There is no age limit requirement for retirement or non-retirement of directors.

Our Articles further provide that each beneficial owner of 14% or more of our issued and outstanding ordinary shares shall be entitled to appoint, at each annual general meeting of our shareholders, one member to our Board of Directors referred to as an Appointed Director, provided that a total of not more than four Appointed Directors are so appointed.  In the event more than four such qualifying beneficial owners notify us that they desire to appoint an Appointed Director, only the four shareholders beneficially owning the greatest number of shares shall each be entitled to appoint an Appointed Director.

For the purposes of the preceding paragraph, a “beneficial owner” of ordinary shares means any person or entity who, directly or indirectly, has the power to vote, or to direct the voting of, such ordinary shares.  All ordinary shares beneficially owned by a person or entity, regardless of the form which such beneficial ownership takes, shall be aggregated in calculating the number of ordinary shares beneficially owned by such person or entity. All persons and entities that are affiliates (as defined below) of each other shall be deemed to be one person or entity for the purposes of this definition. For the purposes of the preceding paragraph, an “affiliate” means, with respect to any person or entity, any other person or entity controlling, controlled by, or under common control with such person or entity.  “Control” shall have the meaning ascribed to it in the Israeli Securities Law – 1968, i.e., the ability to direct the acts of a company. Any person holding one half or more of the voting power of a company of the right to appoint directors or to appoint the chief executive officer is presumed to have control of the company.

The Articles further stipulate that as a condition to the appointment of an Appointed Director, any appointing shareholder that delivers to our company a letter of appointment shall, prior to such delivery, be required to file with the Securities and Exchange Commission a Schedule 13D, or an amendment to its Schedule 13D if there is any change in the facts set forth in its Schedule 13D already on file with the Securities and Exchange Commission which discloses any such change in its holdings of ordinary shares, regardless of whether any filing or amendment is required to be filed under the rules of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.  In addition, any Appointing Shareholder shall be obligated to notify us in writing of any sale, transfer, assignment or other disposition of any kind of ordinary shares by such appointing shareholder that results in the reduction of its beneficial ownership to below the percentage indicated above, immediately after the occurrence of such disposition of shares but in any event not later than the earliest of (i) ten (10) days thereafter, or (ii) the next Annual General Meeting. Without derogating from the foregoing, so long as an Appointed Director serves on the Board of Directors, the appointing shareholder which appointed such Appointed Director shall provide us, upon our written request at any time and from time to time, with reasonable evidence of its beneficial ownership in our company.

Under our Articles of Association, so long as our ordinary shares are listed for trading on NASDAQ, we may require that any Appointed Director qualify as an “independent director” as provided for in the NASDAQ rules then in effect. In addition, in no event may a person become an Appointed Director unless such person does not, at the time of appointment, and did not, within two years prior thereto, engage, directly or indirectly, in any activity which competes with us, whether as a director, officer, employee, contractor, consultant, partner or otherwise.

Under our Articles of Association, the annual general meeting of our shareholders, by the vote of the holders of a majority of the voting power represented at such meeting in person or by proxy, will elect the remaining members of the Board of Directors. At any annual general meeting at which Appointed Directors are appointed as set forth above, the calculation of the vote of any beneficial owner who appointed a director pursuant to the preceding paragraph shall not take into consideration, for the purpose of electing the remaining directors, ordinary shares constituting 14% of our issued and outstanding ordinary shares held by such appointing beneficial owner.

Appointed Directors may be removed by our Board of Directors when the beneficial ownership of the shareholder who appointed such Appointed Director falls below 14% of our ordinary shares. In addition, the office of an Appointed Director will expire upon the removal of the Appointed Director by the shareholder who appointed such Appointed Director or when the Appointed Director ceases to qualify as an “independent director” as set forth above.

Article 39 of our Articles of Association further provides that the affirmative vote of a majority of the shares then represented at a general meeting of shareholders shall be entitled to remove director(s) other than Appointed Directors from office (unless pursuant to circumstances or events prescribed under the Companies Law), to elect directors instead of directors so removed or to fill any vacancy, however created, in the Board of Directors. Subject to the foregoing and to early resignation or ipso facto termination of office as provided in Article 42 of our Articles of Association, each director shall serve until the adjournment of the annual general meeting following the general meeting at which such director was elected.

Our directors may, at any time and from time to time, appoint a director to temporarily fill a vacancy on the Board of Directors or in their body (subject to the maximum number of directors in the Board of Directors as set forth above), except that if the number of directors then in office constitutes less than a majority of the number of directors set by the shareholders, as mentioned above, they may only act in an emergency, or to fill the vacancy up to the minimum number required to effect corporate action or in order to call a general meeting for the purpose of electing directors.

Compensation of Directors.  Under the Israeli Companies Law, as was most recently amended in November 2012, compensation of directors generally requires the approval of the compensation committee, the board of directors and the stockholders in a general assembly.

Disclosure of Personal Interests of an Office Holder and Approval. The Israeli Companies Law requires that an office holder promptly, and no later than the first board meeting at which such transaction is considered, disclose any personal interest that he or she may have and all related material information known to him or her and any documents in their possession, in connection with any existing or proposed transaction relating to our company.  In addition, if the transaction is an extraordinary transaction, that is, a transaction other than in the ordinary course of business, other than on market terms, or likely to have a material impact on the company’s profitability, assets or liabilities, the office holder must also disclose any personal interest held by the office holder’s spouse, siblings, parents, grandparents, descendants, spouse’s descendants and the spouses of any of the foregoing (“relatives”), or by any corporation in which the office holder or a relative  is a 5% or greater shareholder, director or general manager or in which he or she has the right to appoint at least one director or the general manager.

In the case of a transaction with a director or officeholder or with another person in which a director or officeholder has a "personal interest" which is not an extraordinary transaction, subject to the director or officeholder's disclosure of his or her interest, board approval is generally sufficient for the approval of the transaction. If the transaction is an extraordinary transaction, then, in addition to any approval required by the articles of association, it must also be approved by the board of directors and the audit committee. In some circumstances shareholder approval is also required. The transaction must not be adverse to the company's interest. Generally, in all matters in which a director has a personal interest he or she shall not be permitted to vote on the matter or be present in the meeting in which the matter is considered, except in case of a transaction that is not extraordinary or for the purpose of presenting the proposed transaction, if the chairman of the audit committee or board of directors (as applicable) determines it necessary.

Change of Control Provisions Under Israeli Law

The Israeli Companies Law provides that an acquisition of shares in a public company, such as ours, must be made by means of a tender offer, if, as a result of the acquisition, the purchaser would become a holder of 25% or more of the voting rights in the company. This rule does not apply if there is already another holder of 25% percent of the voting rights. Similarly, the Israeli Companies Law provides that an acquisition of the shares must be made by means of a tender offer, if, as a result of the acquisition, a person would become a holder of 45% of the voting rights in the company, unless there is another person holding at that time more than 45% of the voting rights of the company.

The Israeli Companies Law provides for mergers between Israeli companies, if each party to the transaction obtains the appropriate approval of its board of directors and shareholders. A “merger” is defined in the Companies Law as a transfer of all assets and liabilities (including conditional, future, known and unknown liabilities) of a target company to another company, the consequence of which is the dissolution of the target company in accordance with the provisions of the Companies Law. For purposes of the shareholder vote of each merging entity, unless a court rules otherwise, the merger requires the approval of a majority of the shares of that entity that are not held by the other entity or are not held by any person who holds 25% or more of the shares or the right to appoint 25% or more of the directors of the other entity. Article 69A of our Articles of Association provides that a merger requires the approval of the holders of a majority of the shares voting thereon.

If, however, the merger involves a merger with a company’s own controlling shareholder or if the controlling shareholder has a personal interest in the merger, then the merger is subject to the same special majority approval that governs all extraordinary transactions with controlling shareholders. In the event that the merger transaction has not been approved by either of the above-described special majorities (as applicable), the holders of at least 25% of the voting rights of the company may apply to a court for approval of the merger.  The court may approve the merger if it is found that the merger is fair and reasonable, taking into account the valuation of the parties to the merger and the consideration offered to the shareholders.

Upon the request of a creditor of either party to the proposed merger, a court may delay or prevent the merger if it concludes that there exists a reasonable concern that as a result of the merger, the surviving company will be unable to satisfy the obligations of any of the parties of the merger to their creditors.

A merger may not be completed unless at least 50 days have passed from the date that a proposal of the merger was filed with the Israeli Registrar of Companies by each merging company and 30 days from the date that shareholder approval of both merging companies was obtained.  The merger proposal may be filed once a shareholder meeting has been called to approve the merger.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase ordinary shares and/or debt securities in one or more series together with other securities or separately, as described in the applicable prospectus supplement.  Below is a description of certain general terms and provisions of the warrants that we may offer.  Particular terms of the warrants will be described in the warrant agreements and the prospectus supplement for the warrants.

The applicable prospectus supplement will contain, where applicable, the following terms of and other information relating to the warrants:

•	the specific designation and aggregate number of, and the price at which we will issue, the warrants;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	the designation, amount, and terms of the securities purchasable upon exercise of the warrants;

•	if applicable, the exercise price for ordinary shares and the number of ordinary shares to be received upon exercise of the warrants;

•	if applicable, the exercise price for our debt securities, the amount of debt securities to be received upon exercise, and a description of that series of debt securities;

•
the date on which the right to exercise the warrants will begin and the date on which that right will expire or, if you may not continuously exercise the warrants throughout that period, the specific date or dates on which you may exercise the warrants;

•
whether the warrants will be issued in fully registered form or bearer form, in definitive or global form, or in any combination of these forms, although, in any case, the form of a warrant included in a unit will correspond to the form of the unit and of any security included in that unit;

•	any applicable material U.S. federal income tax consequences;

•	the identity of the warrant agent for the warrants and of any other depositaries, execution or paying agents, transfer agents, registrars, or other agents;

•	the proposed listing, if any, of the warrants or any securities purchasable upon exercise of the warrants on any securities exchange;

•	if applicable, the date from and after which the warrants and the ordinary shares and/or debt securities will be separately transferable;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any other time;

•	information with respect to book-entry procedures, if any;

•	the anti-dilution provisions of the warrants, if any;

•	any redemption or call provisions;

•	whether the warrants are to be sold separately or with other securities as parts of units; and

•	any additional terms of the warrants, including terms, procedures, and limitations relating to the exchange and exercise of the warrants.

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities together with other securities or separately, as described in the applicable prospectus supplement, under an indenture to be entered into between Gilat Satellite Networks Ltd. and the trustee identified in the applicable prospectus supplement.  The terms of the debt securities will include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as in effect on the date of the indenture.  The indenture will be subject to and governed by the terms of the Trust Indenture Act of 1939.

We may issue the debt securities in one or more series with the same or various maturities, at par, at a premium, or at a discount.  We will describe the particular terms of each series of debt securities in a prospectus supplement relating to that series, which we will file with the SEC.

The prospectus supplement will set forth, to the extent required, the following terms of the debt securities in respect of which the prospectus supplement is delivered:

•	the title of the series;

•	the aggregate principal amount;

•	the issue price or prices, expressed as a percentage of the aggregate principal amount of the debt securities;

•	any limit on the aggregate principal amount;

•	the date or dates on which principal is payable;

•	the interest rate or rates (which may be fixed or variable) or, if applicable, the method used to determine such rate or rates;

•	the date or dates from which interest, if any, will be payable and any regular record date for the interest payable;

•	the place or places where principal and, if applicable, premium and interest, is payable;

•	the terms and conditions upon which we may, or the holders may require us to, redeem or repurchase the debt securities;

•	the denominations in which such debt securities may be issuable, if other than denomination of $1,000, or any integral multiple of that number;

•	whether the debt securities are to be issuable in the form of certificated debt securities or global debt securities;

•	the portion of principal amount that will be payable upon declaration of acceleration of the maturity date if other than the principal amount of the debt securities;

•	the currency of denomination;

•	the designation of the currency, currencies or currency units in which payment of principal and, if applicable, premium and interest, will be made;

•
if payments of principal and, if applicable, premium or interest, on the debt securities are to be made in one or more currencies or currency units other than the currency of denominations, the manner in which exchange rate with respect to such payments will be determined;

•
if amounts of principal and, if applicable, premium and interest may be determined by reference to an index based on a currency or currencies, or by reference to a commodity, commodity index, stock exchange index, or financial index, then the manner in which such amounts will be determined;

•	the provisions, if any, relating to any collateral provided for such debt securities;

•	any events of default;

•	the terms and conditions, if any, for conversion into or exchange for ordinary shares;

•	any depositaries, interest rate calculation agents, exchange rate calculation agents, or other agents; and

•	the terms and conditions, if any, upon which the debt securities shall be subordinated in right of payment to other indebtedness of Gilat Satellite Networks Ltd.

One or more debt securities may be sold at a substantial discount below their stated principal amount.  We may also issue debt securities in bearer form, with or without coupons.  If we issue discount debt securities or debt securities in bearer form, we will describe material U.S. federal income tax considerations and other material special considerations which apply to these debt securities in the applicable prospectus supplement.

We may issue debt securities denominated in or payable in a foreign currency or currencies or a foreign currency unit or units.  If we do, we will describe the restrictions, elections, and general tax considerations relating to the debt securities and the foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.

DESCRIPTION OF SUBSCRIPTION RIGHTS

We may issue subscription rights to purchase our ordinary shares. These subscription rights may be issued independently or together with any other security offered hereby and may or may not be transferable by the shareholder receiving the subscription rights in such offering. In connection with any offering of subscription rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.

The prospectus supplement relating to any subscription rights we offer, if any, will, to the extent applicable, include specific terms relating to the offering, including some or all of the following:

•	the price, if any, for the subscription rights;

•	the exercise price payable for each ordinary share upon the exercise of the subscription rights;

•	the number of subscription rights to be issued to each shareholder;

•	the number and terms of the shares ordinary shares which may be purchased per each subscription right;

•	the extent to which the subscription rights are transferable;

•	any other terms of the subscription rights, including the terms, procedures and limitations relating to the exchange and exercise of the subscription rights;

•	the date on which the right to exercise the subscription rights shall commence, and the date on which the subscription rights shall expire;

•	the extent to which the subscription rights may include an over-subscription privilege with respect to unsubscribed securities; and

•	if applicable, the material terms of any standby underwriting or purchase arrangement which may be entered into by us in connection with the offering of subscription rights.

The description in the applicable prospectus supplement of any subscription rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable subscription right agreement, which will be filed with the SEC if we offer subscription rights. For more information on how you can obtain copies of the applicable subscription right agreement if we offer subscription rights, see the sections entitled “Where You Can Find More Information” and “Incorporation of Information by Reference”. We urge you to read the applicable subscription right agreement and any applicable prospectus supplement in their entirety.

DESCRIPTION OF UNITS

We may, from time to time, issue units comprised of one or more of the other securities that may be offered under this prospectus, in any combination.

Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time, or at any time before a specified date.

Any applicable prospectus supplement will describe:

•	the material terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any material provisions relating to the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

•	any material provisions of the governing unit agreement that differ from those described above.

The description in the applicable prospectus supplement of any units we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable unit agreement, which will be filed with the SEC if we offer units. For more information on how you can obtain copies of the applicable unit agreement if we offer warrants, see the sections entitled “Where You Can Find More Information” and “Incorporation of Information by Reference”. We urge you to read the applicable unit agreement and any applicable prospectus supplement in their entirety.

FOREIGN EXCHANGE CONTROLS AND OTHER LIMITATIONS

Non-residents of Israel who purchase our ordinary shares may freely convert all amounts received in Israeli currency in respect of such ordinary shares, whether as a dividend, liquidation distribution or as proceeds from the sale of the ordinary shares, into freely-repatriable non-Israeli currencies at the rate of exchange prevailing at the time of conversion (provided in each case that the applicable Israeli income tax, if any, is paid or withheld).

Until May 1998, Israel imposed extensive restrictions on transactions in foreign currency. These restrictions were largely lifted in May 1998.  Since January 1, 2003, all exchange control restrictions have been eliminated (although there are still reporting requirements for foreign currency transactions).  Legislation remains in effect, however, pursuant to which currency controls can be imposed by administrative action at any time.

The State of Israel does not restrict in any way the ownership or voting of our ordinary shares by non-residents of Israel, except with respect to subjects of countries that are in a state of war with Israel.

AUTHORIZED REPRESENTATIVE

Our authorized representative in the United States for this offering as required pursuant to Section 6(a) of the Securities Act of 1933, is Gilat North America, LLC; 1750 Old Meadow Road; McLean, VA 22102.

OFFERING EXPENSES

The following is a statement of expenses in connection with the distribution of the securities registered. All amounts shown are estimates except the SEC registration fee. The estimates do not include expenses related to offerings of particular securities. Each prospectus supplement describing an offering of securities will reflect the estimated expenses related to the offering of securities under that prospectus supplement.

Securities and Exchange Commission registration fee	635
Legal fees and expenses	7,500
Accountants’ fees and expenses	-
Printing fees	2,867
Miscellaneous	-
Total	$11,002

*Reflects the registration fee attributable to the $50 million of securities registered on this registration statement. Does not reflect the $  5,805 in registration fees in respect of unsold securities being included in this registration in reliance on Rule 415(a)(6), which registration fees were previously paid by the registrant in connection with the filing of its Registration Statement on Form F-3 (Reg. No. 333-174142) which was declared effective by the SEC on May 25,2011.

LEGAL MATTERS

Carter Ledyard & Milburn LLP, New York, New York, will be passing upon matters of United States law for us with respect to securities offered by this prospectus and any accompanying prospectus supplement.  The validity of the securities offered hereunder will be passed upon for us by Alon Levy, Advocate, our Vice President, General Counsel and Corporate Secretary.

EXPERTS

Our consolidated financial statements as of December 31, 2013 and 2012, and for each of the three years ended December 31, 2013 included in our Annual Report on Form 20-F, have been audited by Kost Forer Gabbay & Kasierer, an independent registered public accounting firm, a member of Ernst & Young Global, as set forth in their report thereon and incorporated herein. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is a part of a registration statement on Form F-3 that we filed on May 5, 2014, with the SEC under the Securities Act of 1933. We refer you to this registration statement, for further information about us and the securities offered hereby.

We file annual and special reports and other information with the Securities and Exchange Commission (Commission File Number 000-21218). These filings contain important information that does not appear in this prospectus. For further information about us, you may read and copy these filings at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549-0102. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330, and may obtain copies of our filings from the public reference room by calling (202) 551-8090. Our SEC filings are also available on the SEC Internet site at http://www.sec.gov, which contains periodic reports and other information regarding issuers that file electronically.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We file annual and special reports and other information with the Commission (File Number 000-21218).  These filings contain important information which does not appear in this prospectus. The Commission allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to other documents which we have filed or will file with the Commission.  We are incorporating by reference in this prospectus the documents listed below and all amendments or supplements we may file to such documents, as well as any future filings we may make with the Commission on Form 20-F under the Exchange Act before the time that all of the securities offered by this prospectus have been sold or de-registered.

•	Our Annual Report on Form 20-F for the fiscal year ended December 31, 2013;

•	Our Report on Form 6-K dated April 2, 2014.

In addition, we may incorporate by reference into this prospectus our reports on Form 6-K filed after the date of this prospectus (and before the time that all of the securities offered by this prospectus have been sold or de-registered) if we identify in the report that it is being incorporated by reference in this prospectus.

Certain statements in and portions of this prospectus update and replace information in the above listed documents incorporated by reference.  Likewise, statements in or portions of a future document incorporated by reference in this prospectus may update and replace statements in and portions of this prospectus or the above listed documents.

We will provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests Gilat Satellite Networks Ltd., Gilat House, 21 Yegia Kapayim Street, Kiryat Arye, Petah Tikva 49130, Israel, Attn: Alon Levy, Vice President, General Counsel & Corporate Secretary, telephone number +972-3-925-2908. You may also obtain information about us by visiting our website at www.gilat.com. Information contained in our website is not part of this prospectus.

We are an Israeli company and are a “foreign private issuer” as defined in Rule 3b-4 under the Securities Exchange Act of 1934, or Exchange Act.  As a result, (i) our proxy solicitations are not subject to the disclosure and procedural requirements of Regulation 14A under the Exchange Act, (ii) transactions in our equity securities by our officers, directors and principal shareholders are exempt from Section 16 of the Exchange Act; and (iii) we are not required under the Exchange Act to file periodic reports and financial statements as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

We make available to our shareholders an annual report containing financial statements that have been examined and reported on, with an opinion expressed by, an independent registered public accounting firm.  Since November 4, 2002, we have been making all required filings with the Commission electronically, and these filings are available via the Internet at the Commission’s website at http://www.sec.gov.   In addition, since we are also listed on the Tel Aviv Stock Exchange we submit copies of all our filings with the Commission to the Israeli Securities Authority and the Tel Aviv Stock Exchange. Such copies can be retrieved electronically through the Tel Aviv Stock Exchange’s internet messaging system (www.maya.tase.co.il) and, in addition through the MAGNA distribution site of the Israeli Securities Authority (www.magna.isa.gov.il).

ENFORCEABILITY OF CIVIL LIABILITIES

Service of process upon us and upon our directors and officers and the Israeli experts named in this prospectus, most of whom reside outside the United States, may be difficult to obtain within the United States.  Furthermore, because substantially all of our assets and substantially all of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

There is doubt as to the enforceability of civil liabilities under the Securities Act and the Exchange Act in original actions instituted in Israel.  However, subject to specified time limitations, an Israeli court may declare a foreign civil judgment enforceable if it finds that:

•	the judgment was rendered by a court which was, according to the laws of the state of the court, competent to render the judgment,

•	the judgment is no longer appealable,

•
the obligation imposed by the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy, and

•	the judgment is executory in the state in which it was given.

Even if the above conditions are satisfied, an Israeli court will not enforce a foreign judgment if it was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases) or if its enforcement is likely to prejudice the sovereignty or security of the State of Israel.

An Israeli court also will not declare a foreign judgment enforceable if:

•	the judgment was obtained by fraud,

•	there was no due process,

•	the judgment was rendered by a court not competent to render it according to the laws of private international law in Israel,

•	the judgment is at variance with another judgment that was given in the same matter between the same parties and which is still valid, or

•	at the time the action was brought in the foreign court a suit in the same matter and between the same parties was pending before a court or tribunal in Israel.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency.  Judgment creditors must bear the risk of unfavorable exchange rates.

 Subscription Rights to Purchase Up to 9,860,144 Ordinary Shares

PROSPECTUS SUPPLEMENT

February 18, 2016